Filed Pursuant to Rule 424(b)(3)

Registration No.: 333-122385

PROSPECTUS

123,348,120 Shares

Common Stock

Common Stock Subscription Rights

We are distributing, together with this prospectus, at no charge, non-transferable subscription rights to purchase shares of our common stock to our shareholders as of the close of business on February 25, 2005, the record date. These are called basic subscription rights. You will not be entitled to receive any of these rights unless you were a shareholder of ours at that time. You will receive one subscription right for each share of our common stock that you owned on the record date. Each subscription right will entitle you to purchase two (2) shares of our common stock for each share of our common stock that you owned on the record date at the subscription price of $0.03 per share ($0.06 per two shares). The shares in the rights offering are being offered directly by us without the services of an underwriter or selling agent.

Certain of our existing shareholders and other outside investors may, but are not obligated to, purchase in a private sale, after the expiration of the period for exercising rights, including any extension period, such number of shares of our common stock at the subscription price of $0.03 per share as may be required to sell the entire number of shares offered hereby.

The subscription rights are exercisable beginning on the date of this prospectus and will expire at 5:00 P.M., Mountain Standard Time, on May 4, 2005, the expiration date. We, at our sole discretion, may extend the period for exercising the rights. Rights which are not exercised by the expiration date will expire and will have no value. Your exercise of the rights may not be revoked unless the expiration date is extended for more than thirty days or there is a material change in the terms of the rights offering. You should carefully consider whether or not to exercise your rights before the expiration date.

If you timely exercise all of your basic subscription rights, you will be entitled to exercise over-subscription rights to purchase additional shares of our common stock at the same subscription price. The over-subscription right will expire concurrently with the expiration of the basic subscription rights. Shares for which subscription rights have not been exercised prior to the expiration date of the rights offering will be offered to certain of our existing shareholders and certain outside investors at the subscription price.

There is no minimum number of shares which must be subscribed for in order for this offering to be completed. The subscription rights may not be sold, transferred or assigned, and will not be listed for trading on any stock exchange.

Our common stock is listed on the OTC Bulletin Board under the symbol “DRMS.OB”. On April 1, 2005, the closing bid price of our common stock was $0.05.

Investing in our common stock is speculative and involves a high degree of risk. See “ Risk Factors” beginning on page 11.

	Per Share	Total
Subscription Price	$0.03	$3,700,444
Estimated Expenses	*	120,000

Net Proceeds to Us	$0.029	$3,580,444

*	Less than $0.01 per share

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Shares of common stock available after the expiration date will not be offered by us to outside investors in states where such offers and sales are prohibited.

The date of this prospectus is April 8, 2005

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock.

The Dreams, Inc. logo is a trademark of Dreams, Inc. Field of Dreams® is a copyright and registered trademark owned by Universal City Studios, Inc. with all rights reserved. All other trademarks or service marks appearing in this prospectus are trademarks or service marks of others.

References in this prospectus, to “Dreams”, “we”, “us” and “our” refer to Dreams, Inc. and our subsidiaries.

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PROSPECTUS SUMMARY

The following summary is qualified in its entirety by reference to the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this prospectus. Each prospective investor is urged to read this prospectus in its entirety. Except as set forth on the cover page or as otherwise specified herein, all information included in this prospectus assumes that none of the outstanding options to purchase 5,310,865 shares of our common stock as of March 31, 2005 will be exercised and no subscription rights will be issued with respect to such shares.

Our Business

Dreams, Inc. presently owns or franchises 32 Field of Dreams® sports memorabilia retail stores and several e-commerce businesses including FansEdge.com and ProSportsMemorabilia.com. Through our wholly-owned subsidiary, Mounted Memories, we also manufacture and sell sports memorabilia products, custom artwork and reproductions and acrylic cases. Through our wholly-owned subsidiary, The Greene Organization, we are also engaged in athlete representation and the corporate marketing of individual athletes by providing athletes with all “off-field” activities including personal appearances, endorsement and marketing opportunities.

The Offering

The shares of our common stock being offered under this prospectus are initially being offered to our shareholders of record as of the record date, to whom we are distributing, at no charge, subscription rights which are each exercisable to purchase two (2) shares of our common stock for each share of our common stock that those shareholders owned on the record date at a subscription price of $0.03 per share ($0.06 per two shares). Shareholders who exercise all of their basic subscription rights prior to the expiration date will also have an over-subscription right to subscribe for additional shares of our common stock at the same subscription price per share, to the extent that other shareholders do not exercise their subscription rights in full, prior to the expiration date. This is referred to in this prospectus as the rights offering.

To the extent shares offered hereby are not subscribed for by the shareholders in the rights offering, we will offer those shares to certain of our existing shareholders and outside investors at the subscription price for a period ending on the later of (i) a date determined by our board of directors and (ii) the expiration date. In either case, we reserve the right to extend the rights offering by issuing a press release and/or the offering of shares to certain of our shareholders and outside investors. The term “offering”, as used in this prospectus, includes the rights offering and the subsequent offer of remaining shares to certain shareholders and outside investors.

As discussed in more detail elsewhere in this prospectus, our primary purposes for engaging in this offering are to assist us in raising capital in a cost-effective manner in order to satisfy our outstanding indebtedness. If we are unable to satisfy our obligations under a forbearance agreement with Merrill Lynch Business Financial Services (MLBFS), the lender under our line of credit facility, then MLBFS may, among other things, seize and sell all of our assets or appoint a receiver for our operations. Neither our Board of Directors, members of our senior management nor our principal shareholders, Ross Tannenbaum and Sam Battistone, believe that this offering has a reasonable likelihood or a purpose of producing, directly or indirectly, the effect of causing our common stock to be owned by less than 300 holders of record. Accordingly, it is not the intention of our Board of Directors, members of our senior management or our principal shareholders, Ross Tannenbaum and Sam Battistone, for this offering to constitute the first step in a going private transaction under Rule 13e-3 of the Securities Exchange Act of 1934. However, as discussed in more detail elsewhere in this prospectus, as a result of the limited liquidity of our common stock and increasing compliance costs resulting from the Sarbanes-Oxley Act, in the future, we may be obligated to consider all strategic alternatives to maximize shareholder value, including terminating our status as a public company in a going private transaction and delisting our common stock.

Executive Offices

Our executive offices are located at 2 South University Drive, Suite 325, Plantation, Florida 33324 and our telephone number is (954) 377-0002.

Questions and Answers About the Rights Offering

What is a rights offering?

A rights offering is an opportunity for you to purchase additional shares of our common stock at a fixed price and in an amount at least proportional to your existing interest.

What is a subscription right?

We are distributing to you, at no charge, one subscription right for each share of our common stock that you owned as a holder of record on February 25, 2005. Each subscription right entitles you to purchase two (2) shares of our common stock for each share of our common stock that you owned on the record date for $0.03 per share ($0.06 per two shares). When you “exercise” a subscription right that means that you choose to purchase the number of shares of common stock that the subscription right entitles you to purchase. You may exercise any number of your subscription rights or you may choose not to exercise any subscription rights. You cannot give away, transfer or sell your subscription rights, except by operation of law or through involuntary transfers. Consequently, except in very limited circumstances, only you will be able to exercise your subscription rights. See “About the Rights Offering—The Subscription Rights.”

What is the basic subscription right?

The basic subscription right of each subscription right entitles you to purchase two (2) shares of our common stock for each share of our common stock that you owned on the record date at a subscription price of $0.03 per share ($0.06 per two shares). See “About the Rights Offering—Basic Subscription Right.”

What is the over-subscription right?

We do not expect that all of our shareholders will exercise all of their basic subscription rights. By extending over-subscription rights to our shareholders, we are providing for the purchase of those shares that are not purchased through exercise of basic subscription rights. The over-subscription right of each subscription right entitles you, if and when you fully exercise your basic subscription right, to subscribe for additional shares of common stock at the subscription price to the extent that other shareholders do not exercise their subscription rights in full. See “About the Rights Offering—Over-Subscription Right.”

What are the limitations on the over-subscription right?

If sufficient shares are available in the rights offering, we will honor all over-subscription requests in full. If over-subscription requests exceed the number of shares available, we will allocate the available shares among shareholders who over-subscribed pro rata based on the total number of shares purchased by such over subscribing shareholders through the exercise of their basic subscription rights. If you request and pay for more shares than are allocated to you, we will refund that overpayment, without interest, as soon as practicable.

Will shares not sold as part of the rights offering be offered to other investors?

Yes. Any shares not sold as part of the rights offering will be offered by us to certain of our existing shareholders and certain outside investors at the subscription price. See “About the Rights Offering—Sale of Shares for Which Subscription Rights Have Not Been Exercised by Eligible Shareholders.”

Certain of our existing shareholders and other outside investors may, but are not obligated to, purchase in a private sale, after the expiration of the period for exercising rights, including any extension period, such number of shares of our common stock at the subscription price of $0.03 per share as may be required to sell the entire number of shares offered hereby. Consequently if subscription rights are not exercised in full by our existing shareholders, and our existing shareholders or other outside investors determine not to acquire the remainder of the shares, we may not realize an aggregate of $3,381,792 of gross proceeds in the offering. Additionally, after the expiration of the rights offering, we may allow debtholders (who may or may not be shareholders) to exchange all or part of our indebtedness held by them in lieu of their payment of the subscription price (at the equivalent issue price of $.03 per share).

What happens if I choose not to exercise my subscription rights?

You will retain your current number of shares of our common stock even if you do not exercise your subscription rights. However, if other shareholders exercise their subscription rights and you do not, the percentage of Dreams that you own will diminish, and your voting power and percentage equity ownership in us will suffer substantial dilution. See “Risk Factors—Risk Factors Relating to the Offering of Subscription Rights—Your percentage ownership of Dreams may be diluted.”

Why are we engaging in a rights offering?

Our primary purposes for engaging in the rights offering are to assist us in raising capital in a cost-effective manner in order to satisfy (either through repayment or conversion): (i) $1.0 million in partial repayment of indebtedness to Merrill Lynch Business Financial Services, or MLBFS, the lender under our line of credit facility, pursuant to an amended forbearance agreement, (ii) $1.0 million of indebtedness to the brother of our president and chief executive officer, (iii) $178,000 of accrued salary owed to our president and chief executive officer as of March 31, 2005, (iv) $73,000 of accrued consulting fees owed to our chairman of the board pursuant to a consulting agreement as of March 31, 2005, and (v) approximately $446,000 of indebtedness to our president and chief executive officer, his brother-in-law, his father-in-law and two other shareholders, incurred to provide substitute collateral in connection with the Unitas Management appeal described under “Business – Legal Proceedings” (if we lose the appeal of the judgment for which the substitute collateral was required).

In determining to proceed with the rights offering our board of directors considered a number of factors including the opportunity afforded to our shareholders to participate in this equity offering and acquire additional shares of our common stock so that they would have the ability to maintain their proportional interest in us. After application of the proceeds from this offering, approximately $4.3 million of indebtedness will remain outstanding under our line of credit facility. See “Use of Proceeds.”

Will holders of our indebtedness be permitted to participate in the rights offering by exchanging their indebtedness in lieu of the cash payment of the subscription price?

To the extent that holders of our indebtedness, including the holders set forth above other than MLBFS, were shareholders of ours as of the record date, we may allow such shareholders to exercise their basic or over-subscription rights by exchanging all or part of our indebtedness held by them in lieu of the cash payment of the subscription price. To the extent that we allow any such shareholders to participate in the rights offering in this manner, we will allow all such shareholders to elect to participate in the rights offering in such a manner.

To the extent that holders of our indebtedness were not shareholders of ours as of the record date, or to the extent that the amount of indebtedness owed to a shareholder exceeds such shareholder’s pro rata right to participate in the rights offering, we may agree with such holders to allow us to satisfy our indebtedness obligations by issuing to them shares of our common stock that are not sold as part of the rights offering by exchanging all or part of our indebtedness held by them in lieu of their payment of the subscription price (at the equivalent issue price of $.03 per share). To the extent that we allow any such shareholders or debtholders to participate in this manner, we will allow all such shareholders or debtholders to elect to participate in such a manner.

If all of our debtholders, other than MLBFS, were allowed to, and elected to, exchange all of our indebtedness held by them in lieu of their payment of the subscription price (at the equivalent issue price of $.03 per share), the maximum cash proceeds we would receive from this offering would be $1,343,792.

How did we arrive at the $0.03 per share subscription price?

Our board of directors arrived at the subscription price of $0.03 per share by considering, among other things, the limited trading activity of our common stock and the price at which our common stock was trading on the Over-The-Counter Bulletin Board, and discounting such price to an amount at which the board determined, in good faith, that the maximum number of shareholders would participate in the rights offering in a timely fashion. The subscription price of $0.03 per share is not necessarily indicative of the actual value of a share of our common stock, which may be significantly more or less than the subscription price. In addition, the subscription price is not an appraisal of, and may not reflect the price at which, the shares may be resold.

What is the Board of Directors recommendation regarding the rights offering?

Our Board of Directors is not making any recommendation as to whether or not you should exercise your subscription rights. You should make your decision based on your own assessment of your best interests and after considering all of the information in this prospectus, including the risk factors.

How many shares may I purchase?

You will receive one subscription right for each share of our common stock that you owned on the record date. Each subscription right entitles you to purchase two (2) shares of our common stock for each share of our common stock that you owned on the record date for $0.03 per share ($0.06 per two shares). See “About the Rights Offering—Basic Subscription Right.” If you exercise all of the subscription rights that you receive, you may have the opportunity to purchase additional shares of common stock at the same subscription price to the extent that other shareholders do not exercise their subscription rights in full. In your subscription agreement, you may request to purchase as many additional shares as you wish for $0.03 per share. Subject to compliance with applicable state securities laws, we intend to honor all of these over-subscription requests. However, you may not be able to purchase as many shares as you requested in your over-subscription request if a sufficient number of shares are not available after fulfillment of the basic subscription rights. We have the discretion to issue less than the total number of shares that may be available for over-subscription requests in order to comply with state securities laws. In the event that, as a result of the exercise of basic and over-subscription rights by our shareholders, the rights offering is over-subscribed, we will allocate the available shares among shareholders who over-subscribed pro rata based on the total number of shares purchased by such over subscribing shareholders through the exercise of their basic subscription rights. If you request and pay for more shares than are allocated to you, we will refund that overpayment, without interest, as soon as practicable. See “About the Rights Offering—Over-Subscription Right.”

Is there any minimum purchase requirement?

No. There is no minimum number of shares which must be subscribed for in order for this offering to be completed.

How much money will we receive from the rights offering and how will we use the proceeds?

If we sell for cash all of the shares being offered by this prospectus (excluding shares issuable upon the exercise of subscription rights by optionholders who exercise their options to purchase our common stock prior to this offering), we will receive gross proceeds of $3,381,792.

After payment of expenses of the offering, we intend to use the net cash proceeds (or allow for the satisfaction or conversion of indebtedness, other than indebtedness held by MLBFS) for (i) repayment of $1.0 million in partial repayment of indebtedness under our line of credit facility due upon the earlier of the expiration of the rights offering or May 15, 2005 to MLBFS pursuant to our amended forbearance agreement, (ii) repayment or satisfaction of $1.0 million of indebtedness to the brother of our president and chief executive officer, (iii) satisfaction of $178,000 of accrued salary owed to our president and chief executive officer as of March 31, 2005, (iv) satisfaction of $73,000 of accrued consulting fees owed to our chairman of the board pursuant to a consulting agreement as of March 31, 2005, and (v) repayment or satisfaction of approximately $446,000 of indebtedness to our president and chief executive officer, his brother-in-law, his father-in-law and two other shareholders, incurred to provide substitute collateral in connection with the Unitas Management appeal described under “Business – Legal Proceedings” (if we lose the appeal of the judgment for which the substitute collateral was required).

To the extent that holders of our indebtedness, including the holders set forth above other than MLBFS, were shareholders of ours as of the record date, we may allow such shareholders to exercise their basic or over-subscription rights by exchanging all or part of our indebtedness held by them in lieu of the cash payment of the subscription price. To the extent that we allow any such shareholders to participate in the rights offering in this manner, we will allow all such shareholders to elect to participate in the rights offering in such a manner.

To the extent that holders of our indebtedness were not shareholders of ours as of the record date, or to the extent that the amount of indebtedness owed to a shareholder exceeds such shareholder’s pro rata right to participate in the rights offering, we may agree with such holders to allow us to satisfy our indebtedness obligations by issuing to them shares of our common stock that are not sold as part of the rights offering by exchanging all or part of our indebtedness held by them in lieu of their payment of the subscription price (at the equivalent issue price of $.03 per share). To the extent that we allow any such shareholders or debtholders to participate in this manner, we will allow all such shareholders or debtholders to elect to participate in such a manner.

If all of our debtholders, other than MLBFS, were allowed to, and elected to, exchange all of our indebtedness held by them in lieu of their payment of the subscription price (at the equivalent issue price of $.03 per share), the maximum cash proceeds we would receive from this offering would be $1,343,792.

After application of the proceeds from this offering, approximately $4.3 million of indebtedness will remain outstanding under our line of credit facility. See “Use of Proceeds.”

As of March 31, 2005, we had outstanding options to purchase 5,310,865 shares of our common stock. If all of our optionholders exercise their options to purchase our common stock prior to this offering, and concurrently or subsequently exercise their basic subscription rights in full, we would receive an additional $318,652 in connection with this offering (not including any proceeds from the exercise of these options). We cannot assure you that any optionholder will exercise options to purchase our common stock, and if so, that these optionholders will exercise their subscription rights in connection with this offering.

How many shares will be outstanding after the rights offering?

Although we cannot at this time determine the number of shares of common stock that will be outstanding after the rights offering, if we sell for cash all of the shares registered for sale hereby (excluding shares issuable upon the exercise of subscription rights by optionholders who exercise their options to purchase our common stock prior to this offering) then we will issue 112,726,390 shares of common stock in connection with this offering and we will have 169,089,585 shares of common stock outstanding upon completion of the offering. If all of our optionholders exercise their options to purchase shares of our common stock prior to this offering, and concurrently or subsequently exercise their basic subscription rights in full, we will have an additional 15,932,595 shares of common stock outstanding after this offering, and we will have 185,022,180 shares of common stock outstanding upon completion of the offering. We do not expect our optionholders to exercise their options and participate in this offering.

Are there any conditions to the consummation of the offering?

No. The consummation of the offering is not subject to any conditions, but the Board of Directors may decide to cancel the rights offering at any time, on or before the expiration date, for any reason in which case we will return your payment to you without any interest.

How do I exercise my subscription rights?

You must properly complete the appropriate subscription agreement and it must be received by our subscription agent, described more fully below, before 5:00 P.M., Mountain Standard Time on May 4, 2005, which is referred to throughout this prospectus as the expiration date. The address for our subscription agent and payment instructions are provided in this section below. See “About the Rights Offering—Exercise of Subscription Rights and Method of Payment.”

How do I pay for my shares?

Your subscription agreement must be accompanied by proper payment for each share that you wish to purchase pursuant to both your basic and over-subscription rights. See “About the Rights Offering—Exercise of Subscription Rights and Method of Payment.”

How long will the rights offering last?

You will be able to exercise your subscription rights only during a limited period. If our subscription agent does not receive your properly executed subscription agreement and payment for the shares being purchased before 5:00 P.M., Mountain Standard Time on the expiration date the subscription rights will expire. We may, in our sole discretion, decide to extend the rights offering by issuing a press release. We may also, in our sole discretion, decide to extend the time period for the offering of shares to outside investors. See “About the Rights Offering—Expiration Dates.”

When will the proceeds of the offering be available to you?

We may, in our sole discretion, withdraw proceeds received from the exercise of the basic subscription rights, as the funds became available, prior to the expiration date of the offering.

What if my shares are not held in my name?

If you hold your shares of our common stock in the name of a broker, dealer or other nominee, then your broker, dealer or other nominee is the record holder of the shares you own. The record holder must exercise the subscription rights on your behalf for the shares of common stock you wish to purchase. Therefore, you will need to have your record holder act for you.

If you are not the record holder of your shares and you wish to participate in this rights offering and purchase shares of our common stock, please promptly contact the record holder of your shares. We will ask your broker, dealer or other nominee to notify you of this rights offering. You should complete and return to your record holder the form entitled “Beneficial Owner Election Form” or other similar election form that you should receive from your record holder with the other rights offering materials. See “About the Rights Offering—Shares Held for Others.”

What fees or charges apply if I purchase shares of common stock?

We are not charging you any fee or sales commission to issue rights to you or to issue shares of our common stock to you if you exercise your rights. If you exercise your rights through the record holder of your shares, you will be responsible for paying any fees your record holder may charge you. You will not be responsible for any fees payable to our subscription agent.

To whom should I send my forms and payment?

If your shares are held in the name of a broker, dealer or other nominee, then you should send your subscription documents and payment to that record holder. If you are the record holder then you should send your subscription agreement and payment by hand delivery, first class mail or courier service to:

Fidelity Transfer Company

1800 S. West Temple, Suite 301

Salt Lake City, UT 84115

You are solely responsible for completing delivery to the subscription agent of your properly completed subscription agreement and your subscription payment. We urge you to allow sufficient time for delivery of your subscription materials to the subscription agent.

What should I do if I have any questions regarding the mechanics of exercising my subscription rights or require assistance ?

If you have questions regarding the mechanics of exercising your subscription rights, you need additional copies of rights offering documents or otherwise need assistance, please contact the subscription agent for this rights offering at the following address and telephone number or by e-mail or fax at:

Fidelity Transfer Company

1800 S. West Temple, Suite 301

Salt Lake City, UT 84115

Phone: 801-484-7222

Fax: 801-466-4122

Email: info@fidelitytransfer.com

After I exercise my subscription rights, can I change my mind and cancel my purchase?

Except as described below, once you send in your subscription agreement and payment you cannot revoke the exercise of your subscription rights, even if you later learn information about us that you consider to be unfavorable and even if the market price of our common stock is below the $0.03 per share subscription price. Consequently, you should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our common stock at a price of $0.03 per share. However, your exercise of subscription rights may be revoked if we extend the expiration date of the rights offering for more than thirty days or there is a material change in the terms of the rights offering. See “About the Rights Offering—No Revocation.”

Is exercising my subscription rights risky?

The exercise of your subscription rights involves significant risks. Exercising your subscription rights means buying additional shares of our common stock and should be considered as carefully as you would consider any other equity investment. Among other things, you should carefully consider the risks described under the heading “Risk Factors,” beginning on page 11.

Must I exercise any subscription rights?

No. You are not required to exercise your subscription rights or take any other action.

Can I sell or give away my subscription rights?

No. Your rights may only be transferred by operation of law or through involuntary transfers. Otherwise, both the basic subscription rights and over-subscription rights are non-transferable and non-assignable. See “About the Rights Offering—Non-Transferability of Subscription Rights.”

What are the federal income tax consequences of exercising my subscription rights?

The receipt and exercise of your subscription rights are intended to be nontaxable events. You should seek specific tax advice from your personal tax adviser. See “About the Rights Offering—Income Tax Effect of Exercising Subscription Rights.”

When will I receive my new shares?

If you purchase shares of common stock through the rights offering, you will receive certificates or your account will be credited by an amount representing those shares as soon as practicable after the expiration date, or if we exercise our early release rights, as soon as practicable after the funds are released with respect to those shares.

Can the Board of Directors cancel the rights offering?

Yes. The Board of Directors may decide to cancel the rights offering at any time, on or before the expiration date, for any reason in which case we will return your payment to you without any interest. See “About the Rights Offering—Cancellation Right.”

What if I have other questions?

If you have other questions about the rights offering, please contact our Senior Vice President, David M. Greene at 2 South University Drive, Suite 325, Plantation, Florida 33324, or by telephone at (954) 377-0002.

RISK FACTORS

The shares offered by this prospectus are speculative and involve a high degree of risk. In addition to other information contained elsewhere in this prospectus, you should carefully consider the following risk factors before making an investment decision.

Risk Factors Relating to Dreams

Our line of credit facility has expired, we are subject to a forbearance agreement, we may not incur additional senior indebtedness or any additional indebtedness under our credit facility, we may not be able to obtain additional financing on favorable terms, or at all, and you may lose your entire investment.

Our MLBFS line of credit facility, which as of March 31, 2005 had an outstanding balance of approximately $5.3 million, expired by its terms on November 30, 2004. MLBFS has advised us that it does not intend to renew the line of credit facility. Pursuant to an amended forbearance agreement entered into as of March 30, 2005, MLBFS agreed to forebear from the exercise of its rights and remedies under our line of credit facility and to permit us to repay the outstanding obligations over a period of time ending on May 15, 2005, provided that (i) we repay $1.0 million in partial repayment of outstanding indebtedness to MLBFS upon the earlier of the expiration of the rights offering or May 15, 2005 and (ii) we agree to pay MLBFS a $60,000 “exit fee” if we fail to repay our outstanding obligations in full by May 15, 2005 (in addition to any other rights and remedies available to MLBFS under the line of credit facility). Beginning January 1, 2005, we have been obligated to make monthly principal payments to MLBFS in the amount of $20,000. In addition, pursuant to the amended forbearance agreement, we may not incur any additional senior indebtedness or any additional indebtedness under our credit facility.

We are presently negotiating with third party lenders to replace MLBFS. However, there is no assurance that such additional financing may be obtained, or if available, on terms acceptable to us. Should we not be successful in obtaining additional financing, it could adversely affect our operations and financial condition. Pursuant to the terms of the amended forbearance agreement, if we fail to repay $1.0 million in partial repayment of outstanding indebtedness to MLBFS upon the expiration of this rights offering (to the extent the rights offering expires prior to May 15, 2005), or all of our obligations are not satisfied in full by May 15, 2005 (including repayment of approximately $4.3 million of outstanding indebtedness after the application of the proceeds from this offering), then MLBFS may, among other things, seize and sell all of our assets or appoint a receiver for our operations. We may be unable to restructure or refinance our debt, obtain additional equity financing or sell assets on satisfactory terms or at all. Under these circumstances, if you have exercised your subscription rights, you will lose your entire investment.

Our significant level of debt could adversely affect our financial condition and prevent us from fulfilling our debt service obligations.

We currently have a significant amount of debt outstanding under our line of credit facility with MLBFS and our ability to meet our debt service obligations will depend on our future performance. Numerous factors outside of our control, including changes in economic or other business conditions generally or in the markets or industry in which we do business, may adversely affect our operating results and cash flows, which in turn may affect our ability to meet our debt service obligations. As of March 31, 2005, on a consolidated basis, we had approximately $7.0 million aggregate principal amount of debt outstanding. Upon the application of the proceeds from this offering to such indebtedness, we will still have approximately $4.3 million of indebtedness outstanding to MLBFS. If we are unable to meet our debt service obligations, we may need to restructure or refinance our debt, seek additional equity financing or sell assets.

The proceeds from this offering may not be sufficient to meet our capital requirements and we may need additional subsequent financing which may not be readily available to us.

Our capital requirements have been and will continue to be significant. We are dependent on the proceeds of this offering in order to repay a significant amount of indebtedness, continue our operations as currently conducted during the near term. There is no minimum number of shares which must be subscribed for before a closing may occur and our shareholders or other prospective investors will not know whether all or a portion of the shares of common stock offered hereby have been sold. To the extent that less than all of the shares offered hereby are sold, we will have less resources available to us. See the section below entitled “Use of Proceeds.” Consequently, the amount of proceeds we will raise in this offering may not be sufficient to satisfy our future cash requirements. Unanticipated declines in revenues or increases in operating costs could require resources substantially greater than the proceeds available to us from this offering. As a result, we may be required to seek additional equity or debt financing in order to meet these increased operating expenses. We have no current arrangements with respect to, or sources of, additional financing, which if available to us, may not be on acceptable terms. Our inability to obtain additional capital financing when needed could materially adversely affect our business and financial condition and could require us to curtail or otherwise cease our existing operations. Under these circumstances, if you have exercised your subscription rights, you may lose your entire investment.

Our line of credit facility imposes significant operating and financial restrictions which may limit our ability to finance future operations or capital needs and pursue business opportunities, thereby limiting our growth.

In addition to our obligations under the forbearance agreement, our line of credit facility imposes significant operating and financial restrictions on us. These restrictions limit our ability to, among other things:

•	incur additional debt;

•	create or permit certain liens, other than customary and ordinary liens;

•	sell assets other than in the ordinary course of our business;

•	create or permit restrictions on our ability to pay dividends or make other distributions;

•	engage in transactions with affiliates; and

•	consolidate or merge with or into other companies or sell all or substantially all of our assets.

These restrictions could limit our ability to finance our future operations or capital needs, make acquisitions or pursue available business opportunities. In addition, our line of credit facility requires us to maintain specified financial ratios and satisfy certain financial covenants and maintain the collateral value of our borrowing base. We may be required to take action to reduce our debt or to act in a manner contrary to our business objectives to meet these ratios and satisfy these covenants. A breach of any of the covenants in, or our inability to maintain the required financial ratios under, our line of credit facility or the forbearance agreement could result in a default under the forbearance agreement and our other debt obligations. In the event of a default of our obligations under our line of credit or the forbearance agreement, MLBFS may, among other things, seize and sell all of our assets or appoint a receiver for our operations.

We have recently incurred significant operating losses and may continue to incur losses in the future.

We have recently incurred significant operating losses, including a net loss of $494,000 for the fiscal year ended March 31, 2004. We will continue to have a high level of operating expenses following this offering and we anticipate that we may continue to incur losses until we generate revenues sufficient to offset our operating costs. We may not be able to generate significant revenues or achieve or maintain profitable operations. In addition, the issuance of shares of our common stock as a result of this rights offering could result in our undergoing an ownership change within the meaning of the Internal Revenue Code of 1986, as amended. In that event, our ability to use our net operating loss carryovers that we have incurred up to the date of the ownership change to offset positive taxable income derived after the ownership change could be severely restricted.

A significant portion of our growth has come from acquisitions, and we plan to make more acquisitions in the future as part of our continuing growth strategy. This growth strategy subjects us to numerous risks.

A very important aspect of our growth strategy has been and is to pursue strategic acquisitions of related businesses that we believe can expand or compliment our business. Since October 2003, we have substantially grown our business through the completion of two acquisitions. Acquisitions require significant capital resources and divert management’s attention from our existing business. Acquisitions also entail an inherent risk that we could become subject to contingent or other liabilities, including liabilities arising from events or conduct pre-dating our acquisition of a business that were not known to us at the time of acquisition. We may also incur significantly greater expenditures in integrating an acquired business than we had anticipated at the time of its purchase. In addition, acquisitions may create unanticipated tax and accounting problems, including the possibility that we might be required to writeoff goodwill which we have paid for in connection with an acquisition. A key element of our acquisition strategy has been to retain management of acquired businesses to operate the acquired business for us. Many of these individuals maintain important contacts with clients of the acquired business. Our inability to retain these individuals could materially impair the value of an acquired business. Our failure to successfully accomplish future acquisitions or to manage and integrate completed or future acquisitions could have a material adverse effect on our business, financial condition or results of operations. We cannot assure you that:

•	we will identify suitable acquisition candidates;

•	we can consummate acquisitions on acceptable terms;

•	we can successfully integrate any acquired business into our operations or successfully manage the operations of any acquired business; or

•	we will be able to retain an acquired company’s significant client relationships, goodwill and key personnel or otherwise realize the intended benefits of any acquisition.

As a result of competition, and the strength of some of our competitors in the market, we may not be able to compete effectively.

The markets for our services and products are highly competitive. We compete with numerous local, regional and national companies, including certain of our suppliers, some of which possess substantially greater financial, marketing, personnel and other resources than us. Our retail stores compete with other retail establishments, including our franchise stores and other stores that sell sports related merchandise, memorabilia and similar products. Our e-commerce business competes with a variety of online and multi-channel competitors including mass merchants, fan shops, major sporting goods chains and online retailers. Mounted Memories, or MMI, competes with several major companies and numerous individuals in the sports and celebrity memorabilia industry. We also compete with various manufacturers of acrylic cases. We may not be able to compete successfully, particularly as we seek to enter into new markets.

We have grown rapidly since October 2003, and our growth has placed, and is expected to continue to place, significant demands on us.

We have grown rapidly since October 2003, including through acquisitions. Businesses that grow rapidly often have difficulty managing their growth. Our rapid growth has placed and is expected to continue to place significant demands on our management, on our accounting, financial, information and other systems and on our business. Although we have expanded our management, we need to continue recruiting and employing experienced executives and key employees capable of providing the necessary support. In addition, we will need to continue to improve our financial, accounting, information and other systems in order to effectively manage our growth. We will be required in fiscal 2007 to comply with the new annual internal control certification pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 and the related SEC rules. We cannot assure you that our management will be able to manage our growth effectively or successfully, or that our financial, accounting, information or other systems will be able to successfully accommodate our growth or that we will be able to timely comply with Section 404 of the Sarbanes-Oxley Act. Our failure to meet these challenges could materially impair our business.

If we are required to write off goodwill or other intangible assets, our financial position and results of operations would be adversely affected.

As of December 31, 2004, we had goodwill and other intangible assets of approximately $5.3 million, which constituted approximately 23.8% of our total assets. We periodically evaluate goodwill and other intangible assets for impairment. Any determination requiring the write off of a significant portion of our goodwill or other intangible assets, could adversely affect our results of operations and financial condition.

Lack of available retail store sites on terms acceptable to us, rising rents and other costs and risks relating to new store openings could severely limit our growth opportunities.

Our strategy includes opening stores in new and existing markets. We must successfully choose store sites, execute favorable leases on terms that are acceptable to us, hire competent personnel and effectively open and operate these new stores. Our plans to increase the number of our company-owned retail stores will depend in part on the availability of existing retail stores or store sites. We may not have stores or sites available to us for lease, or available on terms acceptable to us. If additional retail store sites are unavailable on acceptable terms, we may not be able to carry out a significant part of our growth strategy. Rising rents in malls and other retail shopping areas could also inhibit our ability to grow. If we fail to locate desirable sites, obtain lease rights to these sites on terms acceptable to us, hire adequate personnel and open and effectively operate these new stores, our financial performance could be adversely affected.

Our business depends on anticipating consumer tastes and identifying, forming and maintaining relationships with popular athletes.

A significant portion of our revenues is generated by the sale of sports memorabilia and sports licensed products. Our success depends upon our ability to anticipate and respond in a timely manner to trends in sports memorabilia and sports licensed products and our ability to identify, form and maintain relationships with popular athletes. If we fail to anticipate changes in consumer preferences for these products or fail to identify, form and maintain relationships with these athletes, we may experience lower revenues, higher inventory markdowns and lower margins. Our products must appeal to a broad range of consumers whose preferences cannot be predicted with certainty. These preferences are also subject to change. Sports memorabilia, licensed products and the popularity of athletes are often subject to short-lived trends, such as the short-lived popularity of certain athletes or sports teams. If we misjudge the popularity or staying power of a sports team or an athlete, we may over-stock unpopular products and force inventory markdowns that could have a negative impact on profitability, or have insufficient inventory of a popular item that can be sold at full markup.

We are dependent upon the Field of Dreams® trademark.

Field of Dreams® is a copyright and trademark owned by Universal City Studios, Inc. with all rights reserved. We license certain rights to use the name “Field of Dreams®” from an affiliate of Universal City Studios in connection with retail operations and catalog sales pursuant to an agreement that expires in December 2005. We believe that the rights in the licensed name are a significant part of our business and that our ability to create demand for our products is dependent to a large extent on our ability to exploit this trademark. We cannot assure you that we will be able to renew the license agreement upon favorable terms, if at all. Any inability to do so, could have a material adverse effect on our business, financial condition and results of operation.

Our retail business segment is highly seasonal.

Historically, the third quarter of our fiscal year (October through December) has accounted for a greater proportion of our operating income than have each of the other three quarters of our fiscal year. In the year ended March 31, 2004, more than 44% of the revenues from our retail business segment and a substantial portion of our operating earnings and cash flows from operations were generated in the third quarter. Our results of operations depend significantly upon the holiday selling season in the third quarter. If less than satisfactory revenues, operating earnings or cash flows from operations are achieved during the key third quarter, we may not be able to compensate sufficiently for the lower revenues, operating earnings, or cash flows from operations during the other three quarters of the fiscal year. Our manufacturing/distribution segment and our franchise segment are not significantly impacted by seasonality.

The loss of key management personnel would adversely impact our business.

Our success is largely dependent upon the efforts of our key management personnel, including our chief executive officer and chairman, the loss of the services of any of them would have a material adverse effect on our business and prospects. We do not have employment agreements in effect with, or key-man life-insurance in the event of the death of, our president and chief executive officer or any of our other key employees, except for one of our divisional presidents. In addition, we do not currently have a chief financial officer. If we are unable to recruit and employ an experienced chief financial officer our financial, accounting, information and other systems may be adversely effected.

Proceeds from this offering applied to working capital may be allocated at the discretion of management.

A portion of the proceeds from this offering has been allocated to working capital and general corporate purposes. Accordingly, our management will have broad discretion as to the application of any such proceeds.

The trading price of our common stock is subject to significant volatility, which is due, in part, to the lack of liquidity of our shares. This lack of liquidity may continue for the foreseeable future.

Our common stock currently trades on the Over-The-Counter Bulletin Board. The trading markets for securities quoted on the Over-The-Counter Bulletin Board typically lack the depth, liquidity and orderliness necessary to maintain an active market in the trading of such securities. The development of a public trading market depends upon the existence of willing buyers and sellers, the presence of which is not within the control of Dreams nor assured by listing our common stock on the Over –The-Counter Bulletin Board. Accordingly, you should consider the potential illiquid and long-term nature of an investment in our common stock. There can be no assurance that an active and liquid trading market for our common stock will develop, or once developed, will continue. The absence of a liquid and active trading market, or the discontinuance thereof, may have an adverse effect on both the price and liquidity of our common stock.

Additionally, disclosures of our operating results, announcements of regulatory changes affecting our franchise segment, other factors affecting our operations and general conditions in the securities markets unrelated to our operating performance may cause the market price of our common stock to change significantly over short periods of time. In addition, sales of shares under this prospectus may have a depressive effect on the market price of our common stock. The trading price of our common stock has been and is likely to continue to be volatile.

Risks related to the E-commerce Industry

Government regulation of the Internet and E-commerce is evolving and unfavorable changes could harm our business.

A significant portion of our revenues are generated from our e-commerce business. Our e-commerce business is subject to regulations and laws specifically governing the Internet and e-commerce. Such existing and future laws and regulations may impede the growth of the Internet or other online services. These regulations and laws may cover taxation, user privacy, data protection, pricing, content, copyrights, distribution, electronic contracts and other communications, consumer protection, the provision of online payment services, broadband residential Internet access, and the characteristics and quality of products and services. It is not clear how existing laws governing issues such as property ownership, sales and other taxes, libel, and personal privacy apply to the Internet and e-commerce. Unfavorable resolution of these issues may harm our business.

We may be subject to tax liability for past sales and our future sales may decrease.

In accordance with current industry practice, we do not collect sales taxes or other taxes with respect to shipments of most of our goods. One or more states or foreign countries may seek to impose sales or other tax collection obligations on out-of-jurisdiction companies that engage in e-commerce. A successful assertion by one or more states or foreign countries that we should collect sales or other taxes on the sale of merchandise or services could result in substantial tax liabilities for past sales, decrease our ability to compete with traditional retailers of sports licensed products, and otherwise harm our business.

Currently, decisions of the U.S. Supreme Court restrict the imposition of obligations to collect state and local sales and use taxes with respect to sales made over the Internet. However, a number of states, as well as the U.S. Congress, have been considering various initiatives that could limit or supersede the Supreme Court’s position regarding sales and use taxes on Internet sales. If any of these initiatives addressed the Supreme Court’s constitutional concerns and resulted in a reversal of its current position, we could be required to collect sales and use taxes. The imposition by state and local governments of various taxes upon Internet commerce could create administrative burdens for us and could decrease our future sales.

We buy a significant portion of our inventory from a few vendors.

Although we continue to increase our direct purchasing from manufacturers, we source a significant amount of inventory from relatively few vendors. However, no vendor accounts for 10% or more of our inventory purchases. We do not have long-term contracts or arrangements with most of our vendors to guarantee the availability of merchandise, particular payment terms, or the extension of credit limits. If our current vendors were to stop selling merchandise to us on acceptable terms, we may not be able to acquire merchandise from other suppliers in a timely and efficient manner and on acceptable terms.

We could be liable for breaches of security on our website.

A fundamental requirement for e-commerce is the secure transmission of confidential information over public networks. Although we have developed systems and processes that are designed to protect consumer information and prevent fraudulent credit card transactions and other security breaches, failure to mitigate such fraud or breaches may adversely affect our operating results.

The Internet as a medium for commerce is uncertain.

Consumer use of the Internet as a medium for commerce is a recent phenomenon and is subject to a high level of uncertainty. While the number of Internet users has been rising, the Internet infrastructure may not expand fast enough to meet the increased levels of demand. If use of the Internet as a medium for commerce does not continue to grow or grows at a slower rate than we anticipate, our sales would be lower than expected and our business would be harmed.

Risk Factors Relating to the Offering of Subscription Rights

Upon completion of the rights offering, one or more of our principal shareholders may be in a position to terminate our status as a public company in a going private transaction.

Our common stock has historically been, and continues to be, relatively thinly traded, providing little liquidity for our shareholders. In the opinion of our board of directors and management, our public market valuation has been constrained due to our small market capitalization, limited public float, relatively low trading volume and the lack of research coverage from securities analysts. Because we have been unable to realize the principal benefits of public ownership, we have from time to time considered strategic alternatives to maximize shareholder value, including terminating our status as a public company in a going private transaction and delisting our common stock.

To the extent that all of our existing shareholders do not exercise their basic subscription rights, and the unexercised subscription rights are instead acquired and exercised by one or more of our principal shareholders, those shareholders could collectively acquire 79.53% of our outstanding common stock upon completion of the rights offering (exclusive of exercising any options that they hold). In the event that one or more of our principal shareholders were to acquire more than 90% of our outstanding stock upon completion of the rights offering, those shareholders would be in a position to unilaterally take such actions that would be necessary to cause us to terminate our status as a public company in a going private transaction. Upon completion of a going private transaction, our common stock would no longer be listed on the Over-The-Counter Bulletin Board and our minority shareholders would be forced to receive a cash amount equal to the fair market value of our common stock in exchange for their shares of our common stock.

The market price of our common stock may decline after you have committed to purchase our common stock.

The market price of our common stock may increase or decline before the subscription rights expire. Once you exercise your subscription rights, you may not revoke the exercise. Therefore, if you exercise your subscription rights and the market price of the common stock goes below the $0.03 subscription price, then you will have committed to buy shares of common stock in the rights offering at a price that is higher than the price at which our shares could be purchased in the open market. Moreover, you may not be able to sell the shares of common stock that you purchase in our rights offering at a price equal to or greater than the subscription price.

We cannot assure you that the subscription price is a fair price for shares of our common stock.

We have not obtained a fairness opinion in connection with setting the subscription price for this offering. Our board of directors arrived at the subscription price of $0.03 per share by considering, among other things, the limited trading activity of our common stock and the price at which our common stock was trading on the Over-The-Counter Bulletin Board, and discounting such price to an amount at which the board determined, in good faith, that the maximum number of shareholders would participate in the rights offering in a timely fashion. The subscription price of $0.03 per share is not necessarily indicative of the actual value of a share of our common stock, which may be significantly more or less than the subscription price. In addition, the subscription price is not an appraisal of, and may not reflect the price at which, the shares may be resold.

Your percentage ownership of Dreams may be diluted.

If you do not exercise all of your basic subscription rights, you may suffer significant dilution of your percentage ownership of Dreams relative to shareholders who fully exercise their subscription rights in addition to any dilution that will result from any purchases of shares by the public. For example, if you own 56,000 shares of common stock before the rights offering, or approximately 0.1% of the equity of Dreams, and you exercise none of your subscription rights while all other subscription rights are exercised and purchased for cash through the basic subscription right and/or over-subscription right, then the percentage ownership represented by your 56,000 shares will be reduced to approximately 0.03%.

You may not be able to sell your shares of common stock immediately upon expiration of the rights offering.

Until certificates are delivered, or your account is credited for the purchased shares after expiration of the rights offering or after we exercise our early release rights, you may not be able to sell the shares of our common stock that you purchase in the rights offering. Certificates representing shares of our common stock that you purchased will be delivered and/or your account will be credited as soon as practicable after the expiration date of the rights offering, which may be extended by Dreams, or if we exercise our early release rights, as soon as practicable after the funds are released with respect to those shares.

The rights offering may be canceled and funds returned without interest.

Our Board of Directors may withdraw or cancel the rights offering in its sole discretion at any time prior to or on the expiration date for any reason including, without limitation, a change in the market price of our common stock. However, your exercise of your subscription rights is irrevocable. If we withdraw or cancel the rights offering, or if you over-subscribe and we don’t have a sufficient number of shares available for you to purchase, we will have no obligation with respect to the subscription rights except to return, without interest, any subscription payments as soon as practicable.

You will not earn interest on any funds delivered to us to exercise your subscription rights.

We will not pay you interest on funds delivered to us pursuant to your exercise of rights regardless of the length of time during which we hold your subscription payment.

SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

Certain statements contained in this section and elsewhere in this prospectus constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such statements are indicated by words or phrases such as “anticipates,” “projects,” “management believes,” “we believe,” “intends,” “expects,” and similar words or phrases. Such factors include, among others, the following: competition; seasonality; success of operating initiatives; new product development and introduction schedules; acceptance of new product offerings; franchise sales; advertising and promotional efforts; adverse publicity; expansion of the franchise chain; availability, locations and terms of sites for franchise development; changes in business strategy or development plans; availability and terms of capital; labor and employee benefit costs; changes in government regulations; and other factors particular to us.

Should one or more of these risks, uncertainties or other factors materialize, or should underlying assumptions prove incorrect, our actual results, performance, or achievements may vary materially from any future results, performance or achievements expressed or implied by such forward-looking statements. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in this paragraph. We disclaim any obligation to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.

USE OF PROCEEDS

In the event that all of the shares offered hereby are sold for cash, we expect to use the net cash proceeds of this offering, which are estimated to be $3,261,792 after payment of the expenses of this offering, as follows:

Purpose	Approximate Dollar Amount
Repayment of a portion of the MLBFS Indebtedness	$1,000,000
Repayment or satisfaction of the related party note payable	1,000,000
Payment or satisfaction of accrued salary and consulting fees	251,000
Repayment or satisfaction of Unitas Management collateral notes	446,000
Working capital	564,792

Total	$3,261,792

In the event that less than all of the shares offered hereby are sold for cash, we currently intend to allocate the net proceeds (or allow for the satisfaction or conversion of indebtedness, other than indebtedness held by MLBFS) in the priority of the following categories: (i) repayment of a portion of our outstanding indebtedness to MLBFS under our line of credit facility pursuant to the amended forbearance agreement, (ii) repayment or satisfaction of the related party note payable, (iii) payment or satisfaction of accrued salary and consulting fees, (iv) repayment or satisfaction of the Unitas Management collateral notes, and (v) working capital and general corporate purposes.

To the extent that holders of our indebtedness, including the holders set forth above other than MLBFS, were shareholders of ours as of the record date, we may allow such shareholders to exercise their basic or over-subscription rights by exchanging all or part of our indebtedness held by them in lieu of the cash payment of the subscription price. To the extent that we allow any such shareholders to participate in the rights offering in this manner, we will allow all such shareholders to elect to participate in the rights offering in such a manner.

To the extent that holders of our indebtedness were not shareholders of ours as of the record date, or to the extent that the amount of indebtedness owed to a shareholder exceeds such shareholder’s pro rata right to participate in the rights offering, we may agree with such holders to allow us to satisfy our indebtedness obligations by issuing to them shares of our common stock that are not sold as part of the rights offering by exchanging all or part of our indebtedness held by them in lieu of their payment of the subscription price (at the equivalent issue price of $.03 per share). To the extent that we allow any such shareholders or debtholders to participate in this manner, we will allow all such shareholders or debtholders to elect to participate in such a manner.

If all of our debtholders, other than MLBFS, were allowed to, and elected to, exchange all of our indebtedness held by them in lieu of their payment of the subscription price (at the equivalent issue price of $.03 per share), the maximum cash proceeds we would receive from this offering would be $1,343,792.

Our MLBFS line of credit facility, which as of March 31, 2005 had an outstanding balance of approximately $5.3 million, expired by its terms on November 30, 2004. MLBFS has advised us that it does not intend to renew the line of credit facility. Pursuant to an amended forbearance agreement entered into as of March 30, 2005, MLBFS agreed to forebear from the exercise of its rights and remedies under our line of credit facility and to permit us to repay the outstanding obligations over a period of time ending on May 15, 2005, provided that (i) to the extent the rights offering expires prior to May 15, 2005, we repay $1.0 million in partial repayment of outstanding indebtedness to MLBFS upon the expiration of this rights offering and (ii) we agree to pay MLBFS a $60,000 “exit fee” if we fail to repay our outstanding obligations in full by May 15, 2005 (in addition to any other rights and remedies available to MLBFS under the line of credit facility). Beginning January 1, 2005, we have been obligated to make monthly principal payments to

MLBFS in the amount of $20,000. We expect to use $1.0 million from the proceeds of the offering to pay down a portion of our borrowings under the line of credit facility. The line of credit facility currently bears interest at the rate of 4% over the one-month London Interbank Offered Rate.

We expect to use $1.0 million from the proceeds of this offering to pay off (or allow for the conversion of) borrowings under a related party note due to the brother of our president and chief executive officer. The related-party note was initially due on January 15, 2005 but was extended to April 29, 2005. The related-party note currently bears interest annually at the rate of 12%. We have used the proceeds from these borrowings principally for working capital and general corporate purposes.

We expect to use approximately $446,000 from the proceeds of this offering to pay off (or allow for the conversion of) of indebtedness to our president and chief executive officer, his brother-in-law, his father-in-law and two other shareholders, incurred to provide substitute collateral in connection with the Unitas Management appeal described under “Business – Legal Proceedings” (if we lose the appeal of the judgment for which the substitute collateral was required). These notes accrue interest at the rate of 12% per annum and are due on (i) December 31, 2005, if the bond is either released or drawn upon prior to December 31, 2005, (ii) the date that is 10 business days after the bond is released, if the bond is released on or after December 31, 2005, or (iii) the date that is 45 business days after the bond is drawn upon if the bond is drawn upon on or after December 31, 2005. These notes provide for a 10% origination fee to be paid no later than the earlier to occur of the maturity date and December 31, 2005.

We expect to use $178,000 to repay (or allow for the satisfaction of) accrued salary owed to our president and chief executive officer as of March 31, 2005 and $73,000 to repay (or allow for the satisfaction of) accrued consulting fees owed to our chairman of the board pursuant to a consulting agreement as of March 31, 2005.

Our indicated allocation of the net cash proceeds (or conversion of indebtedness) of this offering represents our best estimates based upon our currently proposed plans and assumptions relating to our operations and certain assumptions regarding general economic conditions. If any of these factors change, we may find it necessary or advisable to reallocate some of the cash proceeds within the categories set forth above or use portions of those proceeds for other purposes.

After application of the proceeds from this offering, approximately $4.3 million of indebtedness will remain outstanding under our line of credit facility. We are presently negotiating with third party lenders to replace MLBFS. However, there is no assurance that such additional financing may be obtained, or if available, on terms acceptable to us. Should we not be successful in obtaining additional financing, it could adversely affect our operations and financial condition. Pursuant to the terms of the amended forbearance agreement, if we fail to repay $1.0 million in partial repayment of outstanding indebtedness to MLBFS upon the expiration of this rights offering, or all of our obligations are not satisfied in full by May 15, 2005 (including repayment of approximately $4.3 million of outstanding indebtedness after the application of the proceeds from this offering), then MLBFS may, among other things, seize and sell all of our assets or appoint a receiver for our operations. We may be unable to restructure or refinance our debt, obtain additional equity financing or sell assets on satisfactory terms or at all.

MARKET PRICE FOR OUR COMMON STOCK AND RELATED SHAREHOLDER MATTERS

Our common stock is listed on the Over-The-Counter Bulletin Board, an electronic screen based market available to brokers on desk-top terminals, under the symbol “DRMS.OB.” The high and low bids of our common stock for each quarter during fiscal years ended March 31, 2003, 2004 and 2005 (to date), as quoted by the Over-The-Counter Bulletin Board, are as follows:

	High Bid Price	Low Bid Price
Fiscal Year Ended March 31, 2003
First Quarter	$0.36	$0.24
Second Quarter	0.28	0.18
Third Quarter	0.25	0.13
Fourth Quarter	0.18	0.13

Fiscal Year Ended March 31, 2004
First Quarter	$0.24	$0.14
Second Quarter	0.20	0.07
Third Quarter	0.21	0.11
Fourth Quarter	0.35	0.13

Fiscal Year Ending March 31, 2005
First Quarter	$0.45	$0.25
Second Quarter	0.36	0.20
Third Quarter	0.23	0.11
Fourth Quarter	0.18	0.05

On April 1, 2005, the high bid price was $0.06 per share and the low bid price was $0.05 per share for our common stock.

Such over-the-counter quotations reflect inter-dealer prices, without retail markup, markdown or commission, and may not represent actual transactions.

The records of Fidelity Transfer Company, our transfer agent, indicate that there were three hundred fifty-eight (358) record owners of our common stock as of the record date.

We have never paid dividends and we intend to retain future earnings to finance the expansion of our operations and for general corporate purposes.

CAPITALIZATION

The following table sets forth our capitalization and our cash and cash equivalents as of December 31, 2004 on:

•	an actual basis; and

•	an as adjusted basis to give effect to:

•	the sale of 112,726,390 shares of common stock by us in this offering after deducting the estimated offering expenses payable by us (which excludes (i) 10,621,730 shares of our common stock issuable upon the exercise of subscription rights by optionholders who exercise their options to purchase our common stock prior to this offering and (ii) an indeterminate number of shares of our common stock issuable upon conversion of our outstanding convertible promissory notes);

•	the repayment of $1.0 million in partial repayment of indebtedness under our line of credit facility due by April 15, 2005 to MLBFS pursuant to our amended forbearance agreement;

•	the repayment or satisfaction of $1.0 million in full repayment of indebtedness to the brother of our president and chief executive officer;

•	the payment or satisfaction of $251,000 of accrued salary and consulting fees owed to our president and chief executive officer and to our chairman of the board; and

•	the repayment or satisfaction of approximately $446,000 of indebtedness to our president and chief executive officer, his brother-in-law, his father-in-law and two other shareholders, incurred to provide substitute collateral in connection with the Unitas Management appeal described under “Business – Legal Proceedings” (if we lose the appeal of the judgment for which the substitute collateral was required).

	As of December 31, 2004
	(in thousands, except share amounts)
	Actual	As Adjusted
Cash and cash equivalents:	$1,704	$2,715

Debt:
Current maturities of long-term debt	6,477	4,477

Long-term debt, less current portion	479	479
Common stock, no par value (100,000,000 shares authorized, no par value, and 56,363,195 shares issued and outstanding; 500,000,000 shares authorized, no par value, and 169,089,585 shares issued and outstanding, as adjusted)	22,848	26,110

Accumulated deficit	(12,133)	(12,133)

Total stockholders’ equity	10,715	13,977

Total capitalization	$17,671	$18,933

You should read this table in conjunction with our consolidated financial statements and the related notes as well as the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing elsewhere in this prospectus.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Management’s Overview

We are engaged in multiple aspects of the sports entertainment and memorabilia industry through a variety of distribution channels.

We generate revenues from:

•	our retail segment which includes our Company owned stores and our e-commerce component;

•	our manufacturing/distribution segment, through manufacturing and wholesaling of sports memorabilia products, custom artwork and other items;

•	our franchise program through our 19 Field of Dreams® franchise stores presently owned and operated; and

•	our representation and corporate marketing of individual athletes, including personal appearances, endorsement and marketing opportunities.

In fiscal 2002 we adopted a plan to focus on expansion into retail stores. The decision to implement this plan was based upon a number of factors including management’s experience in this area, knowledge of the sports memorabilia retail marketplace and prior experiences as a franchisor and as a wholesaler in the sports memorabilia market. We believe that there existed significant synergies between our existing operations and the retail stores which would allow us to achieve efficiencies in our operating expenses and provide for an overall improvement of our operating results.

We also began a strategic acquisition program for the expansion of our e-commerce component. These acquisitions including FansEdge.com in October of 2003 and ProSports Memorabilia.com in April of 2004. These acquisitions present both significant challenges and opportunities for us. Our success depends, in part, on our ability to integrate operations with these companies, manage the growth associated with these entities, and continue to improve the platforms presented by these opportunities.

Historically, the third quarter of our fiscal year (October to December) has accounted for a greater proportion of our operating income than have each of the other three quarters of our fiscal year. This is primarily due to increased activities as a result of the holiday season. We expect that we will continue to experience quarterly variations and operating results principally as a result of the seasonal nature of our industry. Other factors also make for a significant fluctuation of our quarterly results, including the timing of special events, the amount and timing of new sales contributed by new stores, the timing of personal appearances by particular athletes and general economic conditions. Additional factors may cause fluctuations and expenses, including the costs associated with the opening of new stores, the integration of acquired businesses and stores into our operations and corporate expenses to support our expansion and growth strategy.

We continue to need available capital to grow our business and to meet our inventory purchase obligations and address our revenue fluctuations. We are seeking alternatives to address our financial needs as discussed below under “—Liquidity and Capital Resources.”

We set ourselves apart from other companies with our diversified product and services line, as well as our relationships with sports leagues, agents and athletes.

Use of Estimates and Critical Accounting Policies

The preparation of our financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and revenues and expenses during the period. Future events and their effects cannot be determined with absolute certainty; therefore, the determination of estimates requires the exercise of judgment. Actual results inevitably will differ from those estimates, and such differences may be material to our financial statements. Management continually evaluates its estimates and assumptions, which are based on historical experience and other factors that are believed to be reasonable under the circumstances.

Management believes that the following may involve a higher degree of judgment or complexity:

Collectibility of Accounts Receivable

Our allowance for doubtful accounts is based on management’s estimates of the creditworthiness of our customers, current economic conditions and historical information, and, in the opinion of management, is believed to be an amount sufficient to respond to normal business conditions. Should business conditions deteriorate or any major customer default on its obligations to us, this allowance may need to be significantly increased, which would have a negative impact upon our operations.

Reserves on Inventories

We establish a reserve based on historical experience and specific reserves when it is apparent that the expected realizable value of an inventory item falls below its original cost. A charge to operations results when the estimated net realizable value of inventory items declines below cost. Management regularly reviews our investment in inventories for declines in value.

Income Taxes

Significant management judgment is required in developing our provision for income taxes, including the determination of deferred tax assets and liabilities and any valuation allowances that might be required against the deferred tax assets. We evaluate quarterly our ability to realize our deferred tax assets and adjust the amount of our valuation allowance, if necessary. We provide a valuation allowance against our deferred tax assets when we believe that it is more likely than not that the asset will not be realized.

Goodwill

We perform goodwill impairment tests on at least an annual basis and more frequently in certain circumstances. We cannot predict the occurrence of certain events that might adversely affect the reported value of goodwill. For example, such events may include strategic decisions made in response to economic and competitive conditions, the impact of the economic environment on our customer base, or a material negative change in our relationships with significant customers. If events occur or circumstances change that would more likely than not reduce the fair value of goodwill below its carrying amount, goodwill will be tested for impairment. We will recognize an impairment loss if the carrying value of the asset exceeds the fair value determination. We perform an annual fair value assessment of our goodwill on March 31 on each year, and no impairment was noted in fiscal 2004 or 2003.

Fiscal Years

Our fiscal year ends each March 31, and the fiscal years ended March 31, 2004 and March 31, 2003 are referred to as “fiscal 2004” and “fiscal 2003,” respectively. Certain prior period amounts have been reclassified to conform with the current year financial statement presentation.

Revenue Recognition

We recognize retail (including e-commerce sales) and wholesale/distribution revenues and related cost of sales at the later of (a) the time of shipment or (b) when title passes to the customers, all significant contractual obligations have been satisfied and collection of the resulting receivable is reasonably assured. Retail revenues and wholesale distribution revenue and related cost of sales are recognized at the time of sale.

Revenues from the sale of franchises are deferred until we fulfill our obligations under the franchise agreement and the franchised unit opens. The franchise agreements provide for continuing royalty fees based on a percentage of gross receipts. Management fee revenue related to the representation and marketing of professional athletes is recognized when earned and is reflected net of its related costs of sales. The majority of the revenue generated from the representation and marketing of professional athletes relates to services as an agent. In these arrangements, we are not the primary obligor in these transactions but rather only receive a net agent fee.

Fiscal 2004 Compared to Fiscal 2003

Revenues. Total revenues increased 22.5% from $17.8 million in fiscal 2003 to $21.8 million in fiscal 2004, due primarily to the expansion of the company-owned retail store business model ($2.4 million of increase) and the October 2003 acquisition of FansEdge ($3.5 million increase), offset partially by a decrease in revenues generated by two of our operating divisions (The Greene Organization and Farley Art had a combined decrease of $1.1 million) and the elimination of a product line ($379,000 in revenue in fiscal 2003).

Manufacturing/distribution net revenues (after elimination of intersegment sales) decreased by 10.6% from $14.1 million in fiscal 2003 to $12.6 million in fiscal 2004, due primarily to a discontinued product line (bobbleheads) which generated $379,000 in revenue in fiscal 2003, a reduction in sales generated by our Farley Art division ($340,000 decrease) and the absence of significant large-scale sales in fiscal 2004 at the same rate experienced in fiscal 2003. A single, significant marketing event in fiscal 2003 generated approximately $200,000 in merchandise revenue for our athlete marketing division. No single sale in fiscal 2004 was in excess of $30,000 for this division. Our athlete marketing division had a decrease in merchandise sales of approximately $430,000 in fiscal 2004 when compared to fiscal 2003 due primarily to the reduction in frequency of certain large individual sales associated with significant marketing appearances and/or events.

Retail sales increased significantly in fiscal 2004 primarily due to the addition of new company-owned retail stores during fiscal 2004, the full year effect of stores opened during fiscal 2003 and the October 2003 acquisition of FansEdge. Retail sales in fiscal 2004 were $7.5 million versus $1.6 million in fiscal 2003. We operated 13 and five retail stores as of March 31, 2004 and 2003, respectively, and opened two new stores subsequent to March 31, 2004.

We opened eight new company-owned retail stores during fiscal 2004. These stores generated approximately $1.6 million in revenue during fiscal 2004. Additionally, we opened three stores during fiscal 2003 which had incremental revenues of approximately $700,000 in fiscal 2004 due to the full year effect. The two stores which were open for both full year periods had an increase in sales of 13.7% in fiscal 2004 as compared with fiscal 2003 which resulted in incremental sales of approximately $142,000. We achieved the increase in same store sales as a result of our ability to continue to develop each of the store’s customer base as well as being able to constantly improve the product and pricing mix. We entered the company-owned retail store business in March 2002 and we are continually challenging all aspects of our retail operation, using the knowledge we have gained to utilize and implement the best retailing methods possible to maximize sales and profitability. Our intention is to continue to open company-owned retail stores.

We completed our acquisition of FansEdge in October 2003 which allowed us to capitalize on the important holiday season and to begin realizing retail sales through the web. The internet division within our Retail segment, which began operations in October 2003 concurrent with the FansEdge acquisition, had revenues of $3.5 million in fiscal 2004 (six months). During the same period of time in the prior fiscal year (October 2002 through March 2003) when FansEdge was separately owned, the website generated about $1.9 million in revenue. The reason for the increase relates to the synergies employed by us after the acquisition, increased awareness of the website and its brand with internet shoppers due to marketing and promotional efforts and increased product offerings. Additionally, FansEdge entered into an agreement with Amazon.com in July 2003 to sell FansEdge products on Amazon’s website which generated significant incremental revenues (approximately $704,000) in the six months ending March 31, 2004 over the same period in the prior (when FansEdge was separately owned).

Management fee revenue decreased 34.7% from $942,000 in fiscal 2003 to $615,000 in fiscal 2004. Management fees are generated through athlete representation and marketing fees we charge our customers, and are reported net of the related cost of sales. During fiscal 2003 we organized two significant revenue generating events with casino properties which generated approximated $249,000 in net management fee revenues. The number of events/transactions organized by us was comparable in both fiscal periods (84 transactions in fiscal 2004 versus 81 transactions last year); however, the average net revenue generated per transaction decreased by 37.1% due to the absence of significant large-scale events at the same frequency in the prior year. Fiscal 2003 included three large-scale events which each generated in excess of $50,000 net revenue for us, including one event that generated $179,000 in net revenue. Fiscal 2004 included only one such large-scale event which generated $54,000 in net revenue.

Net franchise operations revenue decreased slightly due primarily to a reduction in franchise royalties associated with five store closings during fiscal 2004, the loss of franchise royalties relating to one conversion of a previously franchised store into a company-owned store and only one new franchise store opening during fiscal 2004. The 20 franchise stores that were open for both full year periods had a combined increase in revenues of 9.7% over fiscal 2003 which provided an incremental $76,000 in franchise royalties to us.

Cost and Expenses. Cost of sales for wholesale/distribution sales was $8.3 million in fiscal 2004 versus $8.9 million in fiscal 2003. As a percentage of wholesale/distribution revenues, cost of sales for wholesale/distribution sales was 65.7% in fiscal 2004 versus 62.6% in fiscal 2003. The reason for the increase is mostly due to a slight shift in the sales mix. The historical cost of sales percentage of wholesale/distribution sales has been in the mid-60’s range.

Cost of sales for retail sales was $3.6 million in fiscal 2004 versus $587,000 in fiscal 2003. As a percentage of total revenues, cost of sales for retail sales was 48.2% in fiscal 2004 versus 36.1% in fiscal 2003. The reason for the increase relates to certain, non-recurring one time costs ($44,600) occurring in fiscal 2003. The gross margin realized in our internet division within the retail segment is approximately 40% (60% cost of sales), while the historical cost of sales percentage in our company-owned retail stores is in the mid-40’s range. We anticipate that the cost of sales percentage for retail sales in future periods to be in the mid-to-high 40’s range.

Operating expenses increased 37.8% from $7.4 million in fiscal 2003 (41.4% of total revenue) to $10.2 million in fiscal 2004 (46.8% of total revenue). The increase principally relates to incremental expenses associated with the development of our company-owned retail store model ($1.5 million increase) and the October 2003 acquisition of FansEdge ($1.1 million). We believe the majority of our operating expenses are fixed in nature. Over the past two fiscal years we have built our infrastructure in anticipation of expected future growth. We believe we have the necessary staffing levels and facilities to support such growth and don’t anticipate having to increase any fixed operating expense items. As a percentage of revenues, we expect that the percentage will decrease to the low-to-mid 40’s range in future periods.

Depreciation and amortization. Depreciation and amortization increased from $153,000 in fiscal 2003 to $239,000 in fiscal 2004 due mostly to depreciation costs associated with assets relating to our company-owned retail stores (two stores as of March 31, 2002, five stores as of March 31, 2003 and 13 stores as of March 31, 2004). As we continue to open new company-owned retail stores, we expect depreciation expense to increase.

Interest expense. Net interest expense increased slightly from $159,000 in fiscal 2003 to $191,000 in fiscal 2004 due to interest associated with increased borrowings against our line of credit facility in fiscal 2004. The interest rate was comparable in both periods (3.7% as of March 31, 2003 and 3.5% as of March 31, 2004).

Provision for income taxes. We recognized an income tax benefit of $283,000 during fiscal 2004 due to a pre-tax loss as opposed to income tax expense in fiscal 2003 of $272,000 associated with a pre-tax profit. The effective tax rate for both periods was approximately 40%.

Nine Months Ended December 31, 2004 Compared to the Nine Months Ended December 31, 2003

Revenues. Total revenues increased 56.7% to $25.7 million in the first nine months of fiscal 2005 from $16.4 million in the same period last year due primarily to an increase in retail revenues, particularly retail revenues generated through e-commerce as a result of acquisitions (approximately $7.5 million increase). During October 2003, we acquired FansEdge, which generated retail revenues for us through FansEdge.com and we acquired ProSports Memorabilia in April 2004, which generated retail revenues through ProSportsmemorabilia.com.

Manufacturing and distribution revenues increased from $10.5 million in the first nine months of fiscal 2004 to $12.1 million in the first nine months of fiscal 2005. Net revenues (after eliminating intercompany sales) increased to $9.7 million in the fiscal 2005 period from $9.4 million in the same period last year. The slight increase primarily is the result of the introduction of an expanded product line relating to NASCAR products which were developed throughout fiscal 2004.

Retail operations revenues increased significantly from $5.7 million in the first nine months of fiscal 2004 to $15.0 million in the same period this year. Our internet retail division, which is primarily comprised of two websites (FansEdge.com and ProSportsmemorabilia.com), began operations in October 2003 concurrent with our acquisition of FansEdge. The internet division had retail sales of $10.0 million during the first nine months of fiscal 2005 versus $2.5 million during the same period in fiscal 2004. Additionally, retail sales through our company-owned Field of Dreams stores increased from $3.2 million in the first nine months of fiscal 2004 to $5.0 million in the same period this year primarily due the full year effect of stores opened during fiscal 2004 ($1.2 million of increase) and two new stores opened after

March 31, 2004 ($572,000 of increase). As of December 31, 2004 we owned and operated 13 company-owned Field of Dreams stores (two stores were closed in late December 2004 as the result of expired leases) and we owned and operated 13 stores as of December 31, 2003.

Franchise operations revenues were $953,000 in the nine month period ending December 31, 2003 compared to $993,000 in the same period this year. The number of franchises operated during each period was comparable.

We realized $373,000 in net management fee revenues in the nine months ending December 31, 2003 versus $228,000 in the same period this year. The decrease relates to a reduction in the frequency of significant athlete marketing events in the current year period. We will continue to market opportunities for these significant events, however, we have seen a slowdown in corporate spending for these large events.

Costs and expenses. Total cost of sales for the first nine months of fiscal 2004 was $8.6 million versus $13.9 million in the same period in fiscal 2005, a 61.6% increase. The increase relates to an increase in our sales. As a percentage of total sales, cost of sales was 54.1% for the nine months of fiscal 2005 versus 52.6% for the same period a year ago. The change relates to an increase in revenue from our internet division which operates at a lower margin than our retail stores.

Operating expenses increased from $6.9 million in the first nine months of fiscal 2004 to $10.8 million in the same period this fiscal year. The increase relates primarily to incremental operating expenses associated with the full year effect of operating ten new retail stores opened after April 1, 2003 ($1.3 million of increase) and the operation of our e-commerce retail division which commenced operations with the acquisition of FansEdge in October 2003 and ProSports Memorabilia in April 2004 ($2.1 million of increase). As a percentage of sales, operating expenses were consistent in both nine month periods (42.3% for the first nine months of fiscal 2004 and 42.1% this year).

Interest expense, net. Net interest expense increased from $141,000 in the first nine months of fiscal 2004 to $418,000 this year due to higher levels of borrowing including the line of credit facility, note payable to a related party and amortization of the deferred loan costs relating to the related party loan.

Provision for income taxes. We recognized an income tax expense of $118,000 during the current year period versus $216,000 last year. The effective tax rate for both periods was approximately 40%. As of December 31, 2004, we have a net deferred tax asset of $935,000. Each quarter, we evaluate whether the realizability of our net deferred tax assets is more likely than not. Should we determine that a valuation reserve is necessary, it would have a material impact on our operations.

Three Months Ended December 31, 2004 Compared to the Three Months Ended December 31, 2003

Revenues. Total revenues increased 52.1% to $14.6 million in the third quarter of fiscal 2005 from $9.6 million in the same period last year due primarily to an increase in retail revenues, particularly retail revenues generated through e-commerce as a result of acquisitions (approximately $4.3 million increase). During October 2003 we acquired FansEdge, which generated retail revenues for us through FansEdge.com and we acquired ProSports Memorabilia in April 2004, which generated retail revenue through Prosportsmemorabilia.com.

Manufacturing and distribution revenues increased from $5.0 million in the third quarter of fiscal 2004 to $6.0 million in the third quarter of fiscal 2005. Net revenues (after eliminating intercompany sales) increased to $4.5 million in the third quarter of fiscal 2005 from $4.4 million in the same quarter last year. The slight increase primarily is the result of the introduction of an expanded product line relating to NASCAR products which were developed throughout fiscal 2004.

Retail operations revenues increased significantly from $4.7 million in the third quarter of fiscal 2004 to $9.6 million in the same quarter this year. Our internet retail division, which is primarily comprised of two websites (FansEdge.com and ProSportsmemorabilia.com), began operations in October 2003 concurrent with our acquisition of FansEdge. The internet division had retail sales of $6.8 million during the third quarter of fiscal 2005 versus $2.5 million during the same quarter in fiscal 2004. Additionally, retail sales through our company-owned Field of Dreams stores increased from $2.1 million in the third quarter of fiscal 2004 to $2.8 million in the same period this year primarily due the full year effect of stores opened during fiscal 2004 ($296,000 of increase) and two new stores opened after March 31, 2004 ($366,000 of increase). As of December 31, 2004, we owned and operated 13 company-owned Field of Dreams stores (two stores were closed in late December 2004 as the result of expired leases) and we owned and operated 13 stores as of December 31, 2003.

Franchise operations revenues were $489,000 in the quarter ending December 31, 2003 compared to $474,000 in the same quarter this year. The base of franchise stores were comparable in both periods.

We realized $85,000 in net management fee revenues in the three months ending December 31, 2004 versus $182,000 in the same period last year. The decrease relates to a reduction in the frequency of significant athlete marketing events in the current year period. We will continue to market opportunities for these significant events, however, we have seen a slowdown in corporate spending for these large events.

Costs and expenses. Total cost of sales for the third quarter of fiscal 2004 was $5.2 million versus $7.9 million in the same period in fiscal 2005, a 51.9% increase. The increase relates to an increase in our sales. As a percentage of total sales, cost of sales was comparable in both periods and was 54.1% for the third quarter of fiscal 2005 versus 54.2% for the same period a year ago.

Operating expenses increased from $3.3 million in the third quarter of fiscal 2004 to $4.7 million in the same period this year. The increase relates primarily to the increased operations of our e-commerce retail division which commenced operations with the acquisition of FansEdge in October 2003 and ProSports Memorabilia in April 2004 ($942 of increase). Additionally, there were incremental operating expenses associated with the full year effect of operating retail stores opened after October 1, 2003 and opening two new stores after January 1, 2004 ($262 of increase). As a percentage of sales, operating expenses were comparable in both three month periods (34.3% for the third quarter of fiscal 2004 and 32.2% this year). The slight percentage improvement is mostly due to a large percentage of operating expenses being fixed in nature.

Interest expense, net. Net interest expense increased from $50,000 in the third quarter of fiscal 2004 to $198,000 this year due to higher levels of borrowing including the line of credit, note payable to a related party and amortization of the deferred loan costs on the related party loan.

Provision for income taxes. We recognized an income tax expense of $692,000 during the current year quarter versus $402,000 last year. The effective tax rate for both quarters was approximately 40%. As of December 31, 2004, we have a net deferred tax asset of $935,000. Each quarter, we evaluate whether the realizability of our net deferred tax assets is more likely than not. Should we determine that a valuation reserve is necessary, it would have a material impact on our operations.

Liquidity and Capital Resources

The balance sheet as of December 31, 2004 reflects working capital of $3.7 million versus working capital of $6.0 million one year earlier.

At December 31, 2004, our cash and cash equivalents were $1.7 million, as compared to $772,000 at December 31, 2003. Net accounts receivable at December 31, 2004 were $2.1 million compared to $2.2 million at December 31, 2003.

Cash provided by operations amounted to $1.2 million for the first nine months of fiscal 2005, compared to $246,000 provided by operations in the same period of fiscal 2004. The improvement mostly relates to a significant increase in cash accumulated through e-commerce sales that have yet to be recognized as of December 31, 2004 because the goods did not yet ship as of that date (classified as Deferred Credits on our balance sheet). In October 2004, we changed an operational policy to collect payment on all orders processed through our websites at the time the order was placed. Prior to this change, we collected payment on orders at the time of shipment. In both situations, we recognize revenue at the time of shipment. Cash used in investing activities were comparable in both nine month periods ($698,000 in the first nine months of fiscal 2005 versus $725,000 last year). Cash provided by financing activities were also comparable in both nine month periods ($905,000 in the first nine months of fiscal 2005 versus $1.1 million last year) with the slight increase relating to the timing of certain borrowings.

To provide us with additional working capital, nine of our senior employees, including our chairman and our president and chief executive officer, agreed to defer all but $1,000 of their monthly salary effective August 1, 2004. Effective November 19, 2004, we ceased to defer salaries from seven of the nine senior employees. Our chairman and our president and chief executive officer continue to defer all but $1,000 of their monthly salaries and, as of December 31, 2004, we had accrued $173,000 of salaries and deferral bonuses for these two executives. We are continuing to review our operational expenses and examining ways to reduce costs on a going-forward basis.

In order to satisfy working capital needs, during the second quarter of fiscal 2005, we received an unsecured loan to borrow up to $1.0 million due January 15, 2005 from the brother of our president and chief executive officer. The initial advance of $700,000 as of September 30, 2004, was used for working capital purposes. As of December 31, 2004 the remaining $300,000 has been funded and used. In consideration for such loan, we have agreed to pay such third party interest at the rate of 12% per annum and granted five year options to purchase 1,000,000 shares of common stock at an exercise price of $0.25 per share. Effective as of January 15, 2005, on January 25, 2005 we extended the maturity date of the note to April 29, 2005 and modified the convertibility feature to provide for conversion of the note, only upon an event of default, at the lower of (i) the average closing sales price for a share of our common stock for the three trading days immediately prior to conversion or (ii) in the event we sell or issue common stock or other convertible securities after December 31, 2004 (including in connection with this offering), at the lowest issue or conversion price per share of such securities, as applicable. Also, the five year options to purchase 1,000,000 shares of common stock at an exercise prices of $0.25 per share were canceled effective January 15, 2005.

Both our line of credit facility and term loan with MLBFS, which as of December 31, 2004 together had an outstanding balance of approximately $5.3 million, expired by its terms on November 30, 2004. MLBFS has advised us that it does not intend to renew the line of credit facility and term loan. Pursuant to an amended forbearance agreement entered into as of March 30, 2005, MLBFS agreed to forebear from the exercise of its rights and remedies under our line of credit facility and to permit us to repay the outstanding obligations over a period of time ending on May 15, 2005, provided that (i) to the extent the rights offering expires prior to May 15, 2005, we repay $1.0 million in partial repayment of outstanding indebtedness to MLBFS upon the expiration of this rights offering and (ii) we agree to pay MLBFS a $60,000 “exit fee” if we fail to repay our outstanding obligations in full by May 15, 2005 (in addition to any other rights and remedies available to MLBFS under the line of credit facility). Beginning January 1, 2005, we have been obligated to make monthly principal payments to MLBFS in the amount of $20,000. In addition, pursuant to the amended forbearance agreement, we may not incur any additional senior indebtedness or any additional indebtedness under our credit facility.

We are presently negotiating with third party lenders to replace MLBFS. However, there is no assurance that such additional financing may be obtained, or if available, on terms acceptable to us. Should we not be successful in obtaining additional financing, it could adversely affect our operations and financial condition. Pursuant to the terms of the amended forbearance agreement, if we fail to repay $1.0 million in partial repayment of outstanding indebtedness to MLBFS upon the expiration of this rights offering, or all of our obligations are not satisfied in full by May 15, 2005 (including repayment of approximately $4.3 million of outstanding indebtedness after the application of the proceeds from this offering), then MLBFS may, among other things, seize and sell all of our assets or appoint a receiver for our operations. We may be unable to restructure or refinance our debt, obtain additional equity financing or sell assets on satisfactory terms or at all. Under these circumstances, if you have exercised your subscription rights, you will lose your entire investment.

In the event that all of the shares offered hereby are sold for cash, we expect to use the net cash proceeds of this offering, which are estimated to be $3,261,792 after payment of the expenses of this offering, as follows:

Purpose	Approximate Dollar Amount
Repayment of a portion of the MLBFS Indebtedness	$1,000,000
Repayment or satisfaction of the related party note payable	1,000,000
Payment or satisfaction of accrued salary and consulting fees	251,000
Repayment or satisfaction of Unitas Management collateral notes	446,000
Working capital	564,792

Total	$3,261,792

In the event that less than all of the shares offered hereby are sold for cash, we currently intend to allocate the net proceeds (or allow for the satisfaction or conversion of indebtedness, other than indebtedness held by MLBFS) in the priority of the following categories: (i) repayment of a portion of our outstanding indebtedness to MLBFS under our line of credit facility pursuant to the amended forbearance agreement, (ii) repayment or satisfaction of the related party note payable, (iii) payment or satisfaction of accrued salary and consulting fees, (iv) repayment or satisfaction of the Unitas Management collateral notes, and (v) working capital and general corporate purposes.

To the extent that holders of our indebtedness, including the holders set forth above other than MLBFS, were shareholders of ours as of the record date, we may allow such shareholders to exercise their basic or over-subscription rights by exchanging all or part of our indebtedness held by them in lieu of the cash payment of the subscription price. To the extent that we allow any such shareholders to participate in the rights offering in this manner, we will allow all such shareholders to elect to participate in the rights offering in such a manner.

To the extent that holders of our indebtedness were not shareholders of ours as of the record date, or to the extent that the amount of indebtedness owed to a shareholder exceeds such shareholder’s pro rata right to participate in the rights offering, we may agree with such holders to allow us to satisfy our indebtedness obligations by issuing to them shares of our common stock that are not sold as part of the rights offering by exchanging all or part of our indebtedness held by them in lieu of their payment of the subscription price (at the equivalent issue price of $.03 per share). To the extent that we allow any such shareholders or debtholders to participate in this manner, we will allow all such shareholders or debtholders to elect to participate in such a manner.

If all of our debtholders, other than MLBFS, were allowed to, and elected to, exchange all of our indebtedness held by them in lieu of their payment of the subscription price (at the equivalent issue price of $.03 per share), the maximum cash proceeds we would receive from this offering would be $1,343,792.

We are currently analyzing our company-owned retail store business model and looking at the profitability of each store. We expanded this new model very rapidly. Our first two company-owned stores opened in March 2002 and grew to 15 stores by June 2004. As of March 31, 2005 we owned and operated 13 stores. The leases for two under-performing stores expired in late December 2004 and we elected to not renew those leases. We are currently exploring the options available with respect to other under-performing locations. This may include additional future closings and/or conversions to franchise stores.

We are a defendant in an action in the United States Bankruptcy Court for the District of Maryland in an action brought by Unitas Management, Inc. Unitas Management has brought a claim against us for damages of up to $419,000, based upon an alleged breach of contract. On January 10, 2005, the Bankruptcy Court granted Unitas Management’s motion for summary judgment and entered a judgment for Unitas Management for approximately $435,000. We are formally appealing the judgment and we are unable to predict the results of such appeal. As of December 31, 2004, we have no accrual for this matter as we believe that the likelihood of a favorable outcome through the appeals process is probable. In order to secure the bond necessary to stay the judgment pending our appeal, we have provided $440,000 to the Bankruptcy Court as substitute collateral for the appeal bond. If we are unsuccessful in such appeal, our business and results of operations may be materially and adversely affected. No assurance can be given as to the outcome of the litigation at this time.

In order to fund the substitute collateral, on February 16, 2005 we issued unsecured subordinated convertible promissory notes in the aggregate amount of $446,080. These notes included notes issued to our president and chief executive officer, his brother-in-law and his father-in-law in the amounts of $121,080, $125,000, and $100,000, respectively, and notes to two other shareholders, each in the amount of $50,000. These notes accrue interest at the rate of 12% per annum and are due on (i) December 31, 2005, if the bond is either released or drawn upon prior to December 31, 2005, (ii) the date that is 10 business days after the bond is released, if the bond is released on or after December 31, 2005, or (iii) the date that is 45 business days after the bond is drawn upon if the bond is drawn upon on or after December 31, 2005. These notes provide for a 10% origination fee to be paid no later than the earlier to occur of the maturity date and December 31, 2005. These notes are convertible at any time at the lower of (i) the average closing sales price for a share of our common stock for the three trading days immediately prior to conversion or (ii) in the event we sell or issue common stock or other convertible securities after February 16, 2005 (including in connection with this offering), at the lowest issue or conversion price per share of such securities, as applicable.

We are continuing to review our operational expenses and examining ways to reduce costs on a going-forward basis. In addition, our stock has historically been, and continues to be, relatively thinly traded, providing little liquidity for our shareholders. Accordingly, we believe that we may have been unable to realize the principal benefits of a public ownership. Additionally, we will be required in fiscal 2007 to comply with the new annual internal control certification pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 and the related SEC rules. We expect that these and other compliance costs of a public company will increase significantly. As a result of the foregoing, we have, from time-to-time considered, and expect from time-to-time to continue to consider strategic alternatives to maximize shareholder value, including terminating our status as a public company, going private and delisting our common stock.

We have not created and are not a party to any special purpose or off-balance sheet entities for the purpose of raising capital, incurring debt or operating our business. However, we may not generate sufficient cash flow from operations, our anticipated revenue growth and operating improvements may not be realized and future borrowings may not be available in an amount sufficient to enable us to service our indebtedness or to fund our other liquidity needs. Except as described herein, our management is not aware of any known trends or demands, commitments, events, or uncertainties, as they relate to liquidity which could negatively affect our ability to operate and grow as planned, other than those previously disclosed.

New Accounting Pronouncements

In January 2003, the FASB issued Interpretation No. (“FIN”) 46, “Consolidation of Variable Interest Entities,” which establishes criteria to identify variable interest entities (“VIE”) and the primary beneficiary of such entities. An entity that qualifies as a VIE must be consolidated by its primary beneficiary. All other holders of interests in a VIE must disclose the nature, purpose, size and activity of the VIE as well as their maximum exposure to losses as a result of involvement with the VIE. FIN 46 was revised in December 2003 and is effective for financial statements of public entities that have special-purpose entities, as defined, for periods ending after December 15, 2003. For public entities without special-purpose entities, it is effective for financial statements for periods ending after March 15, 2004. We do not have any special-purpose entities, as defined. The adoption of FIN 46 did not have a material effect on our financial statements.

In May 2003, the FASB issued Statement of Financial Accounting Standard No. 150 (“SFAS 150”), “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” SFAS 150 establishes standards on the classification and measurement of certain financial instruments with characteristics of both liabilities and equity. The provisions of SFAS 150 are effective for financial instruments entered into or modified after May 31, 2003 and to all other instruments that exist as of the beginning of the first interim financial reporting period beginning after June 15, 2003. The adoption of SFAS 150 did not have a material impact on our results of operations or financial position.

In December 2003, the SEC issued Staff Accounting Bulletin No. 104 (“SAB 104”), “Revenue Recognition,” which codifies, revises and rescinds certain sections of Staff Accounting Bulletin No. 101 (“SAB 101”), “Revenue Recognition in Financial Statements,” in order to make this interpretive guidance consistent with current authoritative accounting and auditing guidance and SEC rules and regulations. The changes noted in SAB 104 did not have a material effect on our consolidated results of operations, consolidated financial position or consolidated cash flows.

In December 2004, the Financial Accounting Standards Board (FASB) issued FAS 123(R) Share-Based Payment, that addresses the accounting for share-based payment transactions (for example, stock options and awards of restricted stock) in which an employer receives employee-services in exchange for equity securities of the company or liabilities that are based on the fair value of the company’s equity securities. This standard eliminates the use of APB No. 25, Accounting for Stock Issued to Employees, and will generally require such transactions be accounted for using a fair-value-based method and recording compensation expense rather than optional pro forma disclosure. This standard is effective for periods beginning after December 15, 2005. This accounting standard will not have a material effect on our operations.

A variety of proposed or otherwise potential accounting standards are currently under study by standard-setting organizations and various regulatory agencies. Because of the tentative and preliminary nature of these proposed standards, management has not determined whether implementation of such proposed standards would be material to our consolidated financial statements.

BUSINESS

Dreams, Inc. is a Utah Corporation which was formed in 1980. We operate in three business segments:

•	Retail. The retail segment represents the Company owned Field of Dreams® retail stores and our e-commerce business operations including FansEdge.com (acquired in October 2003) and ProSportsMemorabilia.com (acquired in April 2004). There are currently 13 company-owned and operated Field of Dreams® stores. The e-commerce component of the segment consists of two e-commerce retailers selling a diversified selection of sports licensed products and memorabilia on the Internet.

•	Manufacturing/Distribution. The manufacturing/distribution segment represents the manufacturing and wholesaling of sports memorabilia products, custom artwork and reproductions and acrylic cases. These operations are principally conducted through our wholly-owned subsidiary, Mounted Memories.

•	Franchise. This segment represents the results of our franchise program. We are in business of selling Field of Dreams® retail store franchises in the United States. There are currently 19 Field of Dreams® franchise stores open and operating.

Retail Segment

Retail Stores

In March 2002, we entered into the retail business with the purchase of two existing Field of Dreams® franchises including inventory on hand as of the acquisition date. As of the date of this prospectus, we owned and operated 13 Field of Dreams® retail stores. We may identify other franchised stores which we may purchase from time to time as we believe appropriate. We will also evaluate the opening of new retail operations. Stores are located in high traffic areas in regional shopping malls. The stores average approximately 1,000 square feet. The average cost of opening a new company-owned retail store in fiscal 2004 was approximately $100,000 per store. We pay a 1% royalty fee to MCA Universal Licensing for the use of the “Field of Dreams” trademark relating to sales generated in our stores. During fiscal 2004 and 2003 we had royalty fees of $40,296 and $16,264, respectively.

A store typically has a full time manager and full time assistant manager in addition to hourly personnel, most of whom work part time. The number of hourly sales personnel in each store fluctuates depending upon our seasonal needs. Our stores are generally open seven days per week and generally ten hours per day.

Set forth below is a listing of our stores as of March 31, 2005, their location and the date opened.

City	Store Location	Date Opened
Denver, CO	Park Meadows Mall	March 2002
Detroit, MI	Somerset Mall	March 2002
Chicago, IL	Woodfield Mall	October 2002
Norfolk, VA	MacArthur Center	October 2002
San Diego, CA	Horton Plaza	November 2002
Paramus, NJ	Garden State Plaza	May 2003
San Francisco, CA	Pier 39	September 2003
Glendale, CA	Glendale Galleries	October 2003
Beverly Hills, CA	Beverly Center	November 2003
Farmington, CT	West Farms Mall	November 2003
Wellington, FL	Wellington Place	November 2003
Denver, CO	Cherry Creek Mall	May 2004
Scottsdale, AZ	Scottsdale Fashion Square	June 2004

In December 2004, we chose not to extend the terms of our leases for our stores located in Copley Place, Boston, MA and Riverchase Galleria, Birmingham, AL and closed these stores. We did not incur any costs in terminating these leases and inventory was sent back to our warehouse.

E-Commerce Operations.

In October 2003 we purchased the website and 100% of the outstanding common stock of FansEdge Incorporated and in April 2004 we acquired certain assets, including the website of ProSports Memorabilia, Inc. The e-commerce division is focused on the sales of sports licensed products and memorabilia. It sells official licensed products of the NFL, MLB, NHL, NBA, NASCAR and collegiate products. The websites also provide authentic autographed memorabilia for over 200 teams and over 1,300 different athletes. This division sells over 20,000 products across categories such as apparel, auto accessories, autographed memorabilia, collectibles, headwear, home and office, jewelry and watches, tailgate and stadium gear and DVD’s. The e-commerce products are marketed through a series of websites. These websites represent several of the leading brand names in this market and include:

•	www.FansEdge.com;

•	www.prosportsmemorabilia.com;

•	www.sportcases.com; and

•	www.peterose.com.

This division’s business strategy is to:

•	strengthen its brands, improve customer service, expand its catalog and increase buying power;

•	target new customers;

•	transform shoppers into customers and customers into repeat customers; and

•	operate efficiently.

FansEdge recently entered into a strategic alliance with Amazon.com in which the FansEdge brand and its products are sold in the apparel and sporting section of the Amazon.com website. This division will continue to expand its marketing practices and seek strategic alliances with other companies and brands in addition to marketing its products as currently marketed.

We fulfill the orders generated through our website sales through third-party fulfillment and products shipped out of our warehouse facilities in Sunrise, Florida, Chicago, Illinois and Denver, Colorado. Our distribution network enables us to provide immediate delivery service to our online customers. It is our goal to distribute online merchandise within 48 hours of receiving an order.

Manufacturing/Distribution Segment

Mounted Memories

Mounted Memories (“MMI”) is a wholesaler of sports and celebrity memorabilia products and acrylic cases. MMI also organizes, operates and participates in hobby and collectible shows. MMI has non-exclusive informal agreements with numerous well-known athletes who frequently provide autographs at agreed-upon terms. MMI also enters into exclusive agreements with athletes. MMI has entered into an exclusive arrangement with Dan Marino, who is a former member of our board of directors. Through its relationships with athletes, agents and other persons and entities in the sporting industry, MMI is able to arrange for the appearance of popular athletes and celebrities at collectible shows, and at the same time, generate inventory for future sales from the warehouse. MMI negotiates directly with the athlete or with the athlete’s agent to determine contract specifics. These contracts are formal in that they stipulate the logistic specifics, payment terms and number of autographs to be received. MMI generally receives a fee when it arranges an athlete for a corporate event.

MMI has been in business since 1989 and has achieved its industry leading status partly due to its strict authenticity policies. The only sports memorabilia products sold by MMI are those produced by MMI through private or public signings organized by MMI or purchased from an authorized agent of MMI and witnessed by an MMI representative. In addition to sports and celebrity memorabilia products, MMI manufacturers a very large selection and supply of acrylic cases, with over 50 combinations of materials, colors and styles. The primary raw material used in the production process is plastic. There are many vendors who sell plastic throughout South Florida and MMI seeks to obtain the best pricing through competitive vendor bidding. MMI does not produce the helmets, footballs, baseballs or other objects which are autographed. Those products are available through numerous suppliers. No individual suppliers represent more than ten percent of our total fiscal 2004 or fiscal 2003 purchases.

MMI’s customer base varies greatly and includes, for example, internet companies, traditional catalog retailers and retail stores which sell sports and celebrity memorabilia products and cases. Field of Dreams® franchise and company-owned stores purchase products from MMI. No customer provided greater than ten percent of MMI’s total fiscal 2004 revenue. MMI pays annual license fees to Major League Baseball, the National Football League and NASCAR.

The sports memorabilia industry faces several challenges, most notably the assurance of product authenticity. Through its caution in only selling items produced internally or purchased from authorized agents, witnessed by an MMI representative, MMI avoids significant authenticity problems. MMI feels the way it has achieved a competitive advantage over its competitors is through its reputation for authenticity, professional league and player relationships, customer service and automation of shipping. MMI uses approximately 5,000 square feet of its warehousing facilities for shipping. MMI has achieved a significant positive reputation in its industry for timely and accurate shipments and commits to shipping orders within 72 hours of order receipt. Additionally, through the implementation of advanced and effective fulfillment techniques and processes, and utilization of the most current shipping software, MMI has experienced very low breakage over the past several years.

The Greene Organization

The Greene Organization is engaged in athlete representation and corporate marketing of individual athletes. The Greene Organization provides athletes with all “off-field” activities including personal appearances, endorsement and marketing opportunities. Warren H. Greene, president of The Greene Organization, is the brother-in-law of our president and chief executive officer.

Franchise Segment

We conduct our Field of Dreams® operations through Dreams Franchise Corporation (“DFC”). DFC licenses certain rights from Universal Studios Licensing, Inc. (“USL”) to use the name “Field of Dreams®” in connection with retail operations and catalog sales. Field of Dreams® is a copyright and trademark owned by Universal City Studios, Inc. with all rights reserved. Universal has authorized USL to license the marks. Neither company is in any way related to or an affiliate of us. We do not presently have a Field of Dreams® catalog.

Merchandising License Agreement

DFC has acquired from USL the exclusive license to use “Field of Dreams®” as the name of retail stores in the United States and a non-exclusive right to use the name “Field of Dreams®” as a logo on products. DFC has also licensed from USL the exclusive right to sublicense the “Field of Dreams®” name to franchisees for use as a retail store name. The license agreement between DFC and USL is referred to herein as the “USL License”. Under the terms of the USL License, DFC is obligated to pay to USL a 1% royalty based on gross sales of Field of Dreams® stores. DFC must pay USL a $2,500 advance on royalties for each company-owned store which is opened. DFC is obligated to pay $5,000 to USL upon the opening of each franchised store. The $5,000 fee is not an advance on royalties. DFC guarantees to pay USL a minimum yearly royalty of $2,500 regardless of the amount of gross sales. The current term of the USL License expires in December 2005. DFC has successive five-year options to renew the USL License. The USL License requires DFC to submit all uses of the Field of Dreams® mark for approval prior to use. Ownership of the Field of Dreams® name remains with USL. Neither we nor DFC will acquire any rights to that name. Should DFC breach the terms of the USL License, USL may, in addition to other remedies, terminate DFC’s rights to use the “Field of Dreams®” name. Such a termination would have an adverse effect on DFC’s and our business.

If DFC is in compliance with the terms of the USL License and if USL wishes to open and operate or license third parties to open and operate Field of Dreams® stores outside of the United States, DFC has a right of first refusal to obtain the license for such non-United States territory. DFC may exercise its right of first refusal by notifying USL of its desire to undertake a proposed new territory and paying to USL a non-refundable advance license fee of $10,000. Following such notice and payment, DFC and USL must negotiate in good faith to reach a definitive license agreement for the additional territory. If DFC fails to send notification, make the $10,000 payment or if a definitive license cannot be reached, USL may offer the new territory to another party.

DFC is required to indemnify USL for certain losses and claims, including those based on defective products, violation of franchise law and other acts and omissions of DFC. DFC is required to maintain insurance coverage of $3,000,000 per single incident. The coverage must name USL as an insured party. We have guaranteed the monetary obligations of DFC pursuant to the USL License.

Franchising

The laws of each state vary regarding regulation of the sale of franchises. Certain states require compliance with the regulations of the Federal Trade Commission (the “FTC Regulations”) prior to commencement of sales activity (the “FTC States”). Other states require compliance with specific additional registration procedures which vary in complexity. DFC is currently offering franchises in 44 states. Compliance with the FTC Regulations and various state regulations requires preparation of an extensive offering circular and the filing of such circular in certain states. Compliance with some state regulations requires significant time in connection with satisfying comments of franchise offering circular examiners. Compliance with FTC Regulations and certain state laws significantly limits the means by which DFC offers and sells franchises. DFC offers five types of franchises: Individual Standard Store (“Standard”), Individual Kiosk (“Kiosk”), Area Development (“Area Development”), Conversion (“Conversion”), and Seasonal (“Seasonal”). We do not depend on any one or a few franchisees for a material portion of our revenues. Royalties from the largest franchisee accounted for less than one percent of our fiscal 2004 consolidated revenues.

Standard Franchises

Our Standard franchise provides a franchisee the right to open and operate a single Field of Dreams® store at a single specified location. Franchisees pay DFC $10,000 upon execution of a Standard franchise agreement and an additional $22,500 upon execution by the franchisee of a lease for the franchised store. Standard franchise agreements vary in length. It is DFC’s general practice that the term of Standard franchise agreements concur with the term of the franchisee’s lease. In addition to sublicensing the right to use the Field of Dreams® name for a single franchised store, DFC is required to provide the franchisee certain training, start-up assistance and a system for the operation of the store. Prior to opening a Field of Dreams® store, a franchisee or its designated manager is required to attend and successfully complete a 2-week training course. The course is conducted at a DFC designated site. DFC also makes the same training available to a reasonable number of the franchisee’s employees. For a period of five days during startup of a franchised store, DFC furnishes to a franchisee a representative to assist in the store opening. DFC loans to each franchisee a copy of its operations manual which sets out the policies and procedures for operating a Field of Dreams® store. DFC does not provide an accounting system to franchisees. DFC does provide operational advice to franchisees and will, upon request, assist a franchisee in locating a site for a store. DFC reserves the right to modify at any time the system used in the store. DFC also reserves the right to change the name used in the system from Field of Dreams® to any other name and require all franchisees to discontinue any use of any aspect of the system or the name Field of Dreams®. DFC has reserved this right in its franchise agreements to provide for the event that it determines that another name would be better for its franchise system, that the royalty it pays to USL in connection with use of the name is excessive or if DFC should breach the terms of the USL license and lose the right to use the Field of Dreams® name.

DFC imposes certain controls and requirements on Field of Dreams® franchisees in connection with site selection, site development, pre-opening purchases, initial training, opening procedures, payment of fees, compliance with operating manual procedures including purchasing through approved vendors, protection of trademark and other proprietary rights, maintenance and store appearance, insurance, advertising, owner participation in operations, record keeping, audit procedures, autograph authenticity standards and other matters. Franchisees are required to pay DFC 6% of gross revenues as an on-going royalty. Payments must be made weekly. Franchisees are required to comply with certain accounting procedures and use computer systems acceptable to DFC. Franchisees are also required to contribute an additional 1.5% of gross revenues to a marketing and development fund which is administered by DFC for the promotion of the Field of Dreams® system. Each franchisee is also required to spend 1% of its gross revenues for its own local advertising and promotion. During its first 90 days of operation, each franchisee is required to spend a minimum of $2,500 for promotion and advertising. Franchisees are required to maintain standards of quality and performance and to maintain the proprietary nature of the Field of Dreams® name. Franchisees must commence operation of the franchised stores within 180 days after execution of the Standard franchise agreement. DFC has prepared and amends from time-to-time an approved supplier list from which franchisees may purchase certain inventory and other supplies. Each franchisee is required to maintain specified amounts of liability insurance which names DFC and USL as insured parties. Franchisee’s rights under the Standard franchise are not transferable without the consent of DFC and DFC has a right of first refusal to purchase any franchised store which is proposed to be sold. DFC has not sold any Standard franchises since the fiscal year ended March 31, 2004.

Area Development

An Area Development agreement grants rights to develop a minimum of four Field of Dreams® stores in a designated area. The stores are required to be open pursuant to a specified time schedule. The developer must execute separate Standard franchise agreements for each store as it is opened. Upon execution of the Area Development agreement, the developer is required to pay DFC $5,000 for each store to be opened, with a minimum payment upon execution of $20,000. The developer must obtain DFC’s approval for each store site the developer proposes to open. The developer then pays DFC an additional $20,000 for each store upon execution by the developer of a lease for that store. Development Agreements are not transferable without the consent of DFC.

Franchise Broker

DFC does not currently employ a franchise broker. The officers of DFC currently act as sales agents for Field of Dreams® franchises. We may engage an outside franchise broker in the future. DFC advertises Field of Dreams® franchises in a very limited number of business magazines. Most persons expressing an interest in purchasing a Field of Dreams® franchise have visited a Field of Dreams® store and have subsequently contacted DFC.

Competition

Our retail stores compete with other retail establishments, including our franchise stores and other stores that sell sports related merchandise, memorabilia and similar products. The success of our stores depends, in part, on the quality, availability and the varied selection of authentic products as well as providing strong customer service.

Our e-commerce business competes with a variety of online and multi-channel competitors including mass merchants, fan shops, major sporting goods chains and online retailers.

MMI competes with several major companies and numerous individuals in the sports and celebrity memorabilia industry. MMI believes it competes well within the industry because of the reputation it has established in its 15-year existence. MMI focuses on ensuring authenticity and providing the best possible customer service. MMI has concentrated on maintaining and selling memorabilia items of athletes and celebrities that have a broad national appeal. MMI believes it maintains its competitive edge because of its long established relationships with numerous high profile athletes, each of the major sports leagues and several of the largest sports agencies. Several of its competitors tend to focus on specific regional markets due to their relationships with sports franchises in their immediate markets. The success of those competitors typically depends on the athletic performance of those specific franchises.

Additionally, MMI typically focuses on the three core sports that provide the greatest source of industry revenue, baseball, football and NASCAR.

Within the acrylic case line of business, MMI competes with other companies which mass produce cases. MMI does not compete with companies which custom design one-of-a-kind cases. MMI believes that because it is one of the country’s largest acrylic case manufacturers, it is very price competitive due to its ability to purchase large quantities of material and pass the savings to customers.

The Greene Organization competes with other companies which provide “off-field” services to athletes, some of which are much larger and better capitalized, including traditional sports agencies such as International Management Group.

DFC competes with other larger, more well-known and substantially better funded franchisors for the sale of franchises. Field of Dreams® stores compete with other retail establishments. We believe that the principal competitive factors in the sale of franchises are franchise sales price, services rendered, public awareness and acceptance of trademarks and franchise agreement terms

Employees

We currently employ one hundred thirty-five (135) full-time employees and thirty (30) part-time employees. We also hire temporary seasonal employees as needed. None of our employees are represented by a labor union and we believe that our employee relations are good.

Seasonality

Our business is highly seasonal with operating results varying from quarter to quarter. We have historically experienced higher revenues in the third quarter of our fiscal year (October through December), primarily due to holiday sales. Approximately 44% and 35% of our consolidated revenues were generated in the third quarter of fiscal 2004 and fiscal 2003, respectively. Management believes that the percentage of revenues in the third fiscal quarter will increase in future fiscal years as we grow the retail segment.

Properties

We lease our corporate office and primary manufacturing/warehouse facility in Plantation, Florida, and Sunrise, Florida, respectively. The corporate office lease is for approximately 4,500 square feet of office space and expires in June 2008. Our principal executive offices are located at the Plantation, Florida facility.

As of March 31, 2004, our primary manufacturing/warehouse facility in Sunrise, Florida, had approximately 50,000 square feet of office, manufacturing and warehousing space. The lease is for a 10 year term with occupancy costs of approximately $32,000 per month with 3% annual increases in rent per year.

Our 13 company-owned stores currently lease their facilities, with lease terms (including renewal options) expiring in various years through September 2013 with initial terms of 7 to 10 years. We also lease a warehouse facility in Denver, Colorado which has approximately 3,000 square feet as well as a warehouse facility for our internet division in Chicago, Illinois which has approximately 10,000 square feet. Both leases expire in October 2005.

Legal Proceedings

We are a defendant in an action in the United States Bankruptcy Court for the District of Maryland in an action brought by Unitas Management, Inc. Unitas Management has brought a claim against us for damages of up to $419,000, based upon an alleged breach of contract. On January 10, 2005, the Bankruptcy Court granted Unitas Management’s motion for summary judgment and entered a judgment for Unitas Management for approximately $435,000. We are formally appealing the judgment and we are unable to predict the results of such appeal. As of December 31, 2004, we have no accrual for this matter as we believe that the likelihood of a favorable outcome through the appeals process is probable. In order to secure the bond necessary to stay the judgment pending our appeal, we have provided $440,000 to the Bankruptcy Court as substitute collateral for the appeal bond. If we are unsuccessful in such appeal, our business and results of operations may be materially and adversely affected. No assurance can be given as to the outcome of the litigation at this time.

We are also subject to other legal proceedings that arise in the ordinary course of its business. In the opinion of management, the amount of ultimate liability, if any, in excess of applicable insurance coverage, is not likely to have a material effect on our financial condition, results of operations or liquidity. However, as the outcome of litigation or other legal claims is difficult to predict, significant changes in the estimated exposures could occur, which could have a material impact on our operations.

MANAGEMENT

Directors And Executive Officers

Our Directors and Executive Officers and the positions held by each of them are as follows. All directors serve until our next annual meeting of shareholders.

Name	Age	Serving as our Officer and/or Director Since	Position Held With the Company
Sam D. Battistone	65	1982	Chairman/Director
Ross Tannenbaum	43	1998	President/CEO/Director
David M. Greene	43	2001	Senior Vice President of Strategic Planning & Corporate Secretary
Dale E. Larsson	59	1982	Director
Victor Shaffer	45	2004	Executive Vice President

Biographical Information

Sam D. Battistone has been Chairman of the Board since our inception. Mr. Battistone served as our president until November 1998. He was the principal owner, founder and served as Chairman of the Board, President and Governor of the New Orleans Jazz and Utah Jazz of the National Basketball Association (NBA) from 1974 to 1986. In 1983, he was appointed by the Commissioner of the NBA to the Advisory committee of the Board of Governors of the NBA. He held that position until we sold our interest in the team. He served as a founding director of Sambo’s Restaurants, Inc. and in each of the following capacities, from time to time, from 1967 to 1979: President, Chief Executive Officer, Vice-Chairman and Chairman of the Board of Directors. During that period, Sambo’s grew from a regional operation of 59 restaurants to a national chain of more than 1,100 units in 47 states. From 1971 to 1973, he served on the Board of Directors of the National Restaurant Association.

Ross Tannenbaum has served as our President and Director since November 1998. From August 1994 to November 1998, Mr. Tannenbaum was President, director and one-third owner of MMI. From May 1992 to July 1994, Mr. Tannenbaum was a co-founder of Video Depositions of Florida. From 1986 to 1992, Mr. Tannenbaum served in various capacities in the investment banking division of City National Bank of Florida. Mr. Tannenbaum is the brother-in-law of David M. Greene, our Senior Vice President.

David M. Greene has been our Senior Vice President of Strategic Planning since June 2001 and our Corporate Secretary since August 2004. From May 1992 to May 2001, he was the President of Florida Tool & Gauge, Inc., an aerospace manufacturing company located in Fort Lauderdale, Florida. From April 1987 to April 1992, he served as President of GGH Consultants, Inc., an investment and business consulting company. From May 1984 to March 1987, he worked as an investment executive at the investment banking firm of Drexel, Burnham, Lambert, Inc. Mr. Greene is the brother-in-law of Ross Tannenbaum, our president, chief executive officer and a director.

Dale E. Larsson has served as a Director of ours since 1982. From 1982 until September 1998, Mr. Larsson was our Secretary-Treasurer. Mr. Larsson graduated from Brigham Young University in 1971 with a degree in business. From 1972 to 1980, Mr. Larsson served as controller of Invest West Financial Corporation, a Santa Barbara, California based real estate company. From 1980 to 1981, he was employed by Invest West Financial Corporation as a real estate representative. From 1981 to 1982, he served as the corporate controller of WMS Famco, a Nevada corporation based in Salt Lake City, Utah, which engaged in the business of investing in land, restaurants and radio stations. Since 1998, Mr. Larsson has also served as the controller of Dreamstar, an investments and retail sports memorabilia company.

Victor Shaffer has served as our Executive Vice President since June 2004. Prior to the hiring of Mr. Shaffer, he served as a part-time consultant to us since August 2003 in support of our NASCAR initiative. Mr. Shaffer has over 20 years of executive experience in advertising and marketing. From 1992 to 1998 he served as president and chief executive officer of Press Pass, a trading card and collectibles company. From 1998 to 2000 he served as an executive vice president of Racing Champions, a racing collectible and toy company. From 2000 to 2001 he served as a consultant to a variety of companies in connection with product development and product launch marketing. From 2001 to 2003 he served an executive vice president of Great Western Reserve, a specialty printing company.

Director Compensation

Our directors are not paid fees for serving on our board. Directors are reimbursed for their out of pocket expenses incurred in connection with the attendance at our board meetings.

Compensation of Executive Officers

Summary Compensation Table

The following table sets forth information concerning compensation for services in all capacities to us and our subsidiaries for fiscal years ended March 31, 2002, 2003 and 2004 of those persons who were, at March 31, 2004, our chief executive officer and our executive officers whose compensation exceeded $100,000.

	Fiscal Year	Annual Compensation		Other Annual Compensation (1)	Long-Term Compensation Securities Underlying Options/SARs
Name and Principal Position		Salary	Bonus
Ross Tannenbaum CEO and Director	2002 2003 2004	$250,000 275,000 288,750	$5,000 9,600 9,600	$9,600 9,600 9,600	— — —
—
Mark Viner (2) Chief Financial Officer, Secretary & Treasurer	2002 2003 2004	124,583 147,667 151,000	5,000 — —	7,500 — 7,500	— — —
—
David M. Greene (3) Senior Vice President	2002 2003 2004	75,000 100,000 100,000	1,500 — —	— 7,200 7,200	— — —

(1)	Other annual compensation represents automobile allowances.

(2)	Mr. Viner resigned from his position as our chief financial officer, secretary and treasurer effective August 16, 2004.

(3)	Mr. Greene commenced employment with us in June 2001.

Option Grants in Last Fiscal Year and Potential Realizable Values

The following table sets forth as to each of the named executive officers information with respect to option grants during fiscal 2004 and the potential realizable values of such option grants. They are not intended to predict future stock prices, which will depend on market conditions, our performance and other factors.

Name	Number of Securities Underlying Options Granted (#)	% of Total Options Granted to Employees in Fiscal Year	Exercise Price	Expiration Date(1)
Ross Tannenbaum	—	—	—	—
Mark Viner	500,000	41.67%	$0.20	January 8, 2007
David M. Greene	500,000	41.67	0.20	January 8, 2007

Aggregated Option Exercises In Fiscal Year and FY-End Option Values

The following table sets forth, with respect to each of the named executive officers, the number of share options exercised and the dollar value realized from those exercises during fiscal 2004 and the total number and aggregate dollar value of exercisable and non-exercisable stock options held on March 31, 2004.

Name	Shares Acquired On Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARs At FY-End (#)		Value of Unexercised In- The-Money Options/ SARs At FY-End ($) (1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Ross Tannenbaum	—	—	—	—	—	—
Mark Viner	—	—	500,000	—	$75,000	—
David M. Greene	—	—	500,000	—	$75,000	—

At March 31, 2004, the closing bid price of our common stock was $0.35, and on June 4, 2004, was $0.35.

(1)	Based on the closing bid price of our common stock of $0.35 on March 31, 2004.

Employment Agreements

We are not currently a party to any employment agreement with any of our named executive officers.

Equity Compensation Plans

We do not currently have any equity compensation plans in effect.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Ross Tannenbaum, our president and chief executive officer and a director, and Sam Battistone, our chairman, each have ownership interests in franchised Field of Dreams® stores. Prior to November 1, 2004, Mr. Tannenbaum was a 25% owner in M&S, Inc., a Florida Corporation that owns and operates three Field of Dreams® franchised stores in the state of Florida. As of November 1, 2004, Mr. Tannenbaum divested himself of all equity ownership of M&S, Inc. Mr. Battistone is a principal in FOD Las Vegas, LLC which owns and operates three Field of Dreams® franchised stores in the state of Nevada and one in the state of Minnesota. Mr. Tannenbaum and Mr. Battistone, through their partnerships with M&S, Inc. and FOD Las Vegas, LLC, respectively, have entered into our standard franchise agreements.

During fiscal 2004, M&S and FOD Las Vegas, LLC paid us $73,000 and $272,000, respectively in franchise royalties. Additionally, during fiscal 2004, M&S, Inc. and FOD Las Vegas, LLC purchased products from us totaling $202,000 and $223,000, respectively. During fiscal 2003, M&S, Inc. and FOD Las Vegas, LLC paid us $75,000 and $247,000 in franchise royalties, respectively. Additionally, during fiscal 2003, M&S, Inc. and FOD Las Vegas, LLC purchased products from us totaling $162,000 and $105,000, respectively.

During fiscal 2004 and 2003, we paid Dan Marino, then a member of our board of directors, $291,000 and $308,000, respectively, for his autograph on inventory items and appearance fees. We have a three year agreement with Mr. Marino, which expires March 31, 2006. Under the terms of the agreement, Mr. Marino will earn a minimum of $1.5 million over the three year period. Mr. Marino will provide autographs and make personal appearances under the contract terms. Such payments were based on arms-length negotiations between the parties. Mr. Marino resigned from our Board of Directors on January 25, 2005.

On May 13, 2002, we loaned Mr. Battistone $275,000. This amount was repaid in June 2002.

In April 2002, we entered into a consulting agreement with a corporation wholly-owned by Mr. Battistone. The term of the agreement was through March 31, 2007. We agreed to pay the consultant $145,000 for the first year, $160,000 in each of years two, three and four and $175,000 in year five. We are responsible for all expenses incurred by the consultant in the performance of his duties. The consultant agreed to provide consulting services utilizing his business contacts. Mr. Battistone agreed to continue as Chairman of our Board of Directors. On February 1, 2005, we and Mr. Battistone agreed to terminate this agreement.

During fiscal 2004, Mr. Battistone agreed to tender an aggregate of 98,240 shares of our common stock to repay $19,000 of personal expenses (incurred in the ordinary course of business) paid on his behalf by us. This transaction was recorded at the fair market value of the shares on the date the shares were tendered. The common stock received by us from Mr. Battistone was retired.

During fiscal 2003, Mr. Battistone agreed to tender an aggregate of 891,400 shares of our common stock to us to repay $112,000 of personal expenses (incurred in the ordinary course of business) paid on his behalf by us. As additional consideration for the tendered shares, Mr. Battistone received the rights to a prepaid asset valued at $61,000. These transactions were recorded at the fair market value of the common stock on the date the shares were tendered. The common stock received by us from Mr. Battistone was retired.

In August, 2004, we obtained a convertible loan to borrow up to $1.0 million due January 15, 2005 from the brother of our president and chief executive officer. The initial advance of $700,000 as of September 30, 2004, was used for working capital purposes. As of November 22, 2004 the remaining $300,000 has been funded and used. In consideration for such loan, we have agreed to pay such third party interest at the rate of 12% per annum and granted five year options to purchase 1,000,000 shares of common stock at an exercise price of $0.25 per share. In an event of a default under the loan, the loan is convertible into our common stock at $0.05 per share. On January 25, 2005, effective as of January 15, 2005, we extended the maturity date of the note to April 29, 2005 and modified the convertibility feature to provide for conversion of the note, only upon an event of default, at the lower of (i) the average closing sales price for a share of our common stock for the three trading days immediately prior to conversion or (ii) in the event we sell or issue common stock or other convertible securities after December 31, 2004 (including in connection with this offering), at the lowest issue or conversion price per share of such securities, as applicable.

To provide us with additional working capital, nine of our senior employees, including our chairman and president and chief executive officer, agreed to defer all but $1 of their monthly salary effective August 1, 2004. In consideration for such deferral, each employee received options to purchase that number of shares of our common stock equal to the dollar amount deferred. The five year options are exercisable at $0.25 per share. In addition, upon payment of such accrued amounts, each employee received a 5% deferral bonus. The deferrals ceased on November 19, 2004 for each of our senior employees other than our president and chief executive officer and our chairman, which continue to be in effect. On December 31, 2004, stock options to purchase up to 410,615 shares were issued at an exercise price of $0.25 share. These options are exercisable immediately. Our chairman and president and chief executive officer continue to defer all but $1 of their monthly salaries and as of March 31, 2005 we had accrued $251,000 of salaries, consulting fees and deferral bonuses for these two executives.

In August 2004, we agreed to amend our former chief financial officer’s stock option agreement to reduce the number of options to 250,000 from 500,000. This amendment was agreed to in lieu of canceling the options upon termination of employment, as our former chief financial officer has agreed to provide future consulting services if necessary. These options have an expiration period of three years and are exercisable immediately. This amendment, as well as the chief financial officer’s change in status, resulted in our recording additional compensation expense of $22,500 during the three-month period ended September 30, 2004. The amount of the compensation expense was based on a fair market value of $0.09 per share as determined by an independent third party valuation firm. Our former chief financial officer did not receive any consideration for reducing his number of options.

On January 12, 2005, we entered into a licensing agreement with Pro Stars, Inc., a corporation in which our chairman of the board is an executive officer. Under the terms of the agreement, we will receive a 10% licensing fee on the revenues generated from our 365 live marketing concept which we licensed to Pro Stars, Inc.

In order to fund the substitute collateral in connection with the appeal of the Unitas Management matter discussed under “Business – Legal Proceedings”, on February 16, 2005 we issued unsecured subordinated convertible promissory notes in the aggregate amount of $446,080. These notes included notes issued to our president and chief executive officer, his brother-in-law and his father-in-law in the amounts of $121,080, $125,000, and $100,000, respectively, and notes to two other shareholders, each in the amount of $50,000. These notes accrue interest at the rate of 12% per annum and are due on (i) December 31, 2005, if the bond is either released or drawn upon prior to December 31, 2005, (ii) the date that is 10 business days after the bond is released, if the bond is released on or after December 31, 2005, or (iii) the date that is 45 business days after the bond is drawn upon if the bond is drawn upon on or after December 31, 2005. These notes provide for a 10% origination fee to be paid no later than the earlier to occur of the maturity date and December 31, 2005. These notes are convertible at any time at the lower of (i) the average closing sales price for a share of our common stock for the three trading days immediately prior to conversion or (ii) in the event we sell or issue common stock or other convertible securities after February 16, 2005 (including in connection with this offering), at the lowest issue or conversion price per share of such securities, as applicable.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of March 31, 2005, the number of shares of our common stock beneficially owned by persons who own five percent or more of our voting stock, by each director, by each executive officer, and by all executive officers and directors as a group. The table presented below includes shares issued and outstanding and warrants to purchase shares and options exercisable within 60 days. Beneficial ownership percentage is based on 56,363,195 shares of our common stock outstanding as of March 31, 2005.

Name and Address of Beneficial Owner (1)	Number of Shares Beneficially Owned	Percent of Class
Sam D. Battistone (2)	9,250,124	16.4%

Ross Tannenbaum (3)	12,500,000	22.2

Owen Randall Rissman 1101 Skokie Road, Suite 255 North Brook, IL 60062	4,655,000	8.3

Dale E. Larsson 3230 North University Ave. Provo, UT 84604 (4)	261,477	*

Victor Shaffer (5)	58,876	—

Mark Viner (6)	250,000	*

David M. Greene (7)	529,569	*

All Current Executive Officers and Directors as a group (5 persons) (8)	22,600,046	39.7

*	Less than 1%

(1)	Unless otherwise indicated, the address for each person is 2 South University Drive, Suite 325, Plantation, Florida 33324.

(2)	Excludes options Mr. Battistone is to receive for certain salary deferrals; also excludes 1,300,000 shares owned by the following family members of which Mr. Battistone disclaims beneficial ownership:

Name	Number of Shares Owned
Kelly Battistone	350,000
Dann Battistone	350,000
Brian Battistone	350,000
Mark Battistone	250,000

(3)	Excludes options Mr. Tannenbaum is to receive for certain salary deferrals.

(4)	Includes 7,800 shares owned jointly by Mr. Larsson and his wife.

(5)	Includes 58,876 shares which are the subject of stock options; does not include 1,200,000 shares which are the subject of stock options which vest over a three year period.

(6)	Includes 250,000 shares which are the subject of stock options; Mr. Viner resigned from his position as our chief financial officer, secretary and treasurer effective August 16, 2004.

(7)	Includes 526,569 shares which are the subject of stock options.

(8)	The directors and officers have sole voting and investment power as to the shares beneficially owned by them; does not include shares or options of any executive officer or director no longer employed by us.

DESCRIPTION OF THE RIGHTS OFFERING

The Reason for the Rights Offering

We are offering the subscription rights to our current shareholders with the intention of raising up to $3,381,792 of gross proceeds (or $3,700,444 if all of our optionholders exercise their options to purchase our common stock prior to this offering, and concurrently or subsequently exercise their basic subscription rights in full). We do not expect our optionholders to exercise their options and participate in this offering.

Our primary purposes for engaging in the rights offering are to assist us in raising capital in a cost-effective manner in order to satisfy (either through repayment or conversion): (i) $1.0 million in partial repayment of indebtedness to MLBFS pursuant to an amended forbearance agreement, (ii) $1.0 million of indebtedness to the brother of our president and chief executive officer, (iii) $178,000 of accrued salary owed to our president and chief executive officer as of March 31, 2005, (iv) $73,000 of accrued consulting fees owed to our chairman of the board pursuant to a consulting agreement as of March 31, 2005, and (v) approximately $446,000 of indebtedness to our president and chief executive officer, his brother-in-law, his father-in-law and two other shareholders, incurred to provide substitute collateral in connection with the Unitas Management appeal described under “Business – Legal Proceedings” (if we lose the appeal of the judgment for which the substitute collateral was required).

To the extent that holders of our indebtedness, including the holders set forth above other than MLBFS, were shareholders of ours as of the record date, we may allow such shareholders to exercise their basic or over-subscription rights by exchanging all or part of our indebtedness held by them in lieu of the cash payment of the subscription price. To the extent that we allow any such shareholders to participate in the rights offering in this manner, we will allow all such shareholders to elect to participate in the rights offering in such a manner.

To the extent that holders of our indebtedness were not shareholders of ours as of the record date, or to the extent that the amount of indebtedness owed to a shareholder exceeds such shareholder’s pro rata right to participate in the rights offering, we may agree with such holders to allow us to satisfy our indebtedness obligations by issuing to them shares of our common stock that are not sold as part of the rights offering by exchanging all or part of our indebtedness held by them in lieu of their payment of the subscription price (at the equivalent issue price of $.03 per share). To the extent that we allow any such shareholders or debtholders to participate in this manner, we will allow all such shareholders or debtholders to elect to participate in such a manner.

If all of our debtholders, other than MLBFS, were allowed to, and elected to, exchange all of our indebtedness held by them in lieu of their payment of the subscription price (at the equivalent issue price of $.03 per share), the maximum cash proceeds we would receive from this offering would be $1,343,792.

If we are unable to satisfy our obligations under the forbearance agreement, then MLBFS may, among other things, seize and sell all of our assets or appoint a receiver for our operations. Neither our Board of Directors, members of our senior management nor our principal shareholders, Ross Tannenbaum and Sam Battistone, believe that this offering has a reasonable likelihood or a purpose of producing, directly or indirectly, the effect of causing our common stock to be owned by less than 300 holders of record. Accordingly, it is not the intention of our Board of Directors, members of our senior management or our principal shareholders, Ross Tannenbaum and Sam Battistone, for this offering to constitute the first step in a going private transaction under Rule 13e-3 of the Securities Exchange Act of 1934. However, as a result of the limited liquidity of our common stock and increasing compliance costs resulting from the Sarbanes-Oxley Act, in the future, we may be obligated to consider all strategic alternatives to maximize shareholder value, including terminating our status as a public company in a going private transaction and delisting our common stock.

Our Board of Directors has chosen to give you the opportunity to buy more shares and provide us with additional capital. This right provides each shareholder the opportunity to avoid additional dilution of their ownership interest, at least insofar as this current financing is concerned. In determining to proceed with the rights offering, our board of directors considered a number of factors including the opportunity afforded to our shareholders to participate in this equity offering and acquire additional shares of our common stock so that they would have the ability to maintain their proportional interest in us. Of course, we cannot assure you that we will not need to seek additional financing in the future that could result in dilution of your ownership. After application of the proceeds from this offering, approximately $4.3 million of indebtedness will remain outstanding under our line of credit facility.

The Subscription Rights

Without cost to you, we are distributing to you an instrument known as a “subscription right.” You will receive one non-transferable subscription right for each share of our common stock you owned as of February 25, 2005, which we arbitrarily established as the “record date” for the rights offering. Each subscription right will entitle you, at your option, to purchase two (2) shares of our common stock for each share of our common stock that you owned on the record date at the “subscription price,” which we have established as $0.03 per share ($0.06 per two shares). Should you elect to exercise your rights to subscribe, meaning that you choose to purchase the common stock offered to you, you may do so only on the terms and conditions of the offering.

You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights. You cannot give or sell your subscription rights to anyone; only you can exercise them. If not exercised, your right will expire at 5:00 P.M., Mountain Standard Time on May 4, 2005, the expiration date. Prior to that date and time, the Board of Directors may cancel the rights offering for any reason. After that date, the subscription rights will expire and will no longer be exercisable. There is no minimum number of shares which must be subscribed for in order for this offering to be completed. The rights offering and any other sales of shares under this prospectus is being made on an “any or all basis,” which means that we may accept payment for shares sold pursuant to any subscription received even if all of the shares of common stock offered are not subscribed for in the offering.

Except as described below, once you submit your subscription agreement to our subscription agent together with your payment, you may not revoke your subscription, even if you subsequently learn unfavorable information about Dreams or if the market price of our common stock declines to below the subscription price of the shares. You may revoke your prior subscription for our shares only in the event that we extend the expiration date of this rights offering for more than thirty days or there is a material change in the terms of this offering.

Basic Subscription Right

Each subscription right will entitle you to receive two (2) shares of our common stock for each share of our common stock that you owned on the record date, upon payment of $0.03 per share ($0.06 per two shares). You will receive certificates, or your account will be credited by an amount representing shares that you purchase pursuant to your basic subscription right, as soon as practicable after the expiration date (or if we exercise our early release rights, as soon as practicable after the funds are released with respect to those shares), whether you exercise your subscription right immediately prior to the expiration date or earlier.

Over-Subscription Right

Subject to the allocation described below, your subscription right also grants you an over-subscription right to purchase additional shares of common stock that are subject to basic subscription rights not exercised by other shareholders. You are entitled to exercise your over-subscription right only if you exercise your basic subscription right in full.

If you wish to exercise your over-subscription right, you should indicate the number of additional shares that you would like to purchase in the space provided on your subscription agreement or Beneficial Owner Election Form, as the case may be. When you send in your subscription documents, you must also send the full purchase price for the number of additional shares that you have requested to purchase through your over-subscription right, which payment is in addition to the payment due for shares purchased through your basic subscription right. If we receive over-subscription requests for a number of shares greater than the number of shares available, we will allocate the available shares among shareholders who over-subscribed pro rata based on the total number of shares purchased by such over subscribing shareholders through the exercise of their basic subscription rights. Regardless of the proportion, however, you will not receive more over-subscription shares than you actually apply for, although you may receive fewer. We have the discretion to issue less than the total number of shares that may be available for over-subscription requests in order to comply with state securities laws.

As soon as practicable after the expiration date, we will determine the number of shares of common stock that you may purchase pursuant to the over-subscription right. You will receive certificates, or your account will be credited by an amount, representing these shares as soon as practicable after the expiration date. We have the discretion to delay allocation and distribution of any and all shares to shareholders who elect to participate in the rights offering and are affected by state securities laws, if any, including shares that we issue with respect to basic or over-subscription rights, in order to comply with such regulations. If you request and pay for more shares than are allocated to you, we will refund that overpayment, without interest, as soon as practicable. In connection with the exercise of the over-subscription right, banks, brokers and other nominee holders of subscription rights who act on behalf of beneficial owners will be required to certify to us as to the aggregate number of subscription rights that have been exercised, and the number of shares of common stock that are being requested through the over-subscription right, by each beneficial owner on whose behalf the nominee holder is acting.

Conditions to the Consummation of the Offering

The consummation of the offering is not subject to any conditions, but the Board of Directors may decide to cancel the rights offering at any time, on or before the expiration date, for any reason in which case we will return your payment to you without any interest.

Subscription Price

Our board of directors arrived at the subscription price of $0.03 per share by considering, among other things, the limited trading activity of our common stock and the price at which our common stock was trading on the Over-The-Counter Bulletin Board, and discounting such price to an amount at which the board determined, in good faith, that the maximum number of shareholders would participate in the rights offering in a timely fashion. The subscription price of $0.03 per share is not necessarily indicative of the actual value of a share of our common stock, which may be significantly more or less than the subscription price. In addition, the subscription price is not an appraisal of, and may not reflect the price at which, the shares may be resold.

No Recommendation

We are not making any recommendations as to whether or not you should exercise your subscription rights. You should make your decision based on your own assessment of your best interests.

Expiration Dates

The rights will expire at 5:00 P.M., Mountain Standard Time, on the expiration date, unless we decide to extend the rights offering by issuing a press release. If you do not exercise your subscription rights prior to that time, your subscription rights will be null and void. We will not be required to issue shares of common stock to you if our subscription agent receives your subscription agreement or your payment after that time, regardless of when you sent the subscription agreement and payment. In addition we may, in our sole discretion, determine to extend the time period during which we may offer shares to outside investors.

Board of Directors’ Withdrawal Right

Our Board of Directors may withdraw or cancel the rights offering in its sole discretion at any time prior to or on the expiration date for any reason including, without limitation, a change in the market price of our common stock. If we withdraw the rights offering, any funds you paid will be refunded, without interest or penalty, as soon as practicable.

Non-Transferability of Subscription Rights

Except in the limited circumstances described below, both the basic subscription rights and over-subscription rights are non-transferable and non-assignable. Only you may exercise these rights.

Notwithstanding the foregoing, your rights may be transferred by operation of law or through involuntary transfers. For example, a transfer of rights to the estate of the recipient upon the death of the recipient would be permitted. If the rights are transferred as permitted, evidence satisfactory to us that the transfer was proper must be received by us prior to the expiration date of the rights offering.

Subscription Agent

The subscription agent for this offering is Fidelity Transfer Company. The address to which subscription agreements and payments should be mailed or delivered is Fidelity Transfer Company, 1800 S. West Temple, Suite 301, Salt Lake City, UT 84115. If you deliver subscription agreements in a manner different than that described in this prospectus, we may not honor the exercise of your subscription rights.

You should direct any questions or requests for assistance concerning the method of subscribing for the shares of common stock or requests for additional copies of this prospectus to the subscription agent, at Fidelity Transfer Company, 1800 S. West Temple, Suite 301, Salt Lake City, UT 84115 or by telephone at (801) 484-7222, by fax at (801) 466-4122 or email to info@fidelitytransfer.com.

Fractional Shares of Common Stock and Fractional Rights

We will not issue any fractional shares of common stock in this offering. Banks, trust companies, securities dealers and brokers that hold shares of our common stock as nominees for more than one beneficial owner may have the applicable subscription rights divided by the subscription agent or may, upon proper showing to the subscription agent, exercise their rights on the same basis as if the beneficial owners were record holders on the record date. We reserve the right to deny any division of subscription rights if, in our opinion, the result would be inconsistent with the intent of this right.

Exercise of Subscription Rights and Method of Payment

Our shareholders may exercise their subscription rights by delivering to our subscription agent the following, all of which must be received by our subscription agent on or prior to the expiration date:

•	a properly completed and duly executed subscription agreement;

•	any required signature guarantees; and

•	payment in full of $0.03 per share for the shares of common stock subscribed for by exercising basic subscription rights and, if desired, over-subscription rights.

You should deliver your subscription agreement and payment to our subscription agent at the address set forth under the subsection “Subscription Agent” above on or prior to the expiration date of the subscription period. We will not pay you interest on funds delivered to us pursuant to the exercise of rights. If you hold shares of our common stock in street name and receive rights through a broker, dealer, commercial bank, trust company or other nominee, or if you hold common stock certificates and would prefer to have an institution conduct the transaction relating to the rights on your behalf, you should contact the appropriate nominee or institution and request that it conduct the subscription transaction for you. In most cases you will receive a “Beneficial Owner Election Form” or other form of election to subscribe for shares of common stock which you will be required to complete and return to your holder or other nominee in accordance with their instructions, together with any applicable payment of the subscription price as such holder or nominee may require.

Payment for the shares must be made by check or bank draft (cashier’s check) drawn upon a United States bank or a postal, telegraphic or express money order payable to the order of “Fidelity Transfer Company as agent for Dreams, Inc.”

Payment will be deemed to have been received by us only upon:

•	clearance of any uncertified check;

•	receipt by our subscription agent of any certified check or bank draft drawn upon a U.S. bank or of any postal, telegraphic or express money order; or

•	receipt of funds by our subscription agent through an alternative payment method approved by our subscription agent.

Please note that funds paid by uncertified personal check may take at least ten business days to clear. Accordingly, if you wish to pay by means of an uncertified personal check, we urge you to make payment sufficiently in advance of the expiration date to ensure that the payment is received and clears before that date. We are not responsible for any delay in payment and urge you to consider payment by means of a certified or cashier’s check or money order.

You should read the instructions accompanying the subscription agreement carefully and strictly follow it. DO NOT SEND SUBSCRIPTION AGREEMENTS OR PAYMENTS TO US. We will not consider your subscription received until the subscription agent has received delivery of a properly completed and duly executed subscription agreement and payment of the full subscription amount. The risk of delivery of all documents and payments is yours or your nominee’s, not ours or the subscription agent’s.

The method of delivery of subscription agreements and payments of the subscription amount to the subscription agent will be at the right of the rights holders, but, if sent by mail, we recommend that you send the subscription agreement and payment by overnight courier or by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the subscription agent and clearance of payment before the expiration date of the subscription period.

Early Release

We may, in our sole discretion, withdraw proceeds received from the exercise of the basic subscription rights, as the funds became available, prior to the expiration date of the offering.

Signature Guarantee

Signatures on the subscription agreement do not need to be guaranteed if either the subscription agreement provides that the shares of common stock to be purchased are to be delivered directly to the record owner of such subscription rights, or the subscription agreement is submitted for the account of a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the Untied States. If a signature guarantee is required, signatures on the subscription agreement must be guaranteed by an Eligible Guarantor Institution, as defined in Rule 17Ad-15 of the Securities Exchange Act of 1934, as amended. Eligible Guarantor Institutions include banks, brokers, dealers, credit unions, national securities exchanges and savings associations.

Shares Held for Others

If you are a broker, a trustee or a depository for securities, or you otherwise hold shares of our common stock for the account of a beneficial owner of our common stock, you should notify the beneficial owner of such shares as soon as possible to obtain instructions with respect to their subscription rights. If you are a beneficial owner of our common stock held by a holder of record, such as a broker, trustee or a depository for securities and you wish to participate in this rights offering, you should contact the record holder and ask him or her to effect transactions in accordance with your instructions.

Ambiguities in Exercise of Subscription Rights

If you do not specify the number of shares of common stock being subscribed for in your subscription agreement, or if your payment is not sufficient to pay the total purchase price for all of the shares that you indicated you wished to purchase, you will be deemed to have subscribed for the maximum number of shares of common stock that could be subscribed for with the payment received from you. If your payment exceeds the total purchase price for all of the shares of common stock shown in your subscription agreement, your payment will be applied, until depleted, to subscribe for shares of common stock in the following order:

1.	to subscribe for the number of shares, if any, that you indicated on your subscription agreement that you wished to purchase through your basic subscription right;

2.	to subscribe for shares of common stock until your basic subscription right has been fully exercised;

3.	to subscribe for additional shares of common stock pursuant to the over-subscription right, subject to any applicable proration.

Any excess payment remaining after the foregoing allocation will be returned to you as soon as practicable by mail, without interest or deduction.

Regulatory Limitation

We will not issue shares of common stock in the rights offering to residents in states whose securities laws prohibits such sales to those who do not meet any suitability requirements described in this Prospectus. State securities laws require an offering to be registered or exempt in each state where the offering is made. We believe we have complied, or will comply, with the registration or exemption requirements in all states where we know shareholders reside. If you are resident in another jurisdiction, we will not be required to issue common stock to you pursuant to the rights offering if we are advised by counsel that the cost of compliance with the local securities laws will substantially exceed your subscription amount.

State and Foreign Securities Law

The rights offering is not being made in any state or other jurisdiction in which it is unlawful to do so, nor are we selling to you or accepting any offers to purchase any shares of common stock from you if you are a resident of any such state or other jurisdiction. We may delay the commencement of the rights offering in certain states or other jurisdictions in order to comply with the securities law requirements of such states and other jurisdictions. It is not anticipated that there will be any changes in the terms of the rights offering. In our sole discretion, we may decline to make modifications to the terms of the rights offering requested by certain states or other jurisdictions, in which case shareholders who live in those states or jurisdictions will not be eligible to participate in the rights offering.

Our Decision Regarding Certain Matters Binding on You

All questions concerning the timeliness, validity, form and eligibility of any exercise of subscription rights will be determined by us, and our determinations will be final and binding. In our sole discretion, we may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as we may determine, or reject the purported exercise of any subscription right by reason of any defect or irregularity in such exercise. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as we determine in our sole discretion. We will not be under any duty to notify you of any defect or irregularity in connection with the submission of a subscription agreement or incur any liability for failure to give such notification.

It is not anticipated that we will give notice to you of any defects in your subscription, if any, but we reserve the right to do so, and to condition the re-submission of your subscription upon such conditions as we deem necessary or appropriate under the circumstances. Under no circumstance, however, will we be obligated to give you notification of defects in your subscription. No exercise of rights will be accepted until all defects have been cured or waived. If your exercise is rejected, any payments made on account of this offering will be returned as soon as practicable without penalty or interest.

No Revocation

Except as described below, after you have exercised your basic subscription right and, if applicable, your over-subscription right and delivered the appropriate payment, YOU MAY NOT REVOKE THAT EXERCISE EVEN IF THE SUBSCRIPTION PERIOD HAS NOT YET ENDED. However, your exercise of subscription rights may be revoked if we extend the expiration date of the rights offering for more than thirty days or there is a material change in the terms of the rights offering. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our common stock.

Delivery of Subscribed Shares

If you purchase shares of common stock through the rights offering, you will receive certificates or your account will be credited by an amount representing those shares as soon as practicable after the expiration date, or if we exercise our early release rights, as soon as practicable after the funds are released with respect to those shares.

Fees and Expenses

We are offering shares of our common stock through the issuance of rights directly to our shareholders as of the record date. Upon the expiration of the rights offering period we intend to solicit offers and sales of shares registered hereby and available to outside investors, subject to applicable state securities regulations. Certain of our officers, directors and employees may participate in the offer and sale of shares to the public but will receive no compensation or remuneration for those efforts. We will not engage any NASD member firm to participate in the offer and sale of shares in the rights offering or in the public portion of this offering. You will be responsible for paying any commissions, fees, taxes or other expenses incurred in connection with your exercise of the subscription rights. We will not pay such expenses.

Sales of Shares for Which Subscription Rights Have Not Been Exercised by Eligible Shareholders

Any shares not sold as part of the rights offering may be offered by us to other shareholders or outside investors at the subscription price. Certain of our existing shareholders and other outside investors may, but are not obligated to, purchase in a private sale, after the expiration of the period for exercising rights, including any extension period, such number of shares of our common stock at the subscription price of $0.03 per share as may be required to sell the entire number of shares offered hereby. Consequently if subscription rights are not exercised in full by our existing shareholders, and our existing shareholders or other outside investors determine not to acquire the remainder of the shares, we may not realize an aggregate of $3,381,792 of gross proceeds in the offering. Additionally, after the expiration of the rights offering, we may allow debtholders (who may or may not be shareholders) to exchange all or part of our indebtedness held by them in lieu of their payment of the subscription price (at the equivalent issue price of $.03 per share).

Shares of Our Common Stock Outstanding After the Rights Offering

Although we cannot at this time determine the number of shares of common stock that will be outstanding after the rights offering, if we sell for cash all of the shares registered for sale hereby (excluding shares issuable upon the exercise of subscription rights by optionholders who exercise their options to purchase our common stock prior to this offering) then we will issue 112,726,390 shares of common stock in connection with this offering and we will have 169,089,585 shares of common stock outstanding upon completion of the offering.

If all of our optionholders exercise their options to purchase shares of our common stock prior to this offering, and concurrently or subsequently exercise their basic subscription rights in full, we will have an additional 15,932,595 shares of common stock outstanding after this offering, and we will have 185,022,180 shares of common stock outstanding upon completion of the offering. This would represent a 200% increase in the number of outstanding shares of our common stock on a fully diluted basis. We do not expect our optionholders to exercise their options and participate in this offering.

THE PERCENTAGE OF OUR COMMON STOCK THAT YOU HOLD WILL DECREASE IF YOU DO NOT EXERCISE YOUR BASIC SUBSCRIPTION RIGHTS AND SHARES ARE PURCHASED IN THE OFFERING BY OTHER SHAREHOLDERS AND/OR OUTSIDE INVESTORS.

IMPORTANT

We may offer to certain existing shareholders and outside investors shares of our common stock, if any, that remain after the expiration date of the rights offering. Subscriptions for shares offered to these existing shareholders and outside investors will be accepted and filled on a “first come first served” basis. The offering of shares to these existing shareholders and outside investors will expire on the later of (i) a date determined by our board of directors and (ii) the expiration date.

PLEASE CAREFULLY READ THE INSTRUCTIONS ACCOMPANYING THE SUBSCRIPTION AGREEMENT AND FOLLOW THOSE INSTRUCTIONS IN DETAIL.

•	IF YOU ARE THE RECORD HOLDER OF YOUR SHARES OF OUR COMMON STOCK, SEND YOUR COMPLETED AND EXECUTED SUBSCRIPTION AGREEMENT DIRECTLY TO OUR SUBSCRIPTION AGENT.

•	IF A BANK, BROKER OR OTHER NOMINEE IS THE RECORD HOLDER OF THE SHARES OF OUR COMMON STOCK BENEFICIALLY OWNED BY YOU, PLEASE CONTACT THAT RECORD HOLDER TO DETERMINE THE PROCEDURE REQUIRED FOR SUBMITTING YOUR SUBSCRIPTION DOCUMENTS AND PAYMENT.

•	YOU ARE RESPONSIBLE FOR CHOOSING THE PAYMENT AND DELIVERY METHOD FOR YOUR SUBSCRIPTION AGREEMENT, AND YOU BEAR THE RISKS ASSOCIATED WITH SUCH DELIVERY.

•	IF YOU CHOOSE TO DELIVER YOUR SUBSCRIPTION AGREEMENT AND PAYMENT BY MAIL, WE RECOMMEND THAT YOU USE REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED.

•	WE ALSO RECOMMEND THAT YOU ALLOW A SUFFICIENT NUMBER OF DAYS TO ENSURE TIMELY DELIVERY AND CLEARANCE OF PAYMENT PRIOR TO THE EXPIRATION DATE FOR SHAREHOLDERS SUBSCRIBING IN THE RIGHTS OFFERING, AND THE EXPIRATION DATE (UNLESS SUCH DATE IS EXTENDED BY US), FOR SHAREHOLDERS OR OUTSIDE INVESTORS SUBSCRIBING AFTER THE RIGHTS OFFERING FOR REMAINING SHARES, IF ANY.

•	BECAUSE UNCERTIFIED PERSONAL CHECKS MAY TAKE AT LEAST TEN BUSINESS DAYS TO CLEAR, WE STRONGLY URGE YOU TO PAY, OR ARRANGE FOR PAYMENT, BY MEANS OF CERTIFIED OR CASHIER’S CHECK OR MONEY ORDER.

If You Have Questions

If you have questions or need assistance concerning the procedure for exercising subscription rights or if you would like additional copies of this prospectus or the subscription agreement you should contact our Senior Vice President, David M. Greene, at (954) 377-0002.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 500,000,000 shares of common stock, no par value, and 10,000,000 shares of preferred stock, no par value. The following summary of the terms of our common stock and preferred stock does not purport to be complete and is subject to, and qualified in its entirety by, the provisions in our articles of incorporation and bylaws, which are included as exhibits to the registration statement of which this prospectus is a part, and the provisions of applicable law.

Common Stock

Each share of our common stock will entitle the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors. Subject to preferences that may be applicable to any then outstanding preferred stock, holders of common stock will be entitled to receive dividends, if any, declared from time to time by the directors out of legally available funds. We have never paid any cash dividends with respect to our common stock. Cumulative voting for the election of directors is not authorized by our articles of incorporation, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election. Holders of our common stock will not be entitled to preemptive rights, and our common stock is not subject to conversion or redemption. In the event of our liquidation, dissolution or winding up, the holders of our common stock will be entitled to share ratably in all assets remaining after the payment of liabilities, subject to any rights of holders of any outstanding preferred stock to prior distribution.

Preferred Stock

Upon the completion of this offering, we will not have any shares of preferred stock outstanding. Our 10,000,000 authorized shares of preferred stock may be issued in one or more series without further shareholder authorization, and our board of directors is authorized to fix and determine the terms, limitations and relative rights and preferences of the preferred stock, to establish series of preferred stock and to fix and determine the variations between these series. If we issue preferred stock, it would likely have priority over our common stock with respect to dividends and to other distributions, including the distribution of assets upon liquidation, and we may be obligated to repurchase or redeem any such preferred stock. Our board of directors can issue preferred stock without the further approval of our common stockholders. Any preferred stock we issue may have voting and conversion rights which could adversely affect the rights of holders of our common stock. We do not have any present plans to issue any shares of preferred stock.

Indemnification of Directors and Officers

Our articles of incorporation provide that we will indemnify all officers, directors and agents to the fullest extent permitted by law. In accordance with Utah law, our articles of incorporation eliminate or limit the liability of a director to us or to our shareholders for monetary damages for any action taken or any failure to take any action as a director, except liability for (a) the amount of a financial benefit received by a director to which he is not entitled; (b) an intentional infliction of harm on us or the shareholders; (c) specified unlawful distributions; or (d) an intentional violation of criminal law. In addition, in Utah, unless a corporation’s articles of incorporation provide otherwise: (1) our officers are entitled to mandatory indemnification, and are entitled to apply for court-ordered indemnification, to the same extent as a director of ours; (2) we may indemnify and advance expenses to an officer, employee, fiduciary, or agent of ours to the same extent as to a director; and (3) a corporation may also indemnify and advance expenses to an officer, employee, fiduciary, or agent who is not a director to a greater extent, if not inconsistent with public policy, and if provided for by its articles of incorporation, bylaws, general or specific action of its board of directors, or contract.

Our bylaws provide that we will indemnify any individual made a party to a proceeding because he is or was a director of ours, against liability incurred in the proceeding, but only if we have authorized the payment in accordance with Utah law and a determination has been made in accordance with Utah law that the director has demonstrated that (1) he conducted himself in good faith; and (2) he reasonably believed (i) in the case of conduct in his official capacity with us, that his conduct was in our best interests; (ii) in all cases, that his conduct was at least not opposed to our best interests; and (iii) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. We will not indemnify a director (i) in connection with a proceeding by or in the right of us which the director was adjudged liable to us; or (ii) in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him. Indemnification in connection with a proceeding by or in the right of us is limited to reasonable expenses incurred in connection with the proceeding.

Our bylaws also provide that our board of directors may indemnify and advance expenses to any officer, employee, or agent of ours, who is not a director of ours, to any extent consistent with public policy, as determined by the general or specific action of the board of directors.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore, unenforceable.

Transfer Agent

The transfer agent and registrar for the common stock is Fidelity Transfer Company, Salt Lake City, Utah.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

General

The following discussion summarizes the material U.S. federal income tax consequences to you as a United States shareholder of Dreams as a result of the receipt and the exercise or lapse of the subscription rights distributed to you pursuant to the rights offering. This discussion does not deal with all aspects of U.S. federal income taxation that may be relevant to a particular United States shareholder in light of that shareholder’s circumstances or to all categories of investors, some of which (like dealers in securities, banks, insurance companies, tax-exempt organizations, persons holding our common stock as part of a “straddle”, “hedge”, “conversion transaction” or other risk reduction transaction, persons who have a “functional currency” other than the U.S. dollar and persons who are not United States shareholders) may be subject to special rules. This discussion assumes that the subscription rights that you acquire pursuant to the rights offering and your shares of common stock constitute capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended, which we refer to in this prospectus as the “Code”. This summary is based on the Code, the Treasury regulations promulgated thereunder, judicial authority and current administrative rules and practice, all of which are subject to change on a prospective or retroactive basis. This discussion does not address the tax consequences of the rights offering under applicable state, local or foreign tax laws.

For purposes of this discussion, a United States shareholder is a beneficial owner of a subscription right or a share of our common stock that is, for U.S. federal income tax purposes, (i) a citizen or resident alien individual of the United States, (ii) a corporation (or an entity treated as a corporation) organized under the law of the United States, any State thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income tax without regard to its source or (iv) a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more United States persons have the authority to control all substantial decisions of the trust, or (2) the trust was in existence on August 20, 1996 and properly elected to continue to be treated as a United States person. This discussion does not address any U.S. federal tax consequences in the case of our common stock held by an entity classified as a partnership for U.S. federal income tax purposes or any U.S. federal income tax consequences to any stockholder or beneficiary of a Non-U.S. Holder. Those types of holders should consult their personal tax advisers with respect to the tax consequences to them.

Taxation of United States Shareholders With Respect to Subscription Rights

Receipt of a Subscription Right. You will not recognize any gain or other income upon receipt of a subscription right in respect of your common stock. Except as provided in the following sentence, your tax basis in that subscription right will be zero. If, however, either (i) the fair market value of the subscription rights on their date of issuance is 15% or more of the fair market value on that same date of the common stock with respect to which they are received or (ii) you properly elect, in your federal income tax return for the taxable year in which you receive the subscription rights, to allocate part of your basis in your common stock to the subscription rights, then, upon exercise of the rights, your basis in the common stock will be allocated between the common stock and the rights in proportion to their relative fair market values on the date the rights are issued. Your holding period for a subscription right will include your holding period for the share of common stock upon which the subscription right is issued.

Expiration of Subscription Rights. You will not recognize any loss upon the expiration of a subscription right. Any tax basis allocated to a subscription right that lapses unexercised will be reallocated to the common stock on which that right was distributed.

Exercise of Subscription Rights. You generally will not recognize any gain or loss on the exercise of a subscription right by a payment of the subscription price in cash. In that event, your tax basis in a share of common stock that you purchase through the rights offering will be equal to the sum of your tax basis, if any, in the subscription right exercised and the price paid for the share. Your holding period for a share of common stock purchased through the rights offering by a payment of the subscription price in cash will begin on the date that you exercise your subscription right.

If you exercise a subscription right by exchanging part or all of any indebtedness of ours to you in lieu of making the cash payment of the subscription price, your tax consequences will depend on your particular circumstances, and you are strongly urged to consult your personal tax advisers with respect to those tax consequences. In general, that exchange will be a taxable event for you. If our indebtedness to you was issued to you in connection with cash you lent to us, the exchange should be a taxable transaction in which you recognize gain or loss equal to the difference between the fair market value of the shares our stock that you receive and your tax basis in our indebtedness that you exchange for the shares of our common stock on exercise of the subscription right. To the extent you receive shares of our common stock in payment of any interest on our indebtedness to you, you should be treated as realizing ordinary interest income in an amount equal to the fair market value of those shares of common stock. If our indebtedness to you that you exchange for shares of our common stock to exercise a subscription right was issued to you in connection with services you performed, the exchange should give rise to ordinary income representing compensation for services in an amount equal to the fair market value of those shares of common stock. Different tax consequences may apply to you if you previously properly included in gross income any compensation or interest income in respect of which you receive shares of our common stock on exercise of a subscription right.

Your tax basis in a share of common stock that you acquire through the rights offering by exchanging our indebtedness to you should be equal to the sum of your tax basis, if any, in the subscription right exercised and the fair market value of the shares of our common stock you receive in respect of that subscription right. Your holding period for that share of common stock should begin on the date you exercise your subscription right, except with respect to a share of our common stock that is taxable to you as interest or compensation income, for which your holding period should begin on the day after the date you exercise your subscription right.

The foregoing discussion is not tax advice with respect to the tax consequences to you of exercising a subscription right by exchanging our indebtedness to you in lieu of making the cash payment of the subscription price. Your tax consequences will depend on your particular circumstances, and the foregoing discussion necessarily cannot take into account all of the facts relevant to your tax consequences. You are strongly urged to consult your tax advisers with respect to your tax consequences.

In general, we will recognize ordinary income if and to the extent we satisfy any of our indebtedness by issuing shares of our common stock with a fair market value less than the amount of the indebtedness that is satisfied, subject to certain exceptions.

Taxation of United States Shareholders With Respect to Common Stock

Distributions. Any distribution paid on our common stock will constitute a dividend, taxable as ordinary income, to the extent the distribution is treated as paid out of our current or accumulated earnings and profits (as computed for U.S. federal income tax purposes). To the extent a distribution with respect to a share of our common stock in any taxable year is not treated as paid out of current or accumulated earnings and profits, it will be treated as a non-taxable return (and reduction) of basis in that share of common stock to the extent thereof, and if and to the extent it exceeds earnings and profits and basis, it will be treated as gain from the sale of the share of common stock. The rate of federal income tax that noncorporate taxpayers pay on dividends generally is 15% provided the shareholder meets certain holding period and other requirements. Dividends received by a corporation are generally eligible for the dividends received deduction, subject to limitations.

Dispositions. Upon a sale or other taxable disposition of a share of our common stock, the United States shareholder generally will recognize capital gain or loss equal to the difference between the amount realized and the shareholder’s tax basis in that share. That gain or loss generally will be long-term capital gain or loss if the share of common stock was held for more than one year.

Backup Withholding. A United States shareholder may be subject to backup withholding at the rate of 28% of the dividends on a share of common stock and of the proceeds from the sale, exchange or retirement of a share of common stock unless the shareholder (a) is a corporation or other exempt recipient or (b) provides, when required, his taxpayer identification number to the payer, certifies that he is not subject to backup withholding and otherwise complies with the backup withholding rules. Backup withholding is not an additional tax; any amount so withheld is creditable against the shareholder’s U.S. federal income tax liability or is refundable, provided the required information is furnished to the IRS.

THIS DISCUSSION IS INCLUDED FOR YOUR GENERAL INFORMATION ONLY. YOU SHOULD CONSULT YOUR TAX ADVISER TO DETERMINE THE TAX CONSEQUENCES TO YOU OF THE RIGHTS OFFERING AND OF THE OWNERSHIP AND DISPOSITION OF COMMON STOCK IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES, INCLUDING ANY STATE, LOCAL AND FOREIGN TAX CONSEQUENCES.

PLAN OF DISTRIBUTION

The common stock offered hereby is being offered by us through the issuance of subscription rights directly to our shareholders of record as of the record date. Shares for which subscription rights have not been exercised by eligible shareholders will be offered to outside investors at the subscription price.

We intend to distribute subscription rights and copies of this prospectus to shareholders of record on the record date, as well as to certain outside investors whom we believe may have an interest in purchasing shares as soon as the Registration Statement, of which this prospectus is a part, becomes effective with the Securities and Exchange Commission. Additionally, we do not otherwise intend to engage in any transaction that stabilizes, maintains or otherwise affects the market price of the offering.

We will not engage any NASD member firms in connection with the offer and sale of securities under this prospectus. However, certain of our employees, officers or directors who are not affiliated or associated with any NASD member firm may solicit responses from holders of subscription rights or outside investors who are sent copies of the prospectus, but such individuals will not receive any commissions or compensation for such services other than their normal employment compensation.

We have agreed to pay the subscription agent a fee plus certain expenses, which we estimate will total $8,000. We estimate that our total expenses in connection with the rights offering will be approximately $120,000.

LEGAL MATTERS

Certain legal matters relating to this offering have been passed upon for us by Greenberg Traurig, P.A., Ft. Lauderdale, Florida. The validity of the rights and shares of common stock offered in this prospectus has been passed upon for us by Suitter Axland, Salt Lake City, Utah.

EXPERTS

Our consolidated financial statements appearing in this prospectus have been examined by the accounting firm of Grant Thornton LLP, independent registered public accounting firm. These financial statements are included in this Prospectus in reliance upon the said report, given upon such firm’s authority as an expert in auditing and accounting.

DREAMS, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Dreams, Inc.

We have audited the accompanying consolidated balance sheets of Dreams, Inc. and subsidiaries (the “Company”) as of March 31, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Dreams, Inc. and subsidiaries as of March 31, 2004 and 2003, and the consolidated results of their operations and their consolidated cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Grant Thornton LLP

Fort Lauderdale, Florida

June 4, 2004

DREAMS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in Thousands, except share amounts)

	March 31, 2004	March 31, 2003
Assets
Current assets:
Cash and cash equivalents	$319	$146
Accounts receivable, net	1,388	1,283
Inventories	9,168	8,149
Prepaid expenses and deposits	734	187
Deferred tax asset	401	258

Total current assets	12,010	10,023
Property and equipment, net	1,373	814
Goodwill, net	1,932	1,932
Other intangible assets, net	2,586	1,940
Deferred tax asset	653	512

	$18,554	$15,221

Liabilities And Stockholders’ Equity
Current liabilities:
Accounts payable	$1,485	$775
Accrued liabilities	1,018	470
Short-term notes payable	108	—
Current portion of long-term debt	362	305
Borrowings against line of credit	4,287	2,051
Deferred credits	47	110

Total current liabilities	7,307	3,711
Long-term debt, less current portion	876	637
Commitments and contingencies	—	—
Stockholders’ equity :
Common stock, no par value; authorized 100,000,000 shares; issued 56,363,195 and 56,961,435 shares, respectively	22,682	22,860
Accumulated deficit	(12,311)	(11,817)

	10,371	11,043
Less: deferred compensation	—	(170)

Total stockholders’ equity	10,371	10,873

Total Liabilities and stockholders’ equity	$18,554	$15,221

The accompanying notes are an integral part of these consolidated financial statements.

DREAMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Years Ended March 31, 2004 and 2003

(Dollars in Thousands, except share and earnings per share amounts)

	Fiscal 2004	Fiscal 2003
Revenues:
Wholesale/Distribution	$12,648	$14,147
Retail	7,489	1,628
Management fees, net	615	942
Franchise fees and royalties	1,018	1,108

Total revenues	21,770	17,825

Expenses:
Cost of sales – wholesale/distribution	8,305	8,862
Cost of sales – retail	3,613	587
Operating expenses	10,199	7,384
Depreciation and amortization	239	153

Total expenses	22,356	16,986

Income (loss) from operations before interest and income taxes	(586)	839
Interest, net	191	159

Income (loss) from operations before income taxes	(777)	680
Income tax expense (benefit)	(283)	272

Net income (loss)	$(494)	$408

Earnings (loss) per share - basic and diluted:	$(0.01)	$0.01
Weighted average shares outstanding	56,677,584	57,550,046

The accompanying notes are an integral part of these consolidated financial statements.

DREAMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

(Dollars in Thousands, except share amounts)

	Shares Outstanding	Common Stock	Accumulated Deficit	Deferred Compensation	Total Stockholders’ Equity
Balance at March 31, 2002	57,852,835	$23,033	$(12,225)	$(195)	$10,613

Redemption of common stock (as settlement of advances to related party)	(891,400)	(173)	—	—	(173)
Deferred compensation Expense	—	—	—	25	25
Net income	—	—	408	—	408

Balance at March 31, 2003	56,961,435	22,860	(11,817)	(170)	10,873

Redemption of common stock (as settlement of advances to related party)	(98,240)	(19)	—	—	(19)
Cancellation of shares upon settlement (Note 11)	(500,000)	(170)	—	170	—
Noncash compensation	—	11	—	—	11
Net loss	—	—	(494)	—	(494)

Balance at March 31, 2004	56,363,195	$22,682	$(12,311)	$—	$10,371

The accompanying notes are an integral part of these consolidated financial statements.

DREAMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended March 31, 2004 and 2003

(Dollars in Thousands)

	Fiscal 2004	Fiscal 2003
Cash Flows From Operating Activities:
Net income (loss)	$(494)	$408
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization:
Property and equipment	214	128
Non-compete agreement	25	25
Noncash compensation	11	—
Deferred compensation	—	25
Deferred tax expense (benefit)	(283)	264
Change in assets and liabilities, net of acquisition:
Accounts receivable	(124)	979
Inventories	(753)	(1,190)
Prepaid expenses and deposits	(546)	(101)
Accounts payable	354	195
Accrued liabilities	(8)	(190)
Deferred credits	(63)	(384)

Net cash provided by (used in) operating activities	(1,667)	159

Cash Flows From Investing Activities:
Cash acquired in acquisition	50	—
Purchase of property and equipment	(739)	(396)

Net cash used in investing activities	(689)	(396)

Cash Flows From Financing Activities:
Borrowings under line of credit	10,966	10,357
Repayments to line of credit	(8,730)	(9,712)
Repayments on notes payable	(351)	(487)
Proceeds from notes payable	644	—

Net cash provided by financing activities	2,529	158

Net (decrease) increase in cash and cash equivalents	173	(79)
Cash and cash equivalents at beginning of period	146	225

Cash and cash equivalents at end of period	319	146

The accompanying notes are an integral part of these consolidated financial statements.

Dreams, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in Thousands, except share and earnings per share amounts)

1.	Nature of Business and Summary of Significant Accounting Policies

Description of Business

Dreams, Inc. and its subsidiaries (collectively the “Company”) is principally engaged in the manufacture, distribution and sale of sports memorabilia products and acrylic cases. The Company is also in the business of selling Field of Dreams® retail store franchises and operates retail stores and websites selling memorabilia and related products, as well as athlete representation and corporate marketing of individual athletes. The Company’s customers are located throughout the United States of America.

Basis of Presentation

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All material intercompany transactions and accounts have been eliminated in consolidation. The fiscal years ended March 31, 2004 and March 31, 2003 are herein referred to as “fiscal 2004” and “fiscal 2003”, respectively.

Reclassifications

Certain prior period amounts have been reclassified to conform with the current year presentation.

Cash and Cash Equivalents

Cash and cash equivalents are defined as highly liquid investments with original maturities of three months or less and consist of amounts held as bank deposits.

Accounts Receivable

The Company’s accounts receivable principally result from uncollected royalties and advertising royalties from Field of Dreams® franchisees and from credit sales to third-party customers.

Revenue Recognition

The Company recognizes retail (including e-commerce sales) and wholesale/distribution revenues and related cost of sales at the later of (a) the time of shipment or (b) when title passes to the customers, all significant contractual obligations have been satisfied and collection of the resulting receivable is reasonably assured. Retail revenues and wholesale/distribution revenues and related cost of sales are recognized at the time of sale.

Revenues from the sale of franchises are deferred until the Company fulfills its obligations under the franchise agreement and the franchised unit opens. The franchise agreements provide for continuing royalty fees based on a percentage of gross receipts. Management fee revenue related to the representation and marketing of professional athletes is recognized when earned and is reflected net of its related costs of sales. The majority of the revenue generated from the representation and marketing of professional athletes relates to services as an agent. In these arrangements, the Company is not the primary obligor in these transactions but rather only receives a net agent fee.

Dreams, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in Thousands, except share and earnings per share amounts)

Shipping and Handling Costs

Costs incurred for shipping and handling associated with a sale are included in cost of sales in the period when the sale occurred. Amounts billed to a customer for shipping and handling are reported as revenue.

Advertising and Promotional Costs

All advertising and promotional costs associated with advertising and promoting the Company’s lines of business are expensed in the period incurred and included in operating expenses. These expenses were $780 and $301 in fiscal 2004 and 2003, respectively.

Inventories

Inventories, consisting primarily of sports memorabilia products, prepaid autographs and acrylic cases, are valued at the lower of cost or market. Cost is determined using the first-in, first-out and specific identification methods. Prepaid autographs represent amounts paid for the rights to certain autographs to be received in the next twelve months.

Property and Equipment

Property and equipment are stated at cost. Depreciation is provided for using the straight-line method over the estimated useful lives of the assets ranging from three to ten years. Leasehold improvements are amortized over the remaining lease period or the estimated useful life of the improvements, whichever is less. Maintenance and repairs are charged to expense as incurred and major renewals and betterments are capitalized.

Goodwill and Intangible Assets

In June 2001, the Financial Accounting Standards Board approved the issuance of SFAS 142, “Goodwill and Other Intangible Assets”, which establishes new accounting and reporting requirements for goodwill and other intangible assets. The new standard requires that all intangible assets acquired that are obtained through contractual or legal right, or are capable of being separately sold, transferred, licensed, rented or exchanged must be recognized as an asset apart from goodwill. Goodwill and intangibles with indefinite lives are no longer amortized, but are subject to an annual assessment for impairment by applying a fair value based test.

The Company applied the provisions of SFAS 142 beginning on April 1, 2001 and on March 31, 2004 and 2003 performed transitional fair valued based impairment tests on its goodwill and other intangible assets and no impairment was noted.

Other intangible assets represent the Company-owned Mounted Memories and FansEdge trademarks and a non-compete agreement. As of March 31, 2004 and 2003, the unamortized book value of the trademarks were $2.4 million and $1.8 million, respectively. As of March 31, 2004 and 2003, the unamortized book value of the non-compete agreement was $125 and $150, respectively.

Commencing April 1, 2001, the Company no longer records amortization on goodwill and the trademarks. The non-compete agreements are being amortized using the straight-line method over the terms of the agreements.

Dreams, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in Thousands, except share and earnings per share amounts)

Long-Lived Assets

Long-lived assets and certain identifiable intangible assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Determination of recoverability is based on an estimate of undiscounted future cash flows resulting from the use of such asset and eventual disposition. Measurement of an impairment loss for long-lived assets and certain identifiable intangible assets that management expects to hold and use is based on the fair value of the asset. Long-lived assets and certain identifiable intangible assets to be disposed of are reported at the lower of carrying amount or fair value less costs to sell.

Fair Value of Financial Instruments

The carrying values of cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximated their fair values because of the short maturity of these instruments. The fair value of the Company’s notes payable and long-term debt is estimated based on quoted market prices for the same or similar issues or on current rates offered to the Company for debt of the same remaining maturities. At March 31, 2004 and 2003, the aggregate fair value of the Company’s notes payable and long-term debt approximated its carrying value.

Income Taxes

The Company accounts for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes.” Under the asset and liability method with SFAS No. 109, deferred income taxes are required for the tax consequences of temporary differences by applying enacted statutory rates applicable to future years to the difference between the financial statement carrying amounts and the tax bases of existing assets and liabilities. Under SFAS No. 109, the effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. The Company provides a valuation allowance against its deferred tax assets when it believes that is more likely than not that the asset will not be realized.

Earnings (Loss) Per Share

Basic earnings (loss) per share (“EPS”) is computed by dividing net income available to common stockholders by the weighted average of common shares outstanding during the year. Diluted EPS is computed by dividing net income by the sum of the weighted average of common shares outstanding including the dilutive effect of common stock equivalents.

Common stock equivalents have been excluded from the diluted per share calculation in fiscal 2004, as the Company incurred a net loss in that year and their inclusion would have been anti-dilutive. Potential common stock equivalents at March 31, 2004 were stock options to purchase 4,200,250 shares of common stock with exercise prices ranging from $0.15 to $0.35 per share.

Potential common stock equivalents at March 31, 2003 were stock options to purchase 3,254,750 shares of common stock with exercise prices ranging from $0.25 to $0.75 per share. These common stock equivalents have been excluded from the diluted per share calculations in fiscal 2003 because the options’ exercise prices were greater than the average market price of the Company’s common stock during the period and thus their inclusion would be anti-dilutive.

Dreams, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in Thousands, except share and earnings per share amounts)

Stock Compensation

The Company accounts for stock options issued to non-employees under Statement of Financial Accounting Standards No. 123, “Accounting for Stock Based Compensation.” The Company’s issuance of employee stock options is accounted for using the intrinsic value method under APB 25, “Accounting for Stock Issued to Employees.” The Company provides disclosure of certain pro forma information as if the fair value-based method had been applied in measuring compensation expense.

The Company accounts for stock-based compensation to employees using the intrinsic value method. Accordingly, compensation cost for stock options issued to employees is measured as the excess, if any, of the fair value of the Company’s common stock at the date of grant over the exercise price of the options. The Company’s net earnings (loss) and earnings (loss) per share would have been changed to the pro forma amounts indicated below had compensation cost for the stock option plans and non-qualified options issued to employees been determined based on the fair value of the options at the grant dates consistent with the method of SFAS 123:

	Fiscal 2004	Fiscal 2003
Net earnings (loss):
As reported	$(494)	$408
Pro forma	$(644)	$408

Basic earnings (loss) per share:
As reported	$(0.01)	$0.01
Pro forma	$(0.01)	$0.01
Diluted earnings (loss) per share:
As reported	$(0.01)	$0.01
Pro forma	$(0.01)	$0.01

There was no stock-based employee compensation expense included in net earnings (loss) in fiscal 2004 or 2003. The above pro forma disclosures may not be representative of the effects on reported net earnings (loss) for future years as options vest over several years and Dreams, Inc. may continue to grant options to employees.

In accordance with the requirements of SFAS 123, the fair value of each employee option grant was estimated on the date of grant using a binomial option-pricing model with the following weighted-average assumptions used for grants in fiscal 2004, no dividend yield; expected volatility of 130%, risk-free interest rates of 2% and expected holding periods of three years. There were no stock options issued to employees in fiscal 2003.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Dreams, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in Thousands, except share and earnings per share amounts)

New Accounting Pronouncements

In January 2003, the FASB issued Interpretation No. (“FIN”) 46, “Consolidation of Variable Interest Entities,” which establishes criteria to identify variable interest entities (“VIE”) and the primary beneficiary of such entities. An entity that qualifies as a VIE must be consolidated by its primary beneficiary. All other holders of interests in a VIE must disclose the nature, purpose, size and activity of the VIE as well as their maximum exposure to losses as a result of involvement with the VIE. FIN 46 was revised in December 2003 and is effective for financial statements of public entities that have special-purpose entities, as defined, for periods ending after December 15, 2003. For public entities without special-purpose entities, it is effective for financial statements for periods ending after March 15, 2004. The Company does not have any special-purpose entities, as defined. The adoption of FIN 46 did not have a material effect on the Company’s financial statements.

In May 2003, the FASB issued Statement of Financial Accounting Standard No. 150 (“SFAS 150”), “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” SFAS 150 establishes standards on the classification and measurement of certain financial instruments with characteristics of both liabilities and equity. The provisions of SFAS 150 are effective for financial instruments entered into or modified after May 31, 2003 and to all other instruments that exist as of the beginning of the first interim financial reporting period beginning after June 15, 2003. The adoption of SFAS 150 did not have a material impact on our results of operations or financial position.

In December 2003, the SEC issued Staff Accounting Bulletin No. 104 (“SAB 104”), “Revenue Recognition,” which codifies, revises and rescinds certain sections of Staff Accounting Bulletin No. 101 (“SAB 101”), “Revenue Recognition in Financial Statements,” in order to make this interpretive guidance consistent with current authoritative accounting and auditing guidance and SEC rules and regulations. The changes noted in SAB 104 did not have a material effect on the Company’s consolidated results of operations, consolidated financial position or consolidated cash flows.

On March 31, 2004, the Financial Accounting Standards Board (FASB) issued a proposed statement, Share-Based Payment, that addresses the accounting for share-based payment transactions (for example, stock options and awards of restricted stock) in which an employer receives employee-services in exchange for equity securities of the company or liabilities that are based on the fair value of the company’s equity securities. This proposal, if finalized as proposed, would eliminate use of APB Opinion No. 25, Accounting for Stock Issued to Employees, and generally would require such transactions be accounted for using a fair-value-based method and recording compensation expense rather than optional pro forma disclosure of what expense amounts might be. The proposal, if approved, would substantially amend FASB Statement No. 123, Accounting for Stock-Based Compensation. Because of the timing of the proposal and the uncertainty of whether it will be adopted substantially as proposed, management has not completed its review of the proposal or assessed its potential impact on the Company.

A variety of proposed or otherwise potential accounting standards are currently under study by standard-setting organizations and various regulatory agencies. Because of the tentative and preliminary nature of these proposed standards, management has not determined whether implementation of such proposed standards would be material to the Company’s consolidated financial statements.

Dreams, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in Thousands, except share and earnings per share amounts)

2.	Acquisition of Business

During October 2003, the Company purchased 100% of the outstanding common stock of FansEdge Incorporated (“FansEdge”), an e-commerce retailer selling a diversified selection of sports licensed products and memorabilia on the Web, in order to further support our e-commerce initiative. The Company did not issue any consideration for this purchase other than the assumptions of the FansEdge liabilities. However, the prior shareholders of FansEdge are entitled to additional consideration based on 25% of the earnings before interest and taxes (“EBIT”) of FansEdge for four years after the date of the acquisition. The amount of additional consideration is based on a formula defined in the purchase agreement and is not limited to a certain amount. The Company shall have the right to terminate the consideration to be received by the FansEdge shareholders in certain circumstances based upon the financial performance of FansEdge and Dreams’ cost of investment. In the event Dreams exercises its termination rights, the former FansEdge shareholders shall have the right to repurchase certain agreed upon assets of FansEdge based upon certain Dreams’ acquisition and other related costs. Any additional consideration incurred by the Company will be reflected as additional cost basis of the acquired intangible assets in the period in which the additional consideration is earned. As of March 31, 2004, the Company accrued additional purchase consideration of $75.

The acquisition was accounted for as a purchase in accordance with SFAS 141 and, accordingly, the purchase price was allocated based on the estimated fair market values of the identifiable assets and liabilities obtained. The results of operations of FansEdge were included in the accompanying consolidated statement of operations since the date of the acquisition.

The following table summarizes the fair values of the assets acquired and liabilities assumed at the date of acquisition:

Current assets, net	$317
Property, plant and equipment, net	31
Intangible assets	595

Total assets acquired	943
Total liabilities assumed	(943)

Net assets acquired	$—

Of the $595 of acquired intangible assets, $560 was assigned to indefinite lived intellectual property, $30 was assigned to internally developed software, and $6 was assigned to customer lists. The internally developed software has been assigned a useful life of five years and the customer lists have been assigned useful lives of three years.

Dreams, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in Thousands, except share and earnings per share amounts)

Unaudited Pro Forma Results

Unaudited pro forma results of operations after giving effect to certain adjustments resulting from the acquisition were as follows for fiscal 2004 and fiscal 2003, as if the business combination had occurred at the beginning of each period.

	Fiscal 2004 (unaudited)	Fiscal 2003 (unaudited)
Net revenue	$22,890	$20,232
Net income (loss)	(469)	434
Earnings (loss) per share – basic and diluted	$(0.01)	$0.01

The pro forma data is provided for information purposes only and does not purport to be indicative of results which actually would have been obtained if the combinations had been effected at the beginning of each period presented, or of those results which may be obtained in the future.

3.	Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk are cash and cash equivalents and accounts receivable arising from its normal business activities.

Franchisee receivables subject the Company to credit risk. The Company’s franchisee receivables are derived primarily from royalties on franchisee sales, sales of merchandise to franchisees and the reimbursement of various costs incurred on behalf of franchisees.

Regarding accounts receivable, the Company believes that credit risk is limited due to the large number of entities comprising the Company’s customer base and the diversified industries in which the Company operates. The Company performs certain credit evaluation procedures and does not require collateral. The Company believes that credit risk is limited because the Company routinely assesses the financial strength of its customers, and based upon factors surrounding the credit risk of customers, establishes an allowance for uncollectible accounts and, as a consequence, believes that its accounts receivable credit risk exposure beyond such allowances is limited.

The Company’s allowance for doubtful accounts is based on management’s estimates of the creditworthiness of its customers, current economic conditions and historical information, and, in the opinion of management is believed to be set in an amount sufficient to respond to normal business conditions. Should such conditions deteriorate or any major credit customer default on its obligations to the Company, this allowance may need to be increased which may have an adverse impact on the Company’s operations. The Company reviews its accounts receivable aging on a regular basis to determine if any of the receivables are past due. The Company writes off all uncollectible trade receivables against its allowance for doubtful accounts. As of March 31, 2004 and 2003, the allowance for doubtful accounts was $78 and $54, respectively.

Dreams, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in Thousands, except share and earnings per share amounts)

4.	Inventories

The components of inventories are as follows:

	March 31, 2004	March 31, 2003
Raw materials	$213	$345
Work in process	23	25
Finished goods, net	8,932	7,779

	$9,168	$8,149

As of March 31, 2004 and 2003, the reserve for slow moving inventory was $491 and $265, respectively.

5.	Property and Equipment

The components of property and equipment as of March 31 are as follows:

	2004	2003
Leasehold improvements	$486	$30
Machinery and equipment	174	99
Office and other equipment and fixtures	1,405	1,163
Transportation equipment	47	47

	2,112	1,339
Less accumulated depreciation and amortization	(739)	(525)

	$1,373	$814

6.	Intangible Assets

In June 2001, the Financial Accounting Standards Board approved the issuance of SFAS 142, “Goodwill and Other Intangible Assets”, which establishes new accounting and reporting requirements for goodwill and other intangible assets. The new standard requires that all intangible assets acquired that are obtained through contractual or legal right, or are capable of being separately sold, transferred, licensed, rented or exchanged must be recognized as an asset apart from goodwill. Goodwill and intangibles with indefinite lives are no longer amortized, but are subject to an annual assessment for impairment by applying a fair value based test.

The Company applied the provisions of SFAS 142 beginning on April 1, 2001 and during fiscal 2004 and fiscal 2003 performed transitional fair valued based impairment tests on its goodwill and other intangible assets and no impairment was noted.

As of March 31, 2004 and 2003, the Company has total consolidated goodwill, net of accumulated amortization, of $1.9 million, all of which is allocated to the Manufacturing/Distribution segment.

Dreams, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in Thousands, except share and earnings per share amounts)

In connection with adopting SFAS 142, the Company also reassessed the useful lives and the classifications of its identifiable intangible assets and determined that they continue to be appropriate. The Company’s intangible assets subject to amortization represent primarily a seven year non-compete agreement.

As of March 31, 2004 and 2003, intangible assets not subject to amortization consists of the following:

	March 31, 2004		March 31, 2003
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Goodwill	$2,015	$83	$2,015	$83
Trademark	2,635	210	2,000	210

	$4,650	$293	$4,015	$293

7.	Line of Credit

The Company has a formula-based revolving line of credit which allows the Company to borrow up to $5.5 million for working capital purposes based on eligible accounts receivable and inventories. The balance outstanding as of March 31, 2004 was approximately $4.3 million and the amount available under the line of credit was approximately $1.2 million. The line of credit carries a floating annual interest rate based on adding a fixed interest charge of 2.4% to the thirty day “Dealer Commercial Paper” rate (3.5% at March 31, 2004). The line of credit is collateralized by the Company’s accounts receivable and inventories. The line of credit matures in November 2004. The Company is required to comply with certain loan covenants. As of March 31, 2004, the Company did not meet the requirements of two of the covenants and the bank has waived such noncompliance as of March 31, 2004.

8.	Accrued Liabilities

Accrued liabilities consisted of the following at March 31:

	2004	2003
Payroll costs (including bonuses and commissions)	$294	$157
Royalties	229	125
Other	495	188

	$1,018	$470

9.	Short-Term Notes Payable

The Company had three unsecured short-term notes payable as of March 31, 2004 totaling $108. The notes relate to the October 2003 acquisition of FansEdge. The notes bear interest at 7% per year and are due October 2004.

Dreams, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in Thousands, except share and earnings per share amounts)

10.	Long-Term Debt

Long-term debt consists of the following at March 31:

	2004	2003
Note payable to a lending institution at a floating annual interest rate based on adding a fixed interest charge of 2.4% to the thirty day “Dealer Commercial Paper Rate” (3.5% at March 31, 2004), plus monthly principal payments through November 2007. The note is collateralized by the Company’s accounts receivables and inventories. The Company is required to comply with certain loan covenants. As of March 31, 2004, the Company did not meet the requirements of two of the covenants and the bank has waived such noncompliance as of March 31, 2004	$960	$608
Note payable to an individual at 12% annual interest, with monthly principal and interest payments of $8 through November 2007. The note is unsecured and guaranteed by the Company’s Chairman.	278	334

	1,238	942
Less current portion	(362)	(305)

	$876	$637

Future maturities of long-term debt are summarized as follows:

Fiscal Year
2005	$362
2006	370
2007	379
2008	127

$1,238

11.	Stockholders’ Equity

Common Stock

In fiscal 2003, the Company filed an action in the Circuit Court of Broward County, Florida, against an athlete in connection with a certain exclusive services agreement between the athlete and the Company, whereby the athlete would provide his autograph on sports memorabilia and licensed products for a period of three years. The Company and the athlete agreed on a settlement, which was finalized in August 2003. Under the terms of the settlement, the athlete agreed to sign 2,500 licensed products and reimburse the Company $285 for legal fees. The $285 payment was received by the Company during fiscal 2004 and was posted as a credit in operating expenses in the consolidated statements of operations. In November 2003, the athlete returned to the Company 500,000 shares of common stock issued to the athlete by the Company which was immediately retired. In addition, as a result of the settlement and the termination of the exclusive services agreement, the Company wrote off the deferred compensation balance of $170 against stockholders’ equity during fiscal 2004.

During fiscal 2003, the Company’s Chairman, caused to be tendered an aggregate of 891,400 shares of the Company’s common stock to the Company to repay $112 of personal expenses (incurred in the

Dreams, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in Thousands, except share and earnings per share amounts)

ordinary course of business) paid on his behalf by the Company. As additional consideration for the tendered shares, the Company’s Chairman received the rights to a prepaid asset valued at $61. These transactions were recorded at the fair market value of the common stock at the date of the agreements. The common stock received by the Company from the Company’s Chairman was retired.

During fiscal 2004, the Company’s Chairman caused to have tendered an aggregate of 98,240 shares of the Company’s common stock to the Company to repay $19 of personal expenses (incurred in the ordinary course of business) paid on his behalf by the Company. This transaction was recorded at the fair market value of the shares at the date of the agreement. The common stock received by the Company from the Company’s Chairman was retired.

Stock Options

The following table summarizes information about the stock options outstanding at March 31, 2004:

	Stock Options
	Shares	Wtd. Avg. Exercise Price
Outstanding at March 31, 2002	3,275,250	$.33
Granted	—	—
Exercised	—	—
Expired/Canceled	(20,500)	$.25

Outstanding at March 31, 2003	3,254,750	$.33
Granted	2,200,000	.17
Exercised	—	—
Expired/Canceled	(1,254,500)	$.44

Outstanding at March 31, 2004	4,200,250	$.21

Options exercisable as of March 31, 2004 and 2003 were 3,000,250 and 3,254,750, respectively.

The weighted-average fair value of options granted during fiscal 2004 was $.13 per share. There were no options granted in fiscal 2003.

The following table summarizes information about all of the stock options outstanding at March 31, 2004:

	Outstanding options			Exercisable options
Range of Exercise prices	Shares	Weighted Average remaining contractual life (years)	Weighted avg. exercise price	Shares	Weighted avg. exercise price
$ .15 - .35	4,200,250	2.26	$.21	3,000,250	$.24

Dreams, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in Thousands, except share and earnings per share amounts)

In January 2004, the Company issued stock options to a consultant to purchase up to 1.2 million shares of the Company’s common stock at an exercise price of $0.15 per share. The options vest over three years and expire in June 2007. As a result of this transaction, the Company recorded compensation expense of $11 and the offsetting credit was recorded as common stock. In June 2004, the Company hired the consultant as an employee.

12.	Income Taxes

Income tax expense (benefit) consists of the following:

	Fiscal 2004	Fiscal 2003
Current:
Federal tax expense	$—	$—
State tax expense	—	41
Deferred:
Federal tax expense (benefit)	(253)	199
State tax expense (benefit)	(30)	32

	$(283)	$272

The components of the deferred tax asset at March 31, 2004 and 2003 are as follows:

Deferred Tax Asset - Current

	2004	2003
Allowance for doubtful accounts	$31	$21
Inventory obsolescence reserve	192	98
Deferred revenue	6	18
Inventory capitalization adjustment	94	75
Accrued expenses	78	46
Total current assets	401	258

Deferred Tax Asset - Long Term

	2004	2003
Depreciation and amortization	$(356)	$(224)
Net operating loss carryforward	964	736
Charitable contributions carryover	31	—
Alternative minimum tax credit	14	—
Total noncurrent assets	653	512

SFAS No. 109 requires a valuation allowance to be recorded when it is more likely than not that some or all of the deferred tax assets will not be realized. As of March 31, 2004 and 2003, there was no valuation allowance, as the Company believes that its estimated taxable income in future fiscal years will more than exceed the net operating loss carryforward. The estimated future taxable income is based on the Company’s plan to open additional retail stores which traditionally result in higher gross margin percentages than the Company’s wholesale business. Should the Company’s plan to open more retail stores not materialize or should the new retail stores not be profitable, the Company may be required to record a valuation allowance. This recording of this valuation allowance could have a significant impact on the Company’s financial results.

Dreams, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in Thousands, except share and earnings per share amounts)

A reconciliation of the Company’s effective tax rate compared to the statutory federal tax rate for the years ended March 31, 2004 and 2003 is as follows:

	2004	2003
Federal income taxes at statutory rate	(34)%	34%
State taxes, net of federal benefit	(5)	6
Other	3	—
	(36)%	40%

At March 31, 2004, the Company had available net operating loss carryforwards of approximately $2.8 million which expire as follows:

2010	$800
2012	1,010
2018	390
2024	636

$2,836

13.	Commitments and Contingencies

Operating Leases

As of March 31, 2004, the Company leases office, warehouse and retail space under operating leases. The leases expire over the next 10 years and some contain provisions for certain annual rental escalations. Rent expense charged to operations for fiscal 2004 and 2003 was $1,351 and $691, respectively. Certain of the Company’s leases require the Company to pay percentage rent based on the revenues of the company-owned stores. There was no such percentage rent paid in fiscal 2004 and 2003.

The future aggregate minimum annual lease payments under the Company’s noncancellable operating leases are as follows:

Fiscal
2005	$1,402
2006	1,210
2007	1,059
2008	882
2009	784
Thereafter	1,605

Total minimum lease commitments	$6,942

Dreams, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in Thousands, except share and earnings per share amounts)

Future Contractual Payments to Athletes

As of March 31, 2004, the Company had several agreements with athletes to provide autographs in the future and the rights to produce and sell certain products. The autographs are received by the Company as a part of inventory products and re-sold throughout the Company’s distribution channels. The future aggregate minimum payments to athletes under contractual agreements are as follows:

Fiscal
2005	$3,061
2006	1,616

Total minimum athlete commitments	$4,677

Litigation

The Company is a defendant in an action in the United States Bankruptcy Court for the District of Maryland in an action brought by Unitas Management, Inc. Unitas Management has brought a claim against the Company for damages of up to $419, based upon an alleged breach of contract. The Company is vigorously defending such claim. We believe that the amount of ultimate liability of these matters, if any, is not likely to have a material effect on our business, financial condition, results of operations or liquidity and accordingly, no accrual has been recorded as of March 31, 2004.

The Company is also subject to other legal proceedings that arise in the ordinary course of its business. In the opinion of management, the amount of ultimate liability, if any, in excess of applicable insurance coverage, is not likely to have a material effect on the financial condition, results of operations or liquidity of the Company. However, as the outcome of litigation or other legal claims is difficult to predict, significant changes in the estimated exposures could occur, which could have a material impact on the Company’s operations.

Employment Agreements

The Company has entered into employment agreements with several of its key employees. The agreements provide for certain annual salaries and bonuses over the term of the agreements.

14.	Related Party Transactions

Ross Tannenbaum, the Company’s Chief Executive Officer and a director, and Sam Battistone, the Company’s Chairman, each have ownership interests in franchised Field of Dreams® stores. Mr. Tannenbaum is a 25% owner in M&S, Inc., a Florida Corporation that owns and operates two Field of Dreams® franchised stores in the state of Florida. Mr. Battistone is a principal in FOD Las Vegas, LLC which owns and operates three Field of Dreams® franchised stores in the state of Nevada and one in the state of Minnesota. Mr. Tannenbaum and Mr. Battistone, through their partnerships with M&S, Inc. and FOD Las Vegas, LLC, respectively, have entered into the Company’s standard franchise agreements.

During fiscal 2004, M&S and FOD Las Vegas, LLC paid the Company $73 and $272, respectively in franchise royalties. Additionally, during fiscal 2004, M&S, Inc. and FOD Las Vegas, LLC purchased products from the Company totaling $202 and $223, respectively. During fiscal 2003, M&S, Inc. and FOD Las Vegas, LLC paid the Company $75 and $247 in franchise royalties, respectively. Additionally,

Dreams, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in Thousands, except share and earnings per share amounts)

during fiscal 2003, M&S, Inc. and FOD Las Vegas, LLC purchased products from the Company totaling $162 and $105, respectively.

During fiscal 2004 and 2003, the Company paid Dan Marino, a director of the Company, $291 and $308, respectively, for his autograph on inventory items and appearance fees. The Company has a three year agreement with Mr. Marino, which expires March 31, 2006. Under the terms of the agreement, Mr. Marino will earn a minimum of $1.5 million over the three year period. Mr. Marino will provide autographs and make personal appearances under the contract terms. Such payments were based on arms-length negotiations between the parties.

On May 13, 2002, the Company loaned Mr. Battistone $275. This amount was repaid in June 2002. In April 2002, the Company entered into a consulting agreement with a corporation wholly-owned by Mr. Battistone. The term of the agreement shall be until March 31, 2007. The Company shall pay the consultant $145 for the first year, $160 in each of years two, three and four and $175 in year five. Mr. Battistone shall continue as Chairman of the Company’s Board of Directors.

During fiscal 2004, Mr. Battistone caused to have tendered an aggregate of 98,240 shares of the Company’s common stock to the Company to repay $19 of personal expenses (incurred in the ordinary course of business) paid on his behalf by the Company. This transaction was recorded at the fair market value of the shares at the date of the agreement. The common stock received by the Company from Mr. Battistone was retired.

During fiscal 2003, Mr. Battistone caused to be tendered an aggregate of 891,400 shares of the Company’s common stock to the Company to repay $112 of personal expenses (incurred in the ordinary course of business) paid on his behalf by the Company. As additional consideration for the tendered shares, Mr. Battistone received the rights to a prepaid asset valued at $61. These transactions were recorded at the fair market value of the common stock at the date of the agreements. The common stock received by the Company from Mr. Battistone was retired.

15.	Franchise Information

The Company licenses the right to use the proprietary name Field of Dreams® from Universal Studios Licensing, Inc. (“USL”), formerly known as Universal Merchandising, Inc. Pursuant to the license agreement, the Company pays USL one percent of each company-owned and franchise unit’s gross sales, with a minimum annual royalty of $3 per store. The Company pays royalties to USL of $5 for each new franchised unit opened and one percent of each franchised unit’s gross sales. This $5 fee is not an advance against royalties. At March 31, 2004, the Company had 22 units owned by franchisees and had 13 company-owned units.

The Company is required to indemnify USL for certain losses and claims, including those based on defective products, violation of franchise law and other acts and omissions by the Company. The Company is required to maintain insurance coverage of $3.0 million per single incident. The coverage is current as of March 31, 2004 and names USL as the insured party.

The license agreement expires December 2005. The agreement may be renewed for additional five-year terms, provided that the Company is in compliance with all aspects of the agreement. If the Company fails to comply with the license requirements of the agreement, either during the initial term or during an option term, the agreement may be terminated by USL. Termination of the license agreement

Dreams, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in Thousands, except share and earnings per share amounts)

would eliminate the Company’s right to use the Field of Dreams® service mark. Such determination could have an adverse effect on the Company’s franchise and retail operations.

The Company franchise activity is summarized as follows for the years ended March 31:

	2004	2003
In operation at year end	22	27
Opened during the year	1	1
Closed during the year	5	4
Acquired by franchisor during the year	1	3

16.	Business Segment Information

The Company has three reportable segments as identified by information reviewed by the Company’s chief operating decision maker: the Manufacturing/Distribution segment, the Retail segment and the Franchise Operations segment.

The Manufacturing/Distribution segment represents the manufacturing and wholesaling of sports memorabilia products, custom artwork and reproductions and acrylic cases. Sales are handled primarily through in-house salespersons that sell to specialty retailers and other distributors in the United States. The Company’s manufacturing and distributing facilities are located in the United States. The majority of the Company’s products are manufactured in these facilities.

The Retail segment represents the Company-owned Field of Dreams® retail stores and FansEdge.com. As of March 31, 2004, the Company owned and operated 13 Field of Dreams® stores. During October 2003, the Company purchased 100% of the outstanding common stock of FansEdge Incorporated (“FansEdge”), an e-commerce retailer selling a diversified selection of sports licensed products and memorabilia on the Web.

The Franchise Operations segment represents the results of the Company’s franchise program. The Company is in the business of selling Field of Dreams® retail store franchises in the United States and generates revenues through the sale of those franchises and continuing royalties.

All of the Company’s revenue generated in fiscal 2004 and 2003 was derived in the United States and all of the Company’s assets are located in the United States.

Summarized financial information concerning the Company’s reportable segments is shown in the following tables. Corporate related items, results of insignificant operations and income and expenses not allocated to reportable segments are included in the reconciliations to consolidated results table.

Dreams, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in Thousands, except share and earnings per share amounts)

Segment information for the fiscal years ended March 31, 2004 and 2003 was as follows:

Twelve Months Ended:	Manufacturing/ Distribution	Retail Operations	Franchise Operations	Total
March 31, 2004
Net sales	$14,019	$7,489	$1,203	$22,711
Intersegment net sales	1,422	—	131	1,553
Operating earnings	142	321	257	720
Total assets	9,974	2,957	148	13,079

March 31, 2003
Net sales	$14,643	$1,628	$1,163	$17,434
Intersegment net sales	473	—	41	514
Operating earnings	1,396	206	278	1,880
Total assets	9,407	903	89	10,399

Reconciliation to consolidated amounts is as follows:

	FY2004	FY2003
Revenues:
Total revenues for reportable segments	$22,711	$17,434
Other revenues	612	905
Eliminations of intersegment revenues	(1,553)	(514)

Total consolidated revenues	$21,770	$17,825

Pre-tax earnings (loss):
Total earnings (loss) for reportable segments	$720	$1,880
Other loss (primarily parent company expenses)	(1,306)	(1,041)
Interest expense	(191)	(159)

Total consolidated income (loss) before taxes	$(777)	$680

17.	Supplemental Cash Flow Information

Interest and Taxes Paid

Cash paid for interest during fiscal 2004 and 2003 was $197 and $162, respectively. The Company paid $45 during fiscal 2004 and $71 during fiscal 2003 for income taxes.

During fiscal 2003, the Company’s Chairman, caused to be tendered an aggregate of 891,400 shares of the Company’s common stock to the Company to repay $112 of personal expenses (incurred in the ordinary course of business) paid on his behalf by the Company. As additional consideration for the tendered shares, the Company’s Chairman received the rights to a prepaid asset valued at $61. These transactions were recorded at the fair market value of the common stock at the date of the agreements. The common stock received by the Company from the Company’s Chairman was retired.

During fiscal 2004, the Company’s Chairman caused to have tendered an aggregate of 98,240 shares of the Company’s common stock to the Company to repay $19 of personal expenses (incurred in the ordinary course of business) paid on his behalf by the company. This transaction was recorded at the fair

Dreams, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in Thousands, except share and earnings per share amounts)

market value of the shares at the date of the agreement. The common stock received by the Company from the Company’s Chairman was retired.

During October 2003, the Company purchased 100% of the website and outstanding common stock of FansEdge Incorporated (“FansEdge”), an e-commerce retailer selling a diversified selection of sports licensed products and memorabilia on the Web, in order to further support our e-commerce initiative. The Company did not issue any consideration for this purchase other than the assumptions of the FansEdge liabilities. Any additional consideration incurred by the Company will be reflected as additional cost basis of the acquired intangible assets in the period in which the additional consideration is earned. As of March 31, 2004, the Company accrued additional purchase consideration of $75. The following table summarizes the fair values of the assets acquired and liabilities assumed at the date of acquisition:

Current assets, net	$317
Property, plant and equipment, net	31
Intangible assets	595

Total assets acquired	943

Total liabilities assumed	(943)

Net assets acquired	$—

In fiscal 2003, the Company filed an action in the Circuit Court of Broward County, Florida, against an athlete in connection with a certain exclusive services agreement between the athlete and the Company, whereby the athlete would provide his autograph on sports memorabilia and licensed products for a period of three years. The Company and the athlete agreed on a settlement, which was finalized in August 2003. Under the terms of the settlement, the athlete agreed to sign 2,500 licensed products and reimburse the Company $285. The $285 payment was received by the Company fiscal 2004 and was posted as a credit in operating expenses in the consolidated statements of operations. In November 2003 the athlete returned to the Company 500,000 shares of common stock issued to the athlete by the Company which was immediately retired. In addition, as a result of the settlement the Company wrote off the deferred compensation balance of $170 against stockholders’ equity during fiscal 2004.

18.	Subsequent Event

On April 1, 2004, the Company acquired certain assets of ProSports Memorabilia, Inc. (“ProSports”), in order to further support our e-commerce initiative, for an aggregate purchase price of $750. $100 was paid at closing and the remaining $650 shall be paid over a three year period, ending in March 2007. The payments are not pursuant to a note payable, not secured or subject to interest. Due to the recent nature of this acquisition, it was not practicable to provide further disclosure under SFAS 141.

Dreams, Inc. and Subsidiaries

Condensed Consolidated Balance Sheet – Unaudited

(Dollars in Thousands, except share amounts)

At December 31, 2004
Assets
Current assets:
Cash and cash equivalents	$1,704
Accounts receivable, net	2,066
Inventories, net	10,004
Prepaid expenses and deposits	810
Deferred Tax Asset, net	401

Total current assets	14,985
Property and equipment, net	1,596
Deferred tax asset, net	534
Other intangible assets, net	3,415
Goodwill, net	1,932

Total assets	$22,462

Liabilities And Stockholders’ Equity
Current liabilities:
Accounts payable	$2,772
Accrued liabilities	1,411
Current portion of long-term debt	929
Note payable-related party	1,000
Short-term notes payable	105
Borrowings against line of credit	4,443
Deferred credits	608

Total current liabilities	11,268
Long-term debt, less current portion	479
Commitments and contingencies	—
Stockholders’ equity :
Common stock, no par value; authorized 100,000,000 shares; issued 56,363,195 and 56,961,435 shares, respectively	22,848
Accumulated deficit	(12,133)

Total stockholders’ equity	10,715

Total Liabilities and stockholders’ equity	$22,462

The accompanying notes are an integral part of this condensed consolidated financial statement.

Dreams, Inc. and Subsidiaries

Condensed Consolidated Statements of Operating – Unaudited

(Dollars in Thousands, except share amounts and earnings per share amounts)

	For the nine months ended:		For the three months ended:
	Dec. 31, 2004	Dec. 31, 2003	Dec. 31, 2004	Dec. 31, 2003
Revenues	$25,746	$16,353	$14,563	$9,621

Expenses:
Cost of sales	13,943	8,608	7,881	5,211
Operating expenses	10,845	6,925	4,674	3,297
Depreciation and amortization	244	135	81	56

Total expenses	25,032	15,688	12,636	8,564

Income before interest and taxes	714	685	1,927	1,057
Interest, net	418	141	198	50

Loss before provision for income taxes	296	544	1,729	1,007
Income tax expense	118	216	692	402

Net income	$178	$328	$1,037	$605

Earnings per share:
Basic: Income per share	$0.00	$0.01	$0.02	$0.01

Weighted average shares outstanding	56,363,195	56,783,533	56,363,195	56,533,525

Diluted: Income per share	$0.00	$0.01	$0.02	$0.01

Weighted average shares outstanding	57,183,658	56,783,533	56,475,283	56,533,525

The accompanying notes are an integral part of these condensed consolidated financial statements.

Dreams, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows – Unaudited

(Dollars in Thousands, except share amounts)

	Nine Months Ended December 31,
	2004	2003
Net cash provided by operating activities	$1,178	$246
Cash flows from investing activities:
Prepaid investment	—	(149)
Cash paid for acquisition	(250)	—
Purchase of property and equipment	(448)	(576)

Net cash used in investing activities	(698)	(725)

Cash flows from financing activities:
Net change in line of credit	156	805
Proceeds from term loan	—	580
Proceeds from short term note payable – related party	1,000	—
Repayments on notes payable and term loans	(251)	(280)

Net cash provided by financing activities	905	1,105

Net increase in cash and cash equivalents	1,385	626
Cash and cash equivalents at beginning of period	319	146

Cash and cash equivalents at end of period	$1,704	$772

Supplemental Disclosure of Cash Flow Information:
Cash paid during the nine month period ended December 31:
Interest	$334	$141
Income taxes	—	—

	$194	$141

Non-cash investing and financing activities:

On April 1, 2004, the Company acquired certain assets of ProSports Memorabilia, Inc. (“ProSports”), in order to further support its e-commerce initiative, for an aggregate purchase price of $683. $100 was paid at closing and $100 since closing, and the remaining $483 will be paid over a three year period, ending in March 2007. The payments are not pursuant to a note payable, not secured or subject to interest.

The accompanying notes are an integral part of these condensed consolidated financial statements.

Dreams, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows – Unaudited

(Dollars in Thousands, except share amounts)

1.	Management’s Representations

The condensed consolidated interim financial statements included herein have been prepared by Dreams, Inc. (the “Company”), without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures made are adequate to make the information presented not misleading. The condensed consolidated interim financial statements and notes thereto should be read in conjunction with the financial statements and the notes thereto, included in the Company’s Annual Report on Form 10-KSB, for the fiscal year ended March 31, 2004 filed on June 29, 2004 and Form 10-KSB/A, for the fiscal year ended March 31, 2004 filed on February 10, 2005.

The accompanying condensed consolidated interim financial statements have been prepared, in all material respects, in conformity with the standards of accounting measurements set forth in Accounting Principles Board Opinion No. 28 and reflect, in management’s opinion, all adjustments, which are of normal recurring nature, necessary to summarize fairly the financial position and results of operations for such periods. The results of operations for such interim periods are not necessarily indicative of the results expected for future quarters or the full fiscal year.

2.	Summary of Significant Accounting Policies

Basis of Presentation

The accompanying condensed consolidated interim financial statements include the accounts of the Company and its subsidiaries. All material intercompany transactions and accounts have been eliminated in consolidation.

Earnings Per Share

For the nine months ended December 31, 2004, weighted average shares outstanding for basic earnings per share purposes and diluted earnings per share purposes was 56,363,195 and 57,183,658, respectively. Included in diluted shares are common stock equivalents relating to stock options with a dilutive effect of 820,463. For the nine months ended December 31, 2003, weighted average shares outstanding for basic earnings per share purposes and diluted earnings per share purposes were 56,783,533.

For the three months ended December 31, 2004, weighted average shares outstanding for basic earnings per share purposes was 56,363,195 and diluted earnings per share purposes was 60,586,148. Included in diluted shares are common stock equivalents relating to stock options with a dilutive effect of 112,088. For the three months ended December 31, 2003, weighted average shares outstanding for basic earnings per share purposes and diluted earnings per share purposes was 56,533,525.

Stock options to purchase up to zero and 4,110,865 shares of the Company’s common stock with an exercise price ranging from $0.20 to $0.25 per share were not considered in the calculation of diluted earnings per share for the nine and three month periods ended December 31, 2004, due to their anti-dilutive effects. Stock options to purchase up to 2,000,250 shares of the Company’s common stock with an exercise price ranging from $0.25 to $0.75 per share were not considered in the calculation of diluted

Dreams, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows – Unaudited

(Dollars in Thousands, except share amounts)

earnings per share for the three and nine month period ended December 31, 2003, due to their anti-dilutive effects.

Stock Compensation

The Company accounts for stock options issued to non-employees under Statement of Financial Accounting Standards No. 123, “Accounting for Stock Based Compensation.” The Company’s issuance of employee stock options is accounted for using the intrinsic value method under APB 25, “Accounting for Stock Issued to Employees.” The Company provides disclosure of certain pro forma information as if the fair value-based method had been applied in measuring compensation expense.

In accordance with the requirements of SFAS 123, the fair value of each employee option grant was estimated on the date of grant using a binomial option-pricing model with the following weighted-average assumptions used for grants in fiscal 2005 and fiscal 2004, no dividend yield; expected volatility of 60% in fiscal 2005 and 130% in fiscal 2004, risk-free interest rates of 2% and expected holding periods of three years.

The Company accounts for stock-based compensation to employees using the intrinsic value method. Accordingly, compensation cost for stock options issued to employees is measured as the excess, if any, of the fair value of the Company’s common stock at the date of grant over the exercise price of the options. The Company’s net earnings and earnings per share would have been changed to the pro forma amounts indicated below had compensation cost for the stock option plans and non-qualified options issued to employees been determined based on the fair value of the options at the grant dates consistent with the method of SFAS 123:

	For the nine months ended:		For the three months ended:
	Dec. 31 2004	Dec. 31 2003	Dec. 31 2004	Dec. 31 2003
Net income:
As reported	$178	$328	$1,037	$605
Pro forma	$113	$272	$1,049	$596
Basic and diluted income per share:
As reported	$0.00	$0.01	$0.02	$0.01
Pro forma	$0.00	$0.01	$0.02	$0.01

3.	Business Segment Information

The Company has three reportable segments: the Manufacturing/Distribution segment, the Retail Operations segment and the Franchise Operations segment.

The Manufacturing/Distribution segment represents the manufacturing and wholesaling of sports memorabilia products, custom artwork and reproductions and acrylic cases. Sales are handled primarily through in-house salespersons that sell to specialty retailers and other distributors in the United States. The Company’s manufacturing and distributing facilities are located in the United States. The majority of the Company’s products are manufactured in these facilities.

Dreams, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows – Unaudited

(Dollars in Thousands, except share amounts)

The Retail Operations segment represents the Company-owned Field of Dreams® retail stores and the Company’s e-commerce division. As of December 31, 2004, the Company owned and operated 13 Field of Dreams® stores. During October 2003, the Company purchased 100% of the outstanding common stock of FansEdge Incorporated (“FansEdge”), an e-commerce retailer selling a diversified selection of sports licensed products and memorabilia on the Web. Additionally, in April 2004, the Company acquired the assets of Pro Sports Memorabilia (“ProSports”), an e-commerce retailer of sports memorabilia products on the Web.

The Franchise Operations segment represents the results of the Company’s franchise program. The Company is in the business of selling Field of Dreams® retail store franchises in the United States and generates revenues through the sale of those franchises and continuing royalties.

All of the Company’s revenue generated in the first nine months of fiscal 2005 and 2004 was derived in the United States and all of the Company’s assets are located in the United States.

Summarized financial information concerning the Company’s reportable segments is shown in the following tables. Corporate related items, results of insignificant operations and income and expenses not allocated to reportable segments are included in the reconciliations to consolidated results table.

Segment information for the nine month periods ended December 31, 2004 and 2003 was as follows:

Nine Months Ended:	Manufacturing/ Distribution	Retail Operations	Franchise Operations	Total
December 31, 2004
Net sales	$12,144	$14,997	$993	$28,134
Intersegment net sales	(2,434)	—	(182)	(2,616)
Operating earnings	970	822	259	(2,051)
Total assets	10,166	5,740	266	16,172

December 31, 2003
Net sales	$10,509	$5,749	$953	$17,211
Intersegment net sales	(1,123)	—	(104)	(1,227)
Operating earnings	429	875	222	1,526
Total assets	10,064	2,770	200	13,034

Dreams, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows – Unaudited

(Dollars in Thousands, except share amounts)

Reconciliation to consolidated amounts is as follows:

	YTD FY2005	YTD FY2004
Revenues:
Total revenues for reportable segments	$28,134	$17,211
Other revenues	228	369
Eliminations of intersegment revenues	(2,616)	(1,227)

Total consolidated revenues	$25,746	$16,353

Pre-tax loss:
Total earnings for reportable segments	$2,051	$1,526
Other loss	(1,337)	(841)
Interest expense	(418)	(141)

Total consolidated loss before taxes	$296	$544

Segment information for the three month periods ended December 31, 2004 and 2003 was as follows:

Three Months Ended:	Manufacturing/ Distribution	Retail Operations	Franchise Operations	Total
December 31, 2004
Net sales	$5,972	$9,631	$474	$16,077
Intersegment net sales	(1,501)	—	(96)	(1,597)
Operating earnings	786	1,448	209	2,443
Total assets	10,166	5,740	266	16,172
December 31, 2003
Net sales	$5,018	$4,679	$489	$10,186
Intersegment net sales	(663)	—	(85)	(748)
Operating earnings	421	870	162	1,453
Total assets	10,064	2,770	200	13,034

Reconciliation to consolidated amounts is as follows:

	Q3 FY2005	Q3 FY2004
Revenues:
Total revenues for reportable segments	$16,077	$10,186
Other revenues	83	183
Eliminations of intersegment revenues	(1,597)	(748)

Total consolidated revenues	$14,563	$9,621

Pre-tax loss:
Total earnings for reportable segments	$2,443	$1,453
Other loss	(516)	(396)
Interest expense	(198)	(50)

Total consolidated income before taxes	$1,729	$(1,007)

Dreams, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows – Unaudited

(Dollars in Thousands, except share amounts)

4.	Inventories

The components of inventories as of December 31, 2004 are as follows:

Raw materials	$479
Work in process	57
Finished goods, net	9,468

$10,004

5.	Forbearance Agreement

Both our line of credit facility and term note with our primary lender (“MLBFS”), which as of December 31, 2004 had an outstanding balance of approximately $5.3 million, expired by their terms on November 30, 2004. MLBFS has advised us that it does not intend to renew the line of credit facility and term note. We entered into a forbearance agreement on December 31, 2004 with MLBFS pursuant to which MLBFS agreed to forebear from the exercise of its rights and remedies under our line of credit facility and term note and to permit us to repay the outstanding obligations over a period of time ending on April 29, 2005, provided that we repay $1.0 million in partial repayment of outstanding indebtedness to MLBFS by March 31, 2005. Beginning January 1, 2005, we have been obligated to make monthly principal payments to MLBFS in the amount of $20,000. In addition, pursuant to the forbearance agreement, we may not incur any additional senior indebtedness or any additional indebtedness under our credit facility.

We are presently negotiating with third party lenders to replace MLBFS. However, there is no assurance that such additional financing may be obtained, or if available, on terms acceptable to us. Should we not be successful in obtaining additional financing, it could adversely affect our operations and financial condition. Pursuant to the terms of the forbearance agreement, if we fail to repay $1.0 million of indebtedness by March 31, 2005, or all of our obligations are not satisfied in full by April 29, 2005 (including repayment of approximately $4.3 million of outstanding indebtedness after the application of the proceeds from this offering), then MLBFS may, among other things, seize and sell all of our assets or appoint a receiver for our operations.

6.	Related Party Transactions

Ross Tannenbaum, the Company’s Chief Executive Officer and a director, and Sam Battistone, the Company’s Chairman, each have ownership interests in franchised Field of Dreams® stores. Through November 1, 2004, Mr. Tannenbaum was a 25% owner in M&S, Inc., a Florida Corporation that owns and operates two Field of Dreams® franchised stores in the state of Florida. Mr. Battistone is a principal in FOD Las Vegas, LLC which owns and operates four Field of Dreams® franchised stores in the states of Nevada and Minnesota. Mr. Tannenbaum and Mr. Battistone, through their partnerships with M&S, Inc. and FOD Las Vegas, LLC, respectively, have entered into the Company’s standard franchise agreements, in an arms length transaction on commercially reasonable terms.

For the nine months ended December 31, 2004, M&S and FOD Las Vegas, LLC paid the Company $57 and $249 in royalties, respectively. Additionally, during the first nine months of fiscal 2005, M&S, Inc. and FOD Las Vegas, LLC purchased products from the Company totaling $162 and $150, respectively. For the nine months ended December 31, 2003, M&S, Inc. and FOD Las Vegas, LLC paid

Dreams, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows – Unaudited

(Dollars in Thousands, except share amounts)

the Company $51 and $192 in royalties, respectively. During the first nine months of fiscal 2004, M&S, Inc. and FOD Las Vegas, LLC purchased products from the Company totaling $190 and $246, respectively.

For the three months ended December 31, 2004, M&S and FOD Las Vegas, LLC paid the Company $32 and $96 in royalties, respectively. Additionally, during the third quarter of fiscal 2005, M&S, Inc. and FOD Las Vegas, LLC purchased products from the Company totaling $83 and $47, respectively. For the three months ended December 31, 2003, M&S, Inc. and FOD Las Vegas, LLC paid the Company $26 and $71 in royalties, respectively. During the third quarter of fiscal 2004, M&S, Inc. and FOD Las Vegas, LLC purchased products from the Company totaling $119 and $108, respectively.

In April 2002, we entered into a consulting agreement with a corporation wholly-owned by Mr. Battistone. The term of the agreement is through March 31, 2007. We agreed to pay the consultant $145,000 for the first year, $160,000 in each of years two, three and four and $175,000 in year five. We are responsible for all expenses incurred by the consultant in the performance of his duties. The consultant agreed to provide consulting services utilizing his business contacts. Mr. Battistone agreed to continue as Chairman of our Board of Directors.

During the nine and three month periods ended December 31, 2004, the Company paid Dan Marino, a director of the Company, $90 and $0, respectively, for his autograph on inventory items and appearance fees. During the nine and three month periods ended December 31, 2003, the Company paid Mr. Marino $151 and $61, respectively, for his autograph on inventory items and appearance fees. Such payments were based on arms-length negotiations between the parties. Mr. Marino resigned from our Board of Directors on January 25, 2005.

In August 2004, the Company received an unsecured loan of up to $1.0 million from the brother of the Company’s Chief Executive Officer. This loan was initially due on January 15, 2005 but was extended to April 29, 2005. In consideration for such loan, the Company has agreed to pay such third party interest at the rate of 12% per annum and granted five year options to purchase 1,000,000 shares of common stock at an exercise price of $0.25 per share. The Company performed a valuation to determine the fair value of the stock options issued. The fair value determination was $0.18 per share. The Company capitalized $180 to deferred loan costs and amortized these costs over the initial five month term of the loan. Accordingly, the Company incurred interest expense of $180 and $108 for the nine and three months ended December 31, 2004, respectively.

Effective as of January 15, 2005, on January 25, 2005 we extended the maturity date of the note to April 29, 2005 and modified the convertibility feature to provide for conversion of the note, only upon an event of default, at the lower of (i) the average closing sales price for a share of our common stock for the three trading days immediately prior to conversion or (ii) in the event we sell or issue common stock or other convertible securities after December 31, 2004, at the lowest issue or conversion price per share of such securities, as applicable. If the Company consummates its proposed rights offering, the conversion per share price will be $0.03 per share. As of December 31, 2004 and as of February 4, 2005, the outstanding balance of this loan was $1.0 million. We have used the proceeds from these borrowings principally for working capital and general corporate purposes. The value of the beneficial conversion feature embedded in this loan is $4.0 million due to the conversion rate upon default being less than the market value of the common stock on the date the loan agreement was entered into. Should the Company default on this loan the $4.0 million will be expensed in the first quarter of fiscal 2006. In addition on

Dreams, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows – Unaudited

(Dollars in Thousands, except share amounts)

January 25, 2005, the parties terminated the five year option granted pursuant to the note to purchase 1,000,000 shares of common stock at an exercise price of $0.25 per share.

To provide the Company with additional working capital, nine senior Company employees, including the Company’s Chairman and Chief Executive Officer, agreed to defer all but $1 of their monthly salary effective August 1, 2004. In consideration for such deferral, each employee shall receive options to purchase common stock which the number of shares equal to the dollar amount deferred. The five year options shall be exercisable at $0.25 per share. In addition, upon payment of such accrued amounts, each employee will receive a 5% deferral bonus. Effective November 19, 2004, the Company ceased to defer salaries from seven of the nine senior Company employees. On December 31, 2004, stock options to purchase up to 410,615 shares were issued at an exercise price of $0.25 share. These options are exercisable immediately. The Company’s Chairman and Chief Executive Officer continue to defer all but $1 of their monthly salaries and as of December 31, 2004 the Company had accrued $173 of salaries and deferral bonuses for these two executives.

In August 2004, the Company agreed to amend the former Chief Financial Officer’s stock option agreement to reduce the number of options to 250,000 from 500,000. This amendment was agreed to in lieu of canceling the options upon termination of employment, as the former Chief Financial Officer has agreed to provide future consulting services if necessary. These options have an expiration period of three years and are exercisable immediately. This amendment, as well as the Chief Financial Officer’s change in status, resulted in the Company recording additional compensation expense of $22,500 during the three-month period ended September 30, 2004. The amount of the compensation expense was based on a fair market value of $0.09 per share as determined by an independent third party valuation firm. The former Chief Financial Officer did not receive any consideration for reducing his number of options.

7.	Legal Proceedings

The Company is a defendant in an action in the United States Bankruptcy Court for the District of Maryland in an action brought by Unitas Management, Inc. Unitas Management has brought a claim against the Company for damages of up to $419, based upon an alleged breach of contract. On January 10, 2005, the Bankruptcy Court granted Unitas Management’s motion for summary judgment and entered a judgment for Unitas Management for approximately $435. We are formally appealing the judgment and we are unable to predict the results of such appeal. As of December 31, 2004, the Company has no accrual for this matter as the Company believes that the likelihood of a favorable outcome through the appeal process is probable. In order to secure the bond necessary to stay the judgment pending our appeal, we intend to obtain convertible debt financing of approximately $550. If we are unsuccessful in such appeal, the Company’s business and results of operations may be materially and adversely affected. No assurance can be given as to the outcome of the litigation at this time.

The Company is also subject to other legal proceedings that arise in the ordinary course of its business. In the opinion of management, the amount of ultimate liability, if any, in excess of applicable insurance coverage, is not likely to have a material effect on the financial condition, results of operations or liquidity of the Company. However, as the outcome of litigation or other legal claims is difficult to predict, significant changes in the estimated exposures could occur, which could have a material impact on the Company’s operations.

Dreams, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows – Unaudited

(Dollars in Thousands, except share amounts)

8.	Commitments

The Company has certain contracts with several athletes which will require the Company to make minimum payments to these athletes over the next three years. The payments are in exchange for autographs and licensing rights on inventory items to be received in the future.

9.	Acquisition

On April 1, 2004, the Company acquired certain assets of ProSports Memorabilia, Inc. (“ProSports”), in order to further support our e-commerce initiative, for an aggregate purchase price of $750. $100 was paid at closing and the remaining $650 shall be paid over a three year period, ending in March 2007. The present value of the remaining payments as of December 31, 2004 is $475 based on a discount rate of 3.5% which the Company determined to be market rate for similar types of loans. The payments are not pursuant to a note payable, not secured or subject to interest. The payment terms and the absence of a note were negotiated as part of the acquisition. ProSports did not receive any consideration in exchange for providing the Company with an unsecured loan. The Company paid an additional $150 after closing leaving an amount due of $500 as of December 31, 2004. This remaining amount will be repaid through monthly payments of $21 each beginning in April 2005 through March 2007.

The following table summarizes the fair values of the assets and liabilities acquired at the date of acquisition:

Purchase price	$683
Current assets, net	30
Intangible assets	653

Liabilities	$—

Primarily all of the $653 of acquired intangible assets represents indefinite lived intellectual property. The remaining amount represents intangible assets such as customer lists which have been assigned useful lives of three years.

The acquisition was accounted for as a purchase in accordance with SFAS 141 and accordingly, the purchase price was allocated based on the estimated fair market value of the assets and liabilities acquired. The excess purchase price over the estimated fair market value of the assets and liabilities acquired amounted to $653 and was primarily allocated to certain identifiable intangible assets which have indefinite useful lives. The results of operations of ProSports from April 1, 2004 through December 31, 2004 are included in the accompanying statement of operations for the three and nine months ended December 31, 2004.

Dreams, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows – Unaudited

(Dollars in Thousands, except share amounts)

Unaudited Pro Forma Results

Unaudited pro forma results of operations after giving effect to certain adjustments resulting from the acquisition were as follows for nine and three month periods ended December 31, 2004 and 2003 as if the business combination had occurred at the beginning of each period presented.

	For the nine months ended:		For the three months ended:
	Dec. 31 2004	Dec. 31 2003	Dec. 31 2004	Dec. 31 2003
Net Revenue	$25,746	$18,827	$14,563	$11,003
Net income	$227	$484	$1,087	$739
Earnings per share – basic	$0.00	$0.01	$0.02	$0.01
Earnings per share – diluted	$0.00	$0.01	$0.02	$0.01

The pro forma data is provided for information purposes only and does not purport to be indicative of results which actually would have been obtained if the combination had been effected at the beginning of each period presented, or of those results which may be obtained in the future.

10.	New Accounting Pronouncements

In January 2003, the FASB issued Interpretation No. (“FIN”) 46, “Consolidation of Variable Interest Entities,” which establishes criteria to identify variable interest entities (“VIE”) and the primary beneficiary of such entities. An entity that qualifies as a VIE must be consolidated by its primary beneficiary. All other holders of interests in a VIE must disclose the nature, purpose, size and activity of the VIE as well as their maximum exposure to losses as a result of involvement with the VIE. FIN 46 was revised in December 2003 and is effective for financial statements of public entities that have special-purpose entities, as defined, for periods ending after December 15, 2003. For public entities without special-purpose entities, it is effective for financial statements for periods ending after March 15, 2004. We do not have any special-purpose entities, as defined. The adoption of FIN 46 did not have a material effect on our financial statements.

In May 2003, the FASB issued Statement of Financial Accounting Standard No. 150 (“SFAS 150”), “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” SFAS 150 establishes standards on the classification and measurement of certain financial instruments with characteristics of both liabilities and equity. The provisions of SFAS 150 are effective for financial instruments entered into or modified after May 31, 2003 and to all other instruments that exist as of the beginning of the first interim financial reporting period beginning after June 15, 2003. The adoption of SFAS 150 did not have a material impact on our results of operations or financial position.

In December 2003, the SEC issued Staff Accounting Bulletin No. 104 (“SAB 104”), “Revenue Recognition,” which codifies, revises and rescinds certain sections of Staff Accounting Bulletin No. 101 (“SAB 101”), “Revenue Recognition in Financial Statements,” in order to make this interpretive guidance consistent with current authoritative accounting and auditing guidance and SEC rules and regulations. The changes noted in SAB 104 did not have a material effect on our consolidated results of operations, consolidated financial position or consolidated cash flows.

In December 2004, the Financial Accounting Standards Board (FASB) issued FAS 123(R) Share-Based Payment, that addresses the accounting for share-based payment transactions (for example, stock options and awards of restricted stock) in which an employer receives employee-services in exchange for equity securities of the company or liabilities that are based on the fair value of the company’s equity securities. This standard eliminates the use of APB No. 25, Accounting for Stock Issued to Employees, and will generally require such transactions be accounted for using a fair-value-based method and recording compensation expense rather than optional pro forma disclosure. This standard is effective on July 1, 2005. This accounting standard will not have a material effect on our operations.

A variety of proposed or otherwise potential accounting standards are currently under study by standard-setting organizations and various regulatory agencies. Because of the tentative and preliminary

Dreams, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows – Unaudited

(Dollars in Thousands, except share amounts)

nature of these proposed standards, management has not determined whether implementation of such proposed standards would be material to our consolidated financial statements.

11.	Subsequent Events

On January 25, 2005, effective as of January 15, 2005, the Company extended the maturity date of its $1.0 million unsecured Note from the brother of our President and Chief Executive Officer to April 29, 2005 and modified the convertibility feature of such Note to provide for conversion of the Note, only upon an event of default, at the lower of (i) the average closing sales price per a share of common stock for the three trading days immediately prior to conversion or (ii) in the event we sell or issue our common stock or other convertible securities after December 31, 2004, at the lowest issue or conversion price per share of such securities, as applicable. In addition, the parties terminated the five year option granted pursuant to the note to purchase 1,000,000 shares of common stock at an exercise price of $.25 per share.

On January 28, 2005, we filed a Registration Statement on Form SB-2 with the Securities and Exchange Commission in connection with a proposed rights offering. Upon, and subject to, the approval or our reincorporation, we intend to engage in a rights offering pursuant to which we plan to distribute to each shareholder, at no charge, one non-transferable subscription right for each share of our common stock that such shareholder owned as a holder of record on the record date for the rights offering (which has not yet been determined). Each subscription right entitles a shareholder to purchase two (2) shares of our common stock for each share of our common stock that such shareholder owned on the record date for $0.03 per share ($0.06 per two shares). Shareholders who exercise all of their subscription rights prior to the expiration date of the rights offering (which has not yet been determined) will also have the right to subscribe for additional shares of our common stock at the same subscription price per share, to the extent that other shareholders do not exercise their subscription rights in full, prior to the expiration date. Shareholders will receive rights to purchase shares in, and upon exercise of those rights will receive common shares of, the newly formed Florida corporation. To the extent all shares offered in the rights offering are not subscribed for in full, we will offer those shares to certain of our existing shareholders and outside investors at the subscription price.

On January 12, 2005, we entered into a licensing agreement with Pro Stars, Inc., a corporation in which our Chairman of the Board is an executive officer. Under the terms of the agreement, the Company will receive a 10% licensing fee on the revenues generated from our 365 live marketing concept which we licensed to Pro Stars, Inc.

123,348,120 Shares

Common Stock

Common Stock Subscription Rights

PROSPECTUS

April 8, 2005